                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



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                              Eye Technology, Inc.
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                (Name of Registrant as Specified in its Charter)


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                              EYE TECHNOLOGY, INC.

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 15, 1998


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         The Annual Meeting of Stockholders ("Annual Meeting") of Eye Technology, Inc. (the "Company") will be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on Tuesday, December 15, 1998, at 11:00 a.m., local time. At the Annual Meeting, stockholders will consider and vote upon the following proposals:

         1. To elect five (5) directors, two of whom to hold office until the next Annual Meeting, one of whom to hold office until the 2000 Annual Meeting of Stockholders, and two of whom to hold office until the 2001 Annual Meeting of Stockholders.


         2. To amend the Company's Certificate of Incorporation to change the corporate name of the Company to "Star Scientific, Inc."

         3.   To approve the Company's 1998 Stock Option Plan.

         4. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000, with such additional authorized shares to be available for (i) conversion of the Company's Series B Convertible Preferred Stock issued in connection with the "reverse acquisition" of the Company by Star Tobacco and Pharmaceuticals, Inc. in February 1998; conversion of other outstanding shares of the Company's Series B Convertible Preferred Stock and of outstanding shares of the Company's Class A Preferred Stock; (ii) exercise of employee and director stock options and outstanding warrants, and (iii) future financings and such other corporate purposes as may be determined by the Board of Directors.

         5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


         Stockholders of record at the close of business on October 20, 1998 will be entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof.


                                       By Order of the Board of Directors,


                                       Malcolm L. Bailey
                                       President


Petersburg, Virginia
November 12, 1998



PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SHARES TO WHICH IT RELATES ARE VOTED AT THE MEETING.

                              EYE TECHNOLOGY, INC.

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                                 PROXY STATEMENT

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                                NOVEMBER 12, 1998

                               TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----
INTRODUCTION......................................................................................................1

RECORD DATE AND SHARE OWNERSHIP...................................................................................1

VOTING   .........................................................................................................1

PROPOSAL NO. 1--ELECTION OF DIRECTORS.............................................................................3
         Information with Respect to Nominees.....................................................................3
         Vote Required; Recommendation of the Board of Directors..................................................5
         Board Meetings and Committees............................................................................5
         Committee Interlocks and Insider Participation...........................................................5
         Remuneration of Directors................................................................................5

PROPOSAL NO. 2--PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
         TO CHANGE CORPORATE NAME TO "STAR SCIENTIFIC, INC."......................................................6

PROPOSAL NO. 3--ADOPTION OF 1998 STOCK OPTION PLAN................................................................7
         Vote Required; Recommendation of Board of Directors......................................................7
         Interest of Management in the Plan.......................................................................7
         Summary of the Plan......................................................................................7
         Tax Information..........................................................................................9
         Insufficient Authorized Shares of Common Stock..........................................................10

PROPOSAL NO. 4--PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
         TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
         FROM 10,000,000 TO 100,000,000 .........................................................................11
         Interest of Management in the Proposal..................................................................13
         The Transaction.........................................................................................13
         Events Leading to the Reverse Acquisition...............................................................13
         Reasons for the Reverse Acquisition.....................................................................15
         Reasons for the Structure of the Transactions...........................................................16
         Interests of Certain Persons in the Reverse Acquisition.................................................16
         No Fairness Opinion.....................................................................................17
         Accounting Treatment....................................................................................17
         Tax Consequences........................................................................................18
         Management After the Reverse Acquisition................................................................18
         Restrictions on Resale of Securities....................................................................18
         Appraisal and Dissenters' Rights........................................................................18
         Market for Common Stock and Related Stockholder Matters.................................................18

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS............................................................19
         Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997..................................20
         Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 1997...........21
         Notes to Pro Forma Condensed Consolidated Financial Statements..........................................22

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR
         SIX-MONTH PERIOD ENDED JUNE 30, 1998....................................................................24
         Condensed Consolidated Balance Sheet as of June 30, 1998................................................24
         Condensed Consolidated Statements of Operations For Six-Month Periods
               Ended June 30, 1998 and 1997......................................................................25

         Condensed Consolidated Statements of Cash Flows For Six-Month Periods
              Ended June 30, 1998 and 1997.......................................................................26
          Notes to Condensed Consolidated Financial Statements...................................................28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.....................................................................30
         Overview................................................................................................30
         Results of Operations for the Six Months Ended June 30, 1998 Compared to Six Months
              Ended June 30, 1997................................................................................30
         Liquidity and Capital Resources.........................................................................31
         Recent Financial Developments...........................................................................32
         Year 2000 Issues........................................................................................33

STAR MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................................................33
         Results of Operations for Year Ended December 31, 1997 Compared to
              Year Ended December 31, 1996.......................................................................33
         Financial Condition and Liquidity.......................................................................34

ETI MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................................35
         Results of Operations for Year Ended December 31, 1997 Compared to
              Year Ended December 31, 1996.......................................................................35
         Liquidity and Capital Resources.........................................................................36

MANAGEMENT.......................................................................................................36
         Executive Officers......................................................................................36
         Compensation Summary....................................................................................37
         Option Exercises and Year-End Values....................................................................38
         Employment Contracts and Change of Control Arrangements.................................................38
         Other Information.......................................................................................39

CERTAIN TRANSACTIONS.............................................................................................39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................39

BUSINESS OF STAR.................................................................................................41
         History and Introduction................................................................................41
         Proprietary Technology..................................................................................41
         Products Utilizing TSNA-Free Tobacco....................................................................42
         Tobacco-Flavored Chewing Gum............................................................................44
         Conventional Cigarette Business.........................................................................45
         License Agreement.......................................................................................46
         Patents and Proprietary Rights..........................................................................47
         Government Regulation...................................................................................47
         Litigation/Product Liability............................................................................49
         Facilities..............................................................................................50
         Employees...............................................................................................50
         Compensation Summary....................................................................................50
         Certain Transactions....................................................................................51

BUSINESS OF ETI..................................................................................................51
         General.................................................................................................51
         Products of ETI.........................................................................................52
         Sales and Marketing.....................................................................................52
         Competition.............................................................................................53
         Transaction with Ophthalmic Innovations International, Inc............................................. 53

         FDA Regulation..........................................................................................53
         Research and Development................................................................................54
         Product Liability.......................................................................................54
         Raw Materials...........................................................................................54
         Patents, Trademarks, and Licenses.......................................................................55
         Employees...............................................................................................55
         Properties..............................................................................................55
         Legal Proceedings.......................................................................................55
         Certain Transactions....................................................................................56
         Principal Executive Office............................................................................. 56

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................................................56

INDEPENDENT AUDITORS.............................................................................................56

STOCKHOLDER PROPOSALS............................................................................................56

SOLICITATION.....................................................................................................57

OTHER BUSINESS...................................................................................................57

ANNUAL REPORT....................................................................................................57

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

                                  INTRODUCTION


         This Proxy Statement is furnished in connection with the Annual Meeting of Stockholders of Eye Technology, Inc. (the "Company") to be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on Tuesday, December 15, 1998, at 11:00 a.m., local time, for the purposes set forth in the accompanying notice. By executing and returning the enclosed Proxy, you authorize the person named in the enclosed Proxy to represent you and vote your shares at the Annual Meeting. This Proxy Statement is first being sent or given to stockholders on or about November 12, 1998.


                         RECORD DATE AND SHARE OWNERSHIP


         Stockholders of record at the close of business on October 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 9,669,740 shares of Common Stock outstanding and approximately 583 stockholders of Common Stock of record; 250 shares of Class A Convertible Preferred Stock (the "Class A Preferred Stock") outstanding and one stockholder of Class A Preferred Stock of record; and 14,086 shares of Series B Convertible Preferred Stock outstanding (the "Series B Preferred Stock") and 20 stockholders of Series B Preferred Stock of record.


                                     VOTING

         Except as otherwise provided by Delaware law, the holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock vote as a single class. Each holder of Common Stock is entitled to one vote for each share held on the Record Date. Each holder of Class A Preferred Stock is entitled to 80 votes for each share held on the Record Date. Each holder of Series B Preferred Stock is entitled to 500 votes for each share held on the Record Date. Consequently, as of the close of business on the Record Date, the holders of Common Stock had 9,669,740 votes, the holders of Class A Preferred Stock had 20,000 votes and the holders of Series B Preferred Stock had 7,043,000 votes, representing approximately 57.7%, 0.1% and 42.0%, respectively, of the combined voting power of all such securities, voting as a single class. Holders of Common Stock, Class A Preferred Stock, and Series B Preferred Stock do not have cumulative voting rights.

         Stockholders may vote in person or by proxy at the Annual Meeting. A proxy may be revoked in writing at any time before it is exercised at the Annual Meeting by written notice of revocation executed and delivered to the Secretary or by executing and delivering a later-dated proxy to the Secretary. Attendance at the Annual Meeting will not be effective to revoke the proxy, unless written notice of revocation also has been given to the Secretary before the proxy is exercised or you vote your share in person at the Annual Meeting.

         The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock taken together as a single class. If a quorum is not present, the stockholders entitled to vote who are present at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

         In accordance with the Company's Bylaws, the directors will be elected by a plurality of the votes cast by the holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting. In accordance with Delaware corporate law, the approval of the proposed amendment to the Company's Certificate of Incorporation to change the corporate name requires the vote of a majority of the outstanding shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class. In accordance with the Company's Bylaws, the approval of the Company's 1998 Stock Option Plan requires a majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting. In accordance with Delaware corporate law, the approval of the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the vote of a majority of the outstanding shares of the Common Stock, voting as a separate class, and a vote of a majority of the outstanding shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class.

         For purposes of establishing a quorum, abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of proposal 1, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For purposes of the approval of proposals 2 and 4, the proposed amendments to the Company's Certificate of Incorporation, both abstentions and broker non-votes will have the same effect as votes against the proposed amendments. For purposes of the approval of proposal 3, abstentions will have the same effect as votes against this proposal, and broker non-votes will not have any effect on the outcome of the vote.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


         At the Annual Meeting, five directors will be elected by the stockholders of the Company, two of whom are to serve until the next Annual Meeting and until their successors are elected and qualified, one of whom is to serve until the 2000 Annual Meeting and until his successor is elected and qualified, and two of whom are to serve until the 2001 Annual Meeting and until their successors are elected and qualified..


         Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each class serves for a three-year term. The term of office of the first class expires at the annual meeting of stockholders to be held in 1999 (Class One), the term of office of the second class expires at the annual meeting of stockholders to be held in 2000 (Class Two) and the term of office of the third class expires at the Annual Meeting (Class Three). Malcolm L. "Mac" Bailey currently serves as a Class One director, Jonnie R. Williams serves as a Class Two Director, and Robert J. DeLorenzo, M.D., Ph.D. and Leo S. Tonkin currently serve as Class Three directors. Each incumbent director was appointed by the remaining members of the Board of Directors at different dates in 1998. The stockholders are being requested at the Annual Meeting to elect a director for each class as follows:
Malcolm L. "Mac" Bailey, Class One; James A. McNulty, Class One; Jonnie R. Williams, Class Two; Robert J. DeLorenzo, Class Three; and Leo S. Tonkin, Class Three.

         Because the Board is divided into classes, only those directors in a single class may be changed in any one year. Consequently, changing a majority of the Board would generally require two years. Having a classified Board, which may be regarded as an "anti-takeover" provision, may make it more difficult for the Company's stockholders to change the majority of directors and thus have the effect of maintaining the continuity of management.

         The Bylaws specify that the size of the Board of Directors is fixed from time to time by action of the Board of Directors, or if the number is not fixed, the number shall be three. The number of directors currently fixed by the Board of Directors is five. The Company is currently seeking another independent director to serve on the Board.

INFORMATION WITH RESPECT TO NOMINEES

         Set forth below are the names, ages and positions of the nominees, as well as certain information furnished by them as to their business experience for the last five years, and the years in which Messrs. Bailey, DeLorenzo, Williams and Tonkin first became directors of the Company, as of the Record Date. None of the incumbent Directors has been previously elected by the stockholders. Messrs. Bailey, DeLorenzo, Williams and Tonkin were appointed by the Board of Directors to fill vacancies caused by resignations.

                                                                Director             If Elected, Term as
            Name                               Age               Since                 Director Expires
            ----                               ---              --------             -------------------
Malcolm L. "Mac" Bailey                         55              May 1998                     1999
                                                                                         (Class One)
James A. McNulty                                48                 -                         1999
                                                                                         (Class One)
Jonnie R. Williams                              43           September 1998                  2000
                                                                                         (Class Two)

Robert J. DeLorenzo, M.D., Ph.D.                50           February 1998                   2001
                                                                                        (Class Three)

Leo S. Tonkin                                   61            October 1998                   2001
                                                                                        (Class Three)

         Malcolm L. "Mac" Bailey has served as the President of the Company since October 1998, and as a director since May 1998. Mr. Bailey is the owner of the second largest tobacco growing operation in the Commonwealth of Virginia and has been the owner and President of Golden Leaf Tobacco Company, a tobacco leaf dealer, for over 20 years. Since 1994, Mr. Bailey has also been owner and President of S&M Brands, Incorporated, a manufacturer of cigarettes. Mr. Bailey is also President of the Virginia Agricultural Growers Association, a trade association which includes approximately 85% of the flue-cured tobacco farms in Virginia.

         James A. McNulty, is a certified public accountant with over 25 years of experience in accounting, auditing, tax planning, management consulting and litigation support. From 1989 to 1997, Mr. McNulty was a principal of McNulty & Company, a certified public accounting firm in Tampa, Florida. In 1997, Mr. McNulty co-founded and is the Chairman of the Board of BusinessLinks International, Inc., a company specializing in interactive sales training. In addition, Mr. McNulty currently serves as a consultant to Divot Golf Corporation, a publicly-held golf accessories company headquartered in Tampa, Florida.

         Jonnie R. Williams has served as the Company's Chief Operating Officer and Executive Vice President since October 1998, and as a Director since September 1998, and has been Director of Product Development and Director of Marketing of Star Tobacco and Pharmaceuticals, Inc. ("Star") since 1994. Mr. Williams is a principal stockholder of the Company and, until February 6, 1998, when the Company acquired all of the capital stock of Star, was a principal stockholder of Star. Mr. Williams, a co-founder of Star, is also the co-inventor of the proprietary tobacco-curing process for the removal or virtual elimination of tobacco-specific nitrosamines ("TSNAs") which has been exclusively licensed to the Company. Since the late 1980's, Mr. Williams has been owner and President of Jonnie R. Williams Venture Capital Company, an entity engaged in providing venture capital financing to start-up businesses. Without admitting or denying any allegations, Mr. Williams entered into a consent decree with the Securities Division of the Commonwealth of Massachusetts and the Securities and Exchange Commission in December 1993 and January 1994, respectively. Pursuant to these decrees, Mr. Williams paid an amount representing profits from trading in the securities of Spectra Pharmaceutical Services, Inc. and agreed to be enjoined from future violations of Section 10(b) and 13(d) and Rules 10b- 5 and 13d-2 of the Securities Exchange Act of 1934, as amended, and comparable Massachusetts provisions.

         Robert J. DeLorenzo, M.D., Ph.D. has served as Chief Executive Officer of the Company since October 1998 and as a director since February 1998. Since 1985, he has served as the Neurologist-in-Chief and Professor of Pharmacology and Toxicology at the Medical College of Virginia Hospitals, Professor and Chairman, Neurology at the Medical College of Virginia ("MCV"), and Director, Molecular Neurobiology Laboratories at MCV. Since 1992, Dr. DeLorenzo has also served as Professor, Biochemistry and Molecular Biophysics at MCV. Dr. DeLorenzo received a Ph.D. in neuropharmacology from Yale University Graduate School, an M.D. from Yale University School of Medicine and an M.P.H. from the Yale School of Epidemiology and Public Health.

         Leo S. Tonkin is a director of the Washington Workshops Foundation which he founded in 1967. The Foundation is a non-profit educational institution for high school and junior high students focusing on the federal government and congress. Mr. Tonkin has served in a variety of capacities addressing educational concerns, including serving as a member of the White House Conference on Youth in 1971, and as Special Assistant to the Chairman of the United States House of Representatives Select Committee on Crime in 1972. Mr. Tonkin has served as the chairman of the board of trustees of St. Thomas Aquinas College, New York and as a trustee of Immaculata College, Washington, D.C. Mr. Tonkin received a J.D. from Harvard Law School and an A.B. from Johns Hopkins University.

         The Company believes that as a controlling stockholder and key executive of the Company, Mr. Williams is qualified to serve as a member of the Board of Directors. The Company believes that Dr. DeLorenzo, Mr. Bailey and Mr. McNulty have the experience, knowledge of the tobacco industry (Mr. Bailey), the pharmaceutical industry (Dr. DeLorenzo) and financial accounting and reporting (Mr. McNulty) and qualifications to serve as members of the Board of Directors. The Company believes that given the future role to be played by targeted education regarding adult choice for smoking and/or cessation products, Mr. Tonkin, as an educational administrator with a legal background, is qualified to serve as a member of the Board of Directors. The Company also believes that their election will enhance the Board of Directors.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

         In order to be elected, a nominee must receive the vote of a plurality of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors did not hold any meetings during 1997.

         The Board of Directors intends to establish an Audit Committee and a Compensation Committee comprised of two independent directors. The functions of the Audit Committee will be to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors and to review with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. Members of the Audit Committee will be appointed annually by the Board of Directors. If elected to the Board, Dr. DeLorenzo and Mr. Tonkin are expected to be appointed to serve on the initial Audit Committee.

         The Compensation Committee will be responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's stock option plan. Members of the Compensation Committee will be appointed annually by the Board of Directors. If elected to the Board, Dr. DeLorenzo and Mr. Tonkin are expected to be appointed to serve on the initial Compensation Committee.

         The Company is currently seeking another independent director who will be appointed to serve on the Audit Committee and the Compensation Committee.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All decisions relating to the compensation of executive officers for the year ended December 31, 1997 were made by the Board of Directors, acting as a whole. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

REMUNERATION OF DIRECTORS

         Directors receive no compensation for their services as directors. They are reimbursed for their expenses.

                                 PROPOSAL NO. 2

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
               TO CHANGE CORPORATE NAME TO "STAR SCIENTIFIC, INC."

         The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Star Scientific, Inc." The Company desires to change the name of the Company from Eye Technology, Inc. to Star Scientific, Inc. in order to align the Company's name with the business of its wholly-owned subsidiary, Star Tobacco and Pharmaceuticals, Inc., and to reflect the Company's emphasis on its proprietary technology to prevent the formation in tobacco of tobacco-specific nitrosamines and the development of reduced-risk tobacco products and cessation pharmaceutical products.

         In accordance with Delaware corporate law, if approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting. Assuming this proposal is adopted, it will not be necessary for stockholders to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the new name will be issued.

         A majority of the outstanding votes of holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting, is required to approve the amendment to the Certificate of Incorporation to change the name of the Company to Star Scientific, Inc. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY.

                                 PROPOSAL NO. 3

                       ADOPTION OF 1998 STOCK OPTION PLAN

         The Company believes it is desirable for stockholders to approve the 1998 Stock Option Plan (the "Plan") in order to provide an effective method of recognizing contributions to the success of the Company by executive officers, key employees, consultants and nonemployee directors. The Company also believes that its ability to grant stock options is critical to its success in attracting and retaining experienced and qualified employees.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

         A majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting is required to approve the adoption of the 1998 Stock Option Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1998 STOCK OPTION PLAN.

INTEREST OF MANAGEMENT IN THE PLAN

         The Company intends to grant a nonqualified stock option under the Plan for 200,000 shares of Common Stock to the Company's President, who is also a Director, at a price of $2.00 per share. Such option will vest in two equal annual installments commencing June 1999. See "Management--Employment Contracts and Change of Control Arrangements."

SUMMARY OF THE PLAN

         Purpose. The purposes of the Plan are to provide additional incentives to those executive officers, key employees, consultants and nonemployee directors of the Company and its subsidiaries whose substantial contributions are essential to the continued growth and success of the Company's business, to strengthen their commitment to the Company and its subsidiaries, to motivate those executive officers, key employees, nonemployee directors and consultants to perform their assigned responsibilities faithfully and diligently, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company.

         Incentive and Nonqualified Stock Options. The Plan permits the granting of stock options that either qualify as incentive stock options ("Incentive Stock Options" or "ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or do not so qualify ("Nonqualified Stock Options" or "NSOs").

         Eligibility. The Plan provides that NSOs may be granted to executive officers, key employees, consultants and nonemployee directors of the Company or any subsidiary of the Company. ISOs may be granted only to employees, including executive officers and directors who are employees, of the Company or any subsidiary of the Company.

         Number of Shares Subject to Stock Options. The maximum number of shares of Common Stock that may be issued upon exercise of options granted under the Plan is 4,000,000. However, under the Plan, no eligible employee shall receive in any fiscal year of the Company options to purchase in excess of 1,000,000 shares.

         The term of each option is fixed by the administrator but may not exceed ten years from the date of grant in the case of ISOs or five years from the date of grant in the case of ISOs granted to a holder of Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a "10% Stockholder"). When the fair market value of shares subject to ISOs first exercisable in one calendar year is greater than $100,000, the excess options shall be treated as NSOs. For these purposes, fair market value is determined on the date of grant, and ISOs shall be taken into account in the order in which they were granted. The administrator determines the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator.

         Option Price. The option exercise price for each share covered by an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of such option. In the case of ISOs or NSO's granted to a 10% Stockholder, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option. For so long as there exists a public market for the Company's Common Stock, the fair market value of a share of Common Stock shall be the last sales price for such stock on the last market trading day prior to the day of determination (or if no sales were reported on that date, on the last trading day on which sales were reported) on the stock exchange determined by the administrator to be the primary market for the Common Stock or the Nasdaq National Market whichever is applicable or if the Common Stock is not traded on any such exchange or natural market system, the average of the closing bid and asked prices of the Common Stock on the Nasdaq Smallcap Market for the day prior to the time of determination as reported in The Wall Street Journal, or, in the absence of an established market, as determined by the administrator in good faith.

         Consideration. The consideration to be paid for shares issued upon exercise of options granted under the Plan, including the method of payment, is determined by the administrator (and, in the case of ISOs, determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) shares of Common Stock including withholding of shares otherwise deliverable on exercise of the option, which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares being purchased, or (4) any combination of the foregoing methods.

         Miscellaneous Provisions. Under the Plan, in the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option shall terminate immediately. If an optionee retires in good standing for reasons of age (but not due to a total and permanent disability), the option will be exercisable for three months following such retirement, but only to the extent it was exercisable at the date of such retirement and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated as a result of the optionee's total and permanent disability, the option will be exercisable for twelve months following such termination, but only to the extent it was exercisable at the date of termination and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated by reason of the optionee's death, the option will be exercisable by the optionee's estate or successor for twelve months following death, but only to the extent it was exercisable at the date of death and to the extent that the term of the option has not expired.

         All options granted under the Plan are evidenced by a stock option agreement between the Company and the optionee to whom such option is granted. Options granted to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are subject to any additional restrictions applicable to options granted to such persons in compliance with Rule 16b-3 of the Exchange Act.

         Nontransferability of Options. Options granted pursuant to the Plan are nontransferable by the optionee, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

         Adjustment Upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the Plan and the price per share covered by each outstanding option.

         Change of Control. In the event of a Change in Control, (i) all options outstanding on the date of such Change in Control shall become immediately and fully exercisable and (ii) an optionee will be permitted to surrender for cancellation within 60 days after such Change in Control any option or portion of any option to the extent not yet exercised, and the optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of NSOs, the greater of (1) the fair market value, on the date preceding the date of surrender, of the shares subject to the option or portion thereof surrendered or (2) the adjusted fair market value of the shares subject to the option or portion thereof surrendered, or (B) in the case of an ISO, the fair market value, at the time of surrender, of the shares subject to the option or portion thereof surrendered, over (y) the aggregate purchase price of such shares under the option; provided, however, that in the case of an option granted within six months prior to the Change in Control to any optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender for cancellation such optionee's option during the 60-day period commencing upon the expiration of six months from the date of grant of any such option. A Change of Control is defined under the Plan as (i) the acquisition (other than from the Company) by any "Person" (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities; or (ii) the individuals who, immediately after the 1998 annual meeting of stockholders of the Company, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board;

or (iii) approval by the stockholders of the Company of (a) a merger or consolidation involving the Company if the Company's stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 70% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; provided, however, a Change in Control shall not be deemed to occur solely because 20% or more of the combined voting power of the Company's then outstanding securities is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any Subsidiary or any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

         Adjusted fair market value is defined in the Plan as the greater of (i) the highest price per share of Common Stock paid to stockholders in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest fair market value of a share of Common Stock during the 90-day period ending on the date of a Change of Control.

         Liquidation, Dissolution, Merger or Consolidation. Subject to the provisions regarding a Change of Control, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), all outstanding options shall continue in effect in accordance with their respective terms and each optionee shall be entitled to receive in respect of each share subject to any outstanding options, as the case may be, upon exercise of any option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share was otherwise entitled to receive in the Transaction in respect of a share.

         Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan so long as the rights of any optionee will not be impaired by such amendment, suspension or termination. The Plan will terminate on September 1, 2008, unless earlier terminated by the Board. To the extent necessary and desirable to comply with applicable state and federal laws and the Code, the Company shall obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as required.

         Administration. The Plan provides for administration by the Compensation Committee of the Board, which shall consist of two or more "outside directors." Subject to the other provisions of the Plan, the administrator has the authority to determine the employees, nonemployee directors or consultants to whom, and the time or times at which, options are granted, the number of shares to be represented by each option and the other terms and conditions of such option. The interpretation and construction of any provision of the Plan by the administrator shall be final and binding.

         For information on the market value of the underlying shares of Common Stock see "Proposal No. 4 - Market for Common Stock and Related Stockholder Matters."

TAX INFORMATION

         Options granted under the Plan may be either ISOs or NSOs.

         An optionee who is granted an ISO will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule of measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Stockholder of the Company.

         Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

         Options that do not qualify as ISOs are referred to as NSOs. An optionee will not recognize income at the time an NSO is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of an NSO by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of an NSO.

         Upon resale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1933, the U.S. Congress amended the Code to add
Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to a covered employee in a taxable year to the extent that non-performance-based compensation paid to such covered employee exceeds $1 million. It is possible that compensation attributable to stock options granted under the Option Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Treasury regulations issued under Section 162(m) of the Code provide that compensation attributable to stock options will qualify as performance-based compensation if: (i) the stock option plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the stock option is granted by a compensation committee comprised solely of "outside directors;" and (iv) the exercise price of the stock option is no less than the fair market value of the stock on the date of grant.

INSUFFICIENT AUTHORIZED SHARES OF COMMON STOCK

         There is currently insufficient shares of authorized Common Stock available for issuance on the exercise of options granted or to be granted under the Plan. The availability of a sufficient number of shares of authorized Common Stock for issuance upon exercise of the options is dependent upon stockholder approval of the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares from 10,000,000 to 100,000,000. See "Proposal No. 4."

                                 PROPOSAL NO. 4

    PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
 OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 100,000,000, WITH SUCH ADDITIONAL SHARES TO BE AVAILABLE FOR: (i) CONVERSION OF THE COMPANY'S SERIES B
   PREFERRED STOCK ISSUED IN CONNECTION WITH THE "REVERSE ACQUISITION" OF THE
       COMPANY BY STAR TOBACCO AND PHARMACEUTICALS, INC. IN FEBRUARY 1998; CONVERSION OF OTHER OUTSTANDING SHARES OF THE COMPANY'S SERIES B PREFERRED
    STOCK AND OF OUTSTANDING SHARES OF THE COMPANY'S CLASS A PREFERRED STOCK,
      (ii) EXERCISE OF EMPLOYEE AND DIRECTOR STOCK OPTIONS AND OUTSTANDING WARRANTS, AND (iii) FUTURE FINANCINGS AND SUCH OTHER CORPORATE PURPOSES AS MAY
                     BE DETERMINED BY THE BOARD OF DIRECTORS

          The Board of Directors has recommended an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000, with such additional authorized shares to be available for (i) conversion of the Company's Series B Preferred Stock issued in connection with the "reverse acquisition" of the Company by Star Tobacco and Pharmaceuticals, Inc. ("Star") in February 1998; conversion of other outstanding shares of the Company's Series B Preferred Stock and of outstanding shares of the Company's Class A Preferred Stock; (ii) exercise of employee stock options and outstanding warrants, and (iii) future financings and other corporate purposes as may be determined by the Board of Directors. As of the close of business on the Record Date, there were 9,669,740 shares of Common Stock issued and outstanding. Approval of this proposal is necessary to give effect to the transfer of control over matters governed by the holders of Common Stock, as contemplated by the Stock Exchange Agreement, dated February 6, 1998, between the Company and the holders of all of the outstanding Common Stock of Star.

         The Board of Directors believes that it is in the best interests of the stockholders to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance for appropriate corporate purposes. Of the additional shares of authorized Common Stock, 20,000 shares will be reserved for the issuance of Common Stock upon conversion of the Class A Preferred Stock, approximately 45,119,680 shares will be reserved for the issuance of Common Stock upon conversion of the Series B Preferred Stock, 4,000,000 shares will be reserved for issuance of Common Stock upon exercise of options which may be granted under the Company's Plan, including outstanding options to purchase 1,000,000 shares, and 850,000 shares will be reserved for issuance of Common Stock upon exercise of warrants now outstanding. The additional shares of Common Stock proposed to be authorized will be identical to the outstanding shares of Common Stock. For further information regarding the number of shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock outstanding and the respective number of votes per share, see "Record Date and Share Ownership" and "Voting."

         The holders of Series B Preferred Stock have advised the Company of their intent to convert an aggregate of 14,086 shares of Series B Preferred Stock, representing all of the outstanding shares of Series B Preferred Stock, into 46,202,080 shares of Common Stock (3,280 shares of Common Stock per share of Series B Preferred Stock) upon the adoption of this amendment, representing approximately 82.6% of the then outstanding shares of Common Stock.

         The Board of Directors believes that the availability of the additional shares of authorized Common Stock is essential to provide the Company the ability to raise additional capital, to develop the Company's proprietary technology, and to attract and retain key personnel. It will also permit the elimination of the dividend payment to holders of Series B Preferred Stock, thereby conserving the Company's cash flow, as well as permit the elimination of the liquidation preference of the Series B Preferred Stock.

         The Board of Directors has made no agreement or arrangement to issue any of the shares for which approval is sought, other than the issuance of Common Stock upon conversion of the Class A Preferred Stock and the Series B Preferred Stock and upon exercise of outstanding options and warrants. In accordance with Delaware corporate law, the additional shares of Common Stock to be authorized pursuant to the proposed amendment may be issued by the Company without the expense and delay of a special stockholders' meeting. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock. Frequently, opportunities arise that require prompt action, and the Company believes that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

         Dilution. The issuance of 45,119,680 shares of Common Stock upon conversion of the Series B Preferred Stock will have an immediate effect on existing stockholders' ownership of Common Stock, which will decline from 100% to 17.6%. To the extent that additional authorized shares are issued in the future, except in the case of a stock split or stock dividend, such issuances will further dilute existing stockholders' percentage ownership of Common Stock. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding ownership of Common Stock.

         Anti-Takeover Effect. The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares without further action by the stockholders could have the effect of delaying, deferring or preventing a change in control of the Company. This proposal is intended to provide sufficient additional shares of authorized Common Stock for conversion of Preferred Stock, to exercise options to be granted pursuant to the Plan and to finance the development of the Company's tobacco-processing technology. This proposal is not part of a plan by management to adopt a series of anti-takeover measures, nor does management have any present intention to propose any anti-takeover measures.

         More than five years ago, the Board of Directors and stockholders of the Company approved certain anti-takeover measures. The classification of the Board of Directors, the authorization of the "blank-check" preferred stock and other provisions in the Company's Certificate of Incorporation that prohibit stockholder action by written consent, require vacancies on the Board to be filled only by the remaining directors, permit only the Board of Directors by resolution approved by a majority of the directors to call special meetings of stockholders, and require an 80% stockholder vote to remove directors and amend the Company's Certificate of Incorporation may also have the effect of delaying, deferring or preventing a change in control of the Company.


         Class Voting. Existing holders of Common Stock currently have the ability to reject any matter which under Delaware law requires the approval of a majority of the outstanding shares of Common Stock, voting as a separate class. The existing holders of Common Stock will lose their ability to reject any such matters as a result of dilution, if this proposal is approved. These matters include amendments to the Company's Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of Common Stock, increase or decrease the par value of such shares, or alter adversely the powers, preferences or rights of such shares. If the proposal to increase the number of authorized shares of Common Stock is adopted and all of the Series B Preferred Stock is converted into shares of Common Stock, the former stockholders of Star will then own 82.4% of the outstanding shares of Common Stock and will have the ability to approve all matters submitted to holders of the Common Stock.


         In accordance with Delaware corporate law, if approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting.

         The vote of a majority of the outstanding shares of Common Stock, voting as a separate class, and a majority of the outstanding votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting, are required to approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000. NEITHER THE APPROVAL NOR THE REJECTION OF THIS PROPOSAL IS A SUBSEQUENT CONDITION TO, OR AN EVENT OF TERMINATION OF, THE "REVERSE ACQUISITION" OF THE COMPANY BY STAR, OR A CONDITION SUBSEQUENT TO, OR AN EVENT OF REDEMPTION OF, THE SERIES B PREFERRED STOCK. THE REJECTION OF THIS PROPOSAL WOULD ENABLE EXISTING HOLDERS OF COMMON STOCK TO RETAIN CLASS RIGHTS AND PREVENT AN IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR OWNERSHIP OF COMMON STOCK. THE REJECTION OF THIS PROPOSAL WOULD, HOWEVER, SUBSTANTIALLY IMPAIR THE ABILITY OF THE COMPANY TO OBTAIN ADDITIONAL FUNDS FOR THE DEVELOPMENT OF ITS PROPRIETARY TECHNOLOGY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 100,000,000.

         BECAUSE THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED COMMON STOCK WILL BE USED, IN PART, FOR THE CONVERSION OF THE SERIES B PREFERRED STOCK ISSUED IN CONNECTION WITH THE "REVERSE ACQUISITION" OF EYE TECHNOLOGY, INC. ("ETI") BY STAR, HOLDERS OF COMMON STOCK ARE URGED TO CONSIDER CAREFULLY THE FOLLOWING INFORMATION, INCLUDING BUSINESS OF STAR, BUSINESS OF ETI, THE PRO FORMA FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROXY STATEMENT.

INTEREST OF MANAGEMENT IN THE PROPOSAL

         Executive officers and directors of the Company since the Reverse Acquisition own in the aggregate 11,899 shares of Series B Preferred Stock, which are convertible into 39,028,720 shares of Common Stock only if this proposal is approved. See "Security Ownership of Certain Beneficial Owners and Management."

         In connection with the July 1998 issuance to an investment fund of 2,500,000 shares of Common Stock, 763 shares of Series B Preferred Stock and a warrant to purchase 500,000 shares of Common Stock, Mr. Williams and Mr. Francis
E. O'Donnell, a principal stockholder of the Company, have agreed to convert all of their respective shares of Class B Preferred Stock into Common Stock upon stockholder approval of the increase in the authorized number of shares of Common Stock of the Company. Mr. Williams also has agreed to vote all of his shares of Series B Preferred Stock beneficially owned by him in favor of any amendment to the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

THE TRANSACTION

         On February 6, 1998, the Company issued 13,831 shares of Series B Preferred Stock, convertible into 45,365,680 shares of Common Stock of the Company, in exchange for all of the capital stock of Star in a transaction accounted for as a "reverse acquisition" (the "Reverse Acquisition"). Upon consummation of the Reverse Acquisition, Star became a wholly-owned subsidiary of ETI and the former stockholders of Star acquired Series B Preferred Stock constituting approximately 90% of the total number of shares of Common Stock calculated on a fully diluted basis and approximately 58% of the combined voting power of the Company's securities and acquired the ability to approve all matters submitted to a vote of stockholders of the Company, except for those matters which under Delaware law require the approval of holders of the majority of the outstanding shares of Common Stock, voting separately as a class. The holders of Series B Preferred Stock are entitled to receive dividends of $150 per share annually out of earnings, if any. Upon liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive $3,000 per share, plus all declared and unpaid dividends, prior to any distribution or payment to holders of Common Stock. The Company may redeem the Series B Preferred Stock on or after December 31, 2022, at $3,000 per share, plus all declared and unpaid dividends. Each share of Series B Preferred Stock is convertible at any time at the option of the holder into 3,280 shares of Common Stock. Each holder of Series B Preferred Stock is entitled to 500 votes per share and certain class voting rights on matters relating to the Series B Preferred Stock.

         The business of Star consists primarily of (a) the development of proprietary technology for the curing of tobacco to prevent, among other things, the formation of certain carcinogens known as tobacco-specific nitrosamines ("TSNAs"), (b) the development of smoking cessation products utilizing TSNA-free tobacco, (c) the development of reduced-risk smoking products utilizing TSNA-free tobacco and (d) the manufacture and sale of cigarettes and little cigars for the deep discount market. The business of Star accounted for approximately 74% of the Company's consolidated tangible assets at June 30, 1998 and approximately 95% of the Company's consolidated revenues at June 30, 1998 for the quarter then ended. See "Business of Star" and "Star Management's Discussion and Analysis of Financial Condition and Results of Operations."

         In connection with the Reverse Acquisition, the Company acquired indirect ownership of all of Star's property, plant and equipment, consisting primarily of cigarette production facilities, including buildings, equipment and inventory, located in Petersburg, Virginia. See "Business of Star."

EVENTS LEADING TO THE REVERSE ACQUISITION

         During 1997, Star's controlling stockholders, Jonnie R. Williams and Francis E. O'Donnell, Jr., M.D., and its Chief Executive Officer and counsel, Samuel P. Sears, Jr., had numerous discussions concerning the future financing of Star, particularly for the purpose of financing research and development activities relating to Star's proprietary technology for the curing of tobacco so as to prevent the formation of certain carcinogens known as tobacco-specific nitrosamines. In January 1998, those discussions focused on the possibilities of entering into a "reverse acquisition" transaction with a corporation whose securities were publicly-traded, such as ETI. Messrs. Williams, O'Donnell and Sears were familiar with the operations and financial condition of ETI. In 1985, Mr. Williams and Dr. O'Donnell had been early-stage investors in ETI, and Dr. O'Donnell had briefly served on its Board of Directors in 1985 and 1986. Mr. Sears had been a Director and the Secretary of ETI from 1985 until the time of the Reverse Acquisition and had served as its outside general counsel during that time, but did not represent ETI in connection with the Reverse Acquisition.

         During the week of January 19, 1998, Mr. Williams telephoned Robert J. Fitzsimmons, the Chief Executive Officer of ETI, and proposed that ETI enter into a "reverse acquisition" transaction with the stockholders of Star (hereinafter "Williams/O'Donnell") by which Williams/O'Donnell would obtain approximately 90% of the capital stock of ETI, and Star would become a wholly-owned subsidiary of ETI. Mr. Fitzsimmons indicated his individual and preliminary approval to such a transaction.

         During the period of January 26-28, 1998, Mr. Sears, representing Williams/O'Donnell, and Mr. Fitzsimmons had numerous telephone conversations regarding the specific terms and conditions of the proposed transaction. The principal conditions to be satisfied before any definitive agreement could be reached were Williams/O'Donnell's conditions that: (a) certain creditors of ETI, including persons and entities who had unresolved claims against ETI, would agree to settlements satisfactory to Williams/O'Donnell; (b) all outstanding stock options of ETI would be terminated in exchange for shares of Common Stock of ETI in amounts satisfactory to Williams/O'Donnell; (c) certain accrued liabilities for compensation due Mr. Fitzsimmons, as well as other present and past employees and accrued legal fees due Mr. Sears, would be satisfied by the issuance of Common Stock in amounts satisfactory to Williams/O'Donnell; (d) Mr. Fitzsimmons would agree that his personal loans to ETI would be satisfied by the issuance of Common Stock in amounts satisfactory to Williams/O'Donnell; (e) because ETI did not have sufficient authorized shares of Common Stock to permit Williams/O'Donnell to obtain approximately 90% of the total issued and outstanding shares of capital stock of ETI following the transaction, ETI would authorize a new series of preferred stock which would be converted into shares of Common Stock once stockholder authorizations were obtained for an increase in the number of authorized shares of Common Stock; and (f) upon consummation of the reverse acquisition, Star's designees would be elected as directors and officers of ETI.

         On January 29, 1998, Mr. Sears and outside counsel to Williams/O'Donnell met in Minneapolis, Minnesota, with outside counsel to ETI. The subject matter of the meeting was the proposed structure of the Reverse Acquisition, due diligence and documentation, as well as procedures by which satisfaction of certain of the conditions imposed by Williams/O'Donnell, as described above, would be addressed.

         During the period of January 28 through February 5, 1998, Messrs. Sears and Fitzsimmons, and outside counsel of ETI spoke with some of the creditors of ETI regarding a settlement of their claims against ETI. Also during this period, Mr. Sears and Mr. Fitzsimmons had several telephone discussions regarding a settlement of amounts due to Mr. Fitzsimmons by ETI.

         On February 3, 1998, outside counsel for Williams/O'Donnell presented a first draft of documentation to outside counsel for ETI. Shortly thereafter, Mr. Sears, on behalf of Williams/O'Donnell, suggested various changes to the documentation. Outside counsel to Williams/O'Donnell then sent revised documentation to outside counsel for ETI.

         On February 5, 1998, Mr. Sears advised Mr. Fitzsimmons that it appeared likely that the various conditions imposed by Williams/O'Donnell to the proposed reverse acquisition transaction would be met to the satisfaction of Williams/O'Donnell and that the parties should prepare for execution of the documentation. On that same day, the three- member Board of Directors of ETI, together with outside counsel to ETI, held a meeting by telephone conference call. With Mr. Sears, a director of ETI, abstaining from voting on any matters relating to the proposed reverse acquisition, the remaining members of the Board, Mr. Fitzsimmons and Larry Leiske, M.D., unanimously approved the Reverse Acquisition.

         On February 6, 1998, a definitive agreement was executed by the stockholders of Star and by ETI, and shares of Series B Preferred Stock were issued to those stockholders in exchange for all of the outstanding capital stock of Star.

REASONS FOR THE REVERSE ACQUISITION

         During 1996, 1997 and early 1998 until the date of the Reverse Acquisition, ETI's financial condition and business prospects became increasingly precarious. Its intraocular lens business was continuing to decline during this period with few prospects for improvement unless significant working capital funds could be obtained. In addition, various steps which ETI had taken in previous years to augment its intraocular business, most notably an investment in corneal topography technology and the acquisition of rights to microlamellar keratomileusis equipment, had proven unsuccessful and in fact had compounded ETI's negative cash flow situation.

         During the period referred to above, ETI management investigated possibilities for various transactions which would alleviate ETI's financial condition and/or provide a base of operation from which positive cash flow might be generated. Management investigated, for example, the following: the sale of its interest in corneal topography technology; the sale of its rights to microlamellar keratomileusis equipment; the acquisition or development of rights to manufacture "soft" intraocular lens; the licensing of rights to its intraocular lens technology; the sale of capital stock in private placements; institutional borrowings; and various business combinations. ETI was unsuccessful in all of these endeavors except for the licensing of certain rights to Ophthalmic Innovations International, Inc. (see "Business of ETI-Transaction With Ophthalmic Innovations International, Inc."), which transaction did not provide ETI with funds to alleviate sufficiently its financial condition. With respect to ETI's activities for the sale of rights for either its corneal topography technology or microlamellar keratomileusis equipment, ETI's goal was to engage in a transaction which would recover ETI's investment, in each case in excess of $600,000. No broker or investment banker was engaged for those purposes. The sale of ETI's interest in the corneal topography rights was hindered by the fact that ETI's interest was in the form of an illiquid minority stock position in a corporation and, therefore, any acquiror would not have control of the technology. ETI's discussions with third parties for a sale of its rights in microlamellar keratomileusis equipment failed to result in a sale transaction at the price levels being sought by ETI management. During the second quarter of 1998, the Company elected not to make any further investment in the equipment and the carrying asset value of ETI's original investment therein was reduced to zero.

         In determining whether to enter into the proposal from Star for the Reverse Acquisition, ETI's Board of Directors gave consideration to the unsuccessful efforts of ETI, as described above, to effect transactions by which ETI's financial condition and business prospects would be enhanced. The Board was aware, moreover, that several creditors were pressing for payment, including creditors who had initiated lawsuits and, in one case, was threatening to enforce a judgment that ETI could not satisfy from its cash position. ETI's Board believed that the only feasible alternative to the Star proposal was a filing under Chapter 7 or Chapter 11 of the Federal Bankruptcy Code. The Board believed further that any such filing would most probably result in a complete loss of stockholder value.

         The purpose of the Reverse Acquisition for ETI, therefore, was to give its stockholders, following several years of substantially declining stockholder value, the opportunity to participate through equity ownership in the development and commercialization of new technology. Star is the exclusive worldwide licensee of proprietary technology for the curing of tobacco to prevent the formation of TSNAs which are generally considered by scientists to be the most abundant and powerful carcinogens in tobacco and tobacco smoke. Star is developing a reduced-risk smoking product which uses TSNA-free tobacco cured by its proprietary process and for which it has conducted a Phase I clinical study pursuant to an FDA reviewed protocol. In addition, Star has developed several potential pharmaceutical products containing TSNA-free tobacco for smoking cessation purposes, in respect to one such product it has filed an investigational new drug application with the United States Food and Drug Administration. A further purpose for ETI to enter into the Reverse Acquisition was management's belief that an affiliation with Star would stabilize an otherwise precarious financial condition. See "Consolidated Financial Statements of Eye Technology, Inc."

         In analyzing the proposal from Star that ETI issue capital stock that would represent approximately 90% of the Common Stock of ETI in exchange for all of the Common Stock of Star, ETI's management took into account the factors described below under "Reasons for the Reverse Acquisition." In addition, ETI's management considered ETI's total market valuation at the time and for the previous six months (less than $100,000, determined by multiplying total Common Stock outstanding by the per share quoted market price for the stock). ETI's management reasoned that the potential for market appreciation of its Common Stock that existed if the Reverse Acquisition transaction were to be consummated outweighed the significant dilution to the interests of existing stockholders as a result of the transaction. ETI did not, however, have the benefit of a "fairness opinion" from an independent financial advisor. See "No Fairness Opinion" below.

         The purpose of the Reverse Acquisition for Star was to gain access to the public securities markets and to facilitate equity financings.

REASONS FOR THE STRUCTURE OF THE TRANSACTION

         Star's stockholders sought the receipt of an equity interest in ETI that would represent approximately 90% of the total Common Stock of ETI. ETI's authorized Common Stock, was 10,000,000 shares, of which 3,435,190 shares were outstanding at the time of the offer. Star's offer was conditioned upon the ability of ETI and/or Star to effect various settlements of outstanding debt and to eliminate outstanding stock options in exchange for Common Stock, and the 90% calculation was to occur after those settlements and eliminations were to be effected. A total of 1,402,550 shares of Common Stock were issued on account of these settlements and eliminations. An additional 205,600 shares of Common Stock were subject to issuance upon conversion of outstanding shares of Class A Preferred Stock. Thus, for purposes of the 90% calculation, a total of 5,043,340 shares of Common Stock were used.

         Because ETI did not have a sufficient number of authorized but unissued shares of Common Stock in order to issue an amount of shares which would equal 90% after the issuance, Star's stockholders proposed that they be issued shares of a new class of preferred stock convertible into shares of Common Stock, subject to ETI stockholder approval of an increase in the number of authorized shares of Common Stock so they could exercise their conversion privilege. Star's stockholders further stipulated that the closing occur as soon as practicable, in order to raise additional funds to finance the development of its tobacco-processing technology. ETI did not have the funds to call and hold a stockholders meeting.

         As a result of these factors affecting the structure of the Reverse Acquisition, Star's stockholders received 13,831 shares of Series B Preferred Stock, convertible into 45,365,680 shares of Common Stock, (i.e., approximately 90% of the sum of 45,365,680 plus 5,043,340) and representing a total of 6,915,500 votes (i.e., approximately 58% of the sum of 6,915,500 plus 5,043,340). It was at the time of the Reverse Acquisition, and is currently, the intention of Star's former stockholders to convert their shares of Series B Preferred Stock into Common Stock as soon as there is a sufficient number of authorized but unissued shares of Common Stock to allow such a conversion. The difference in conversion ratio (3,280-to-1) and voting rights (500-to-1) of shares of Series B Preferred Stock was established to demonstrate to all stockholders of the Company the advantages of conversion and to counter any perception among stockholders that the former stockholders of Star might have received in the Reverse Acquisition shares of a class of stock that, taken as a whole, might be considered more advantageous than shares of Common Stock of the Company.

INTERESTS OF CERTAIN PERSONS IN THE REVERSE ACQUISITION

         On the date of the Reverse Acquisition, February 6, 1998, ETI owed Robert J. Fitzsimmons, Chairman of the Board, President and Chief Executive Officer of ETI, the sum of $172,500 plus accrued interest of approximately $50,000 for loans provided by Mr. Fitzsimmons in March 1994 and April 1995.

         During a period of approximately two years prior to February 6, 1998, due to shortages of working capital of ETI, Mr. Fitzsimmons did not receive payments of compensation to which he was entitled under the terms of his employment agreement. See "Management" elsewhere in this Proxy Statement. At February 6, 1998, the total amount of such accrued, but unpaid compensation was approximately $240,000.

         On February 6, 1998, Mr. Fitzsimmons and ETI were parties to an employment agreement which had originally been entered into in 1989 and been amended and extended in 1994. The expiration date of the agreement was October 31, 1999. Mr. Fitzsimmons' employment agreement provided for an annual salary of $192,000 and contained provisions by which Mr. Fitzsimmons would be entitled to receive a cash payment equal to 299.99% of his salary in the event his employment were terminated following a "change-in-control," as defined in the agreement.

         In February 1994, ETI issued to Mr. Fitzsimmons a stock option to acquire 150,000 shares of Common Stock at $0.50 per share. The option was due to expire on February 28, 1999. On February 6, 1998, 50,000 of such shares were exercisable and options to purchase 100,000 shares were exercisable only upon satisfaction of certain conditions which had not yet occurred.

         On February 6, 1998, as a result of the Reverse Acquisition, ETI agreed to issue to Mr. Fitzsimmons a total of 887,500 shares of Common Stock of ETI in consideration for (i) cancellation of indebtedness of ETI to Mr. Fitzsimmons for unpaid compensation and for the loans of Mr. Fitzsimmons to ETI in the aggregate amount of $378,950, (ii) the mutual termination of Mr. Fitzsimmons' employment contract with ETI, and (iii) cancellation of options held by Mr. Fitzsimmons to purchase shares of Common Stock of ETI, as described above.

         On February 6, 1998, Samuel P. Sears, Jr. was a Director, Chairman and Chief Executive Officer of Star. He was also a Director and the Secretary of ETI. From February 6, 1998 to May 19, 1998, Mr. Sears served as Chairman and CEO of the Company. Since Mr. Sears was Chairman and Chief Executive Officer of Star, upon the closing of the Reverse Acquisition, Mr. Sears assumed the positions of Chairman and Chief Executive Officer of ETI. In addition, Mr. Sears had acted as outside general counsel to ETI since 1985. At that date, ETI was indebted to Mr. Sears in the amount of $56,332 for legal services provided during the years 1994-1996. In addition, Mr. Sears held a stock option, which had been issued in 1993, to acquire 50,000 shares of Common Stock of ETI at $.50 per share. The option was due to expire on January 31, 2001.

         On February 6, 1998, as a result of the Reverse Acquisition, ETI issued to Mr. Sears 225,300 shares and 15,000 shares, for a total of 240,300 shares of Common Stock of ETI, in consideration for, respectively, the release of indebtedness to Mr. Sears for legal fees and the termination of the stock option.

         ETI did not solicit a vote of stockholders on the Reverse Acquisition in order to avoid the expense and delay in doing so. Under Delaware corporate law, neither a fairness opinion from a financial adviser nor stockholder approval was required for the Reverse Acquisition or the issuance of the Series B Preferred Stock.

NO FAIRNESS OPINION

         The number and structure of shares of capital stock of ETI issued to the stockholders of Star in the Reverse Acquisition were determined by negotiation between the parties. Often, a publicly-owned company will engage an independent financial advisor to render a "fairness opinion" with respect to the financial terms of a proposed merger or acquisition transaction. The purposes of such an opinion are generally (a) to confirm to management of an entity that the proposed transaction is fair from a financial point of view, as considered by an independent, objective and qualified party, and therefore that management has acted properly in the exercise of its business judgment in its negotiation of the financial terms, and (b) to advise stockholders that the proposed terms of a transaction are fair from a financial point of view.

         ETI did not obtain a "fairness opinion" from an independent financial advisor with respect to the fairness of the financial terms of the Reverse Acquisition. The ETI Board of Directors did not believe that such an opinion was necessary because of the precarious financial condition of the Company discussed above under "Reasons for the Reverse Acquisition." Moreover, ETI did not have available to it sufficient funds with which to pay for a meaningful fairness opinion. Directors who voted upon the Reverse Acquisition did not have any particular expertise in financial matters which would qualify either of them as experts in financial matters. The analysis undertaken by the Board of Directors of ETI in determining that the financial terms of the Reverse Acquisition were fair to ETI and its stockholders is described above under "Reasons for the Reverse Acquisition." The Board believed that the risks associated with the failure in obtaining a "fairness opinion," that is, the failure to receive an independent, objective and qualified opinion for the benefit of management and stockholders, were outweighed by (a) the exigencies of ETI's situation, that is, the lack of an available and viable course of action as an alternative to the Reverse Acquisition, (b) the obvious benefits to ETI and its stockholders of the Reverse Acquisition, in particular, the enhanced potential for increased market value of shares of Common Stock and the enhanced prospects for financial stability of ETI following the Reverse Acquisition, and (c) the lack of ETI funds to obtain such an opinion.

ACCOUNTING TREATMENT

         For accounting purposes, the exchange transaction was recorded as a "reverse acquisition," with Star as the accounting acquirer. In a "reverse acquisition," the accounting acquirer is treated as the surviving entity, even though ETI's legal existence does not change and the financial statements refer to ETI, not Star. The accounting acquirer treats the merger as a purchase acquisition. As a result, the Reverse Acquisition has been recorded using the historical cost basis for the assets and liabilities of Star, as adjusted, and the estimated fair value of ETI and its subsidiaries' assets and liabilities.

TAX CONSEQUENCES

         The Reverse Acquisition qualified for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Holders of Series B Preferred Stock recognized no gain or loss for federal income tax purposes as a result of the exchange of their shares of Star Common Stock for shares of Series B Preferred Stock. Effective February 6, 1998, Star has no longer been treated as a Subchapter S Corporation for tax purposes and is subject to corporate income taxes.

MANAGEMENT AFTER THE REVERSE ACQUISITION

         Upon consummation of the Reverse Acquisition, designees of Star became executive officers and directors of the Company. See "Management" and "Proposal No. 1."

RESTRICTIONS ON RESALE OF SECURITIES

         The issuance of shares of the Series B Preferred Stock by the Company pursuant to the Reverse Acquisition was not registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares, and any Common Stock issuable upon conversion of such shares, may not be publicly offered or sold, except pursuant to an effective registration statement or the availability of an exemption from the registration requirements of the Securities Act.

APPRAISAL AND DISSENTERS' RIGHTS

         Holders of the Company's Common Stock did not have appraisal or dissenters' rights under Delaware corporate law in connection with the Reverse Acquisition.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS


         The Common Stock of the Company is traded in the over-the-counter market and is quoted on the Electronic Bulletin Board under the symbol "EYTC." Set forth below are the high and low bid prices (which reflect prices between dealers and do not include retail markup, markdown or commission and may not represent actual transactions) for each full quarterly period during 1996 and 1997, as reported by the National Quotation Bureau. From time to time, during the periods indicated, trading activity in the Company's stock was infrequent. No dividends have ever been declared by the Company. As of November 10, 1998, there were approximately 570 record holders of the Company's Common Stock.


Quarter Ended               High Bid               Low Bid
-------------               --------               -------
  03-31-96                  $  0.125               $  0.125
  06-30-96                  $ 1.0625               $  0.125
  09-30-96                  $   0.75               $0.40625
  12-31-96                  $0.40625               $0.09375
  03-31-97                  $0.21875               $0.09375
  06-30-97                  $0.21875               $0.01563
  09-30-97                  $  0.035               $   0.01
  12-31-97                  $   0.01               $   0.01
  03-31-98                  $ 5.9375               $   0.01
  06-30-98                  $  5.625               $   3.00
  09-30-98                  $   3.50               $ 1.4375


         The closing bid and asked prices on February 5, 1998, the date preceding the date on which the Reverse Acquisition occurred, were $.01 and $.04, respectively. The closing bid and asked prices on November 10, 1998, were $3.3125 and $3.4375, respectively.


         Prior to the Reverse Acquisition, Star was a private company. Subsequent to the Reverse Acquisition, Star is a wholly-owned subsidiary of the Company.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

              Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)
                                December 31, 1997


         The following unaudited pro forma condensed consolidated financial statements reflect the February 6, 1998 merger of ETI and subsidiaries, a publicly-owned company, and Star, a privately-owned company. The pro forma balance sheet and statement of operations present the balance sheet as if the transaction occurred to correspond with the Companies' year end and the statement of operations as if the transaction occurred at the beginning of the year presented. For accounting purposes, the transaction is recorded as a reverse acquisition with Star as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the registrant's legal existence does not change and the financial statements refer to ETI not Star. The accounting acquirer treats the merger as a purchase acquisition. As a result , the merger has been recorded using the historical cost basis for the assets and liabilities of Star as adjusted, and the estimated fair value of ETI and subsidiaries assets and liabilities. A further description of merger and pro forma adjustments follow the unaudited pro forma condensed consolidated financial statements.

         The unaudited pro forma condensed consolidated financial statements below should be read in conjunction with the following: the consolidated financial statements of ETI and its subsidiaries for the two years ended December 31, 1997, appearing on pages F-16 to F-25 of this Proxy Statement, and to ETI'S Management's Discussion and Analysis of Financial Condition and Results of Operations relating thereto appearing on pages 35-36 of this Proxy Statement; and to the financial statements of Star for the two years ended December 31, 1997, appearing on pages F2 through F-15 of this Proxy Statement, and to Star Management's Discussion and Analysis of Financial Condition and Result of Operations relating thereto appearing on pages 33-35 of this Proxy Statement.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

                 Pro Forma Condensed Consolidated Balance Sheet
                                   (Unaudited)
                                December 31, 1997


                                                                                         PRO FORMA               PRO FORMA
                  ASSETS                                ETI               STAR          ADJUSTMENTS            CONSOLIDATION
                                                       ----               ----          -----------            -------------

Current assets:
     Cash                                        $      3,243        $     10,929        $       --             $     14,172
     Accounts receivable                               52,214             775,168                --                  827,382
     Inventories                                      894,077             605,392                --                1,499,469
     Other current assets                               7,177              89,989                --                   97,166
                                                 ------------        ------------        ------------           ------------

                  Total current assets                956,711           1,481,478                --                2,438,189
                                                 ------------        ------------        ------------           ------------

Property and equipment, net                            48,514           2,415,632                --                2,464,146
                                                 ------------        ------------        ------------           ------------

Other assets:
     Intangibles, net of amortization                 193,793             157,557             748,445              1,099,795
     Other assets                                      54,225              64,969                --                  119,194
                                                 ------------        ------------        ------------           ------------

                  Total other assets                  248,018             222,526             748,445              1,218,989
                                                 ------------        ------------        ------------           ------------


                                                 $  1,253,243        $  4,119,636        $    748,445           $  6,121,324
                                                 ============        ============        ============           ============

Liabilities and Stockholders' Deficit

Current liabilities:
     Line of credit                              $       --          $  1,294,138        $       --             $  1,294,138
     Current maturities of notes
      payable                                         452,638             647,947           ( 156,000)(1)            944,585
     Accounts payable                                 478,348           2 375,903                --                2,854,251
     Federal excise taxes payable                        --               359,783                --                  359,783
     Accrued expenses                               1,280,484              85,108           ( 310,782)(1)          1,054,810
                                                 ------------        ------------        ------------           ------------

         Total current liabilities                  2,211,470           4,762,879            (466,782)             6,507,567

Notes payable, less current
 maturities                                              --             1,099,242                --                1,099,242
                                                 ------------        ------------        ------------           ------------

         Total liabilities                          2,211,470           5,862,121            (466,782)             7,606,809
                                                 ------------        ------------        ------------           ------------

Commitments and contingencies

Redeemable preferred stock                            257,000                --                   138 (2)            257,138
                                                 ------------        ------------        ------------           ------------

Stockholders' deficit:
     Common stock                                      34,352             383,557              12,388                 46,740
                                                         --                  --             ( 383,557)(2)               --
     Additional paid-in capital                     8,777,505           1,004,607             454,394              1,341,286
                                                         --                  --           ( 8,895,220)(2)               --
     Accumulated deficit                          (10,027,084)         (3,130,649)         10,027,084             (3,130,649)
                                                 ------------        ------------        ------------           ------------

         Total stockholders' deficit               (1,215,227)         (1,742,485)          1,215,089             (1,742,623)
                                                 ------------        ------------        ------------           ------------

                                                 $  1,253,243        $  4,119,636        $    748,445           $  6,121,324
                                                 ============        ============        ============           ============

See notes to pro forma condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

            Pro Forma Condensed Consolidated Statement of Operations
                                   (Unaudited)
                      For the Year Ended December 31, 1997


                                                                                             PRO FORMA              PRO FORMA
                                                           ETI               STAR           ADJUSTMENTS           CONSOLIDATION
                                                           ---               ----           -----------            ------------

Net sales                                           $  1,333,431        $ 20,763,856        $       --             $ 22,097,287

Cost of goods sold                                       748,018          10,033,330                --               10,781,348

Excise taxes on products                                    --             7,810,720                --                7,810,720
                                                    ------------        ------------        ------------           ------------

         Gross profit                                    585,413           2,919,806                --                3,505,219
                                                    ------------        ------------        ------------           ------------

Operating expenses:
     Marketing and distribution
      expenses                                           197,422           1,111,420                --                1,308,842
     General and administrative
      expenses                                           888,746           1,425,299             149,689(3)           2,463,734
     Research and development                               --             2,134,656                --                2,134,656
                                                    ------------        ------------        ------------           ------------

         Total operating expenses                      1,086,168           4,671,375             149,689              5,907,232
                                                    ------------        ------------        ------------           ------------

         Operating loss                                 (500,755)         (1,751,569)           (149,689)            (2,402,013)
                                                    ------------        ------------        ------------           ------------

Other income (expenses):
     Other                                               331,140              21,073                --                  352,213
     Interest expense                                   (160,576)           (256,001)               --                 (416,577)
                                                    ------------        ------------        ------------           ------------

         Net other income
          (expense)                                      170,564            (234,928)               --                  (64,364)
                                                    ------------        ------------        ------------           ------------

         Net loss                                   $   (330,191)       $ (1,986,497)       $   (149,689)          $ (2,466,377)
                                                    ============        ============        ============           ============

Pro forma presentation applicable
to conversion from S corporation
to C corporation:
     Net loss before pro forma
      income tax expense                            $   (330,191)       $ (1,986,497)                              $ (2,466,377)
     Pro forma income tax expense                           --                  --                                         --
                                                    ------------        ------------                               ------------

         Pro forma net loss                         $   (330,191)       $ (1,986,497)                              $ (2,466,377)
                                                    ============        ============                               ============

Pro forma basic loss per
 common share                                       $       (.10)       $     (9,932)                              $       (.53)
                                                    ============        ============                               ============
P
Weighted average number of
 shares                                                3,435,190                 200                                  4,673,990
                                                    ============        ============                               ============

See notes to pro forma condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

         Notes to Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)


A.       Description of Reverse Acquisition:

         On February 6, 1998, ETI and subsidiaries, a publicly-owned company entered into a stock exchange agreement with Star, a privately-owned company. Under the agreement, Star exchanged all of its common stock for 13, 831 shares of series B convertible voting preferred stock, par value $0.01 per share. When converted this stock would equal 45,367,251 shares of common stock, approximately 90% of the outstanding common stock of ETI and subsidiaries as of the transaction date. These potential common shares have not been included in the pro forma basic loss per common share calculation as it would be antidilutive.

         At the time of the transaction there were no active markets for ETI stock. Thus, management relied on the fair value of the assets received and liabilities assumed to determine fair value. While an independent appraisal was not performed, management believes that based on its knowledge of the business and industry , the Company's assets and liabilities are stated at estimated fair value. The excess of liabilities assumed over assets acquired amounted to $748,445 and was assigned to goodwill.

         The preliminary allocation of the purchase price adjusting to fair value the assets and liabilities ETI is based upon estimates that are currently available and may be subject to change based upon final numbers. The pro forma presentation does not necessarily reflect the results of operations as if these two companies had operated as a single entity.

         The preliminary allocation of purchase price is as follows:

                  Consideration and liabilities assumed:
                       Fair value of stock                                                   $          --
                       Liabilities assumed, including redeemable preferred stock                 2,001,688
                                                                                             -------------

                                                                                                 2,001,688

                  Allocated to:
                       Tangible assets acquired                                              $   1,059,450
                        Purchase Technology                                                        193,793
                        Goodwill                                                                   748,445
                                                                                             -------------

                                                                                             $   2,001,688
                                                                                             =============


B.       Pro Forma adjustments:

         The following is a description and summary of the pro forma adjustments for the consolidated balance sheet:


                                                                                               DR (CR)
                                                                                             ---------

         (1)      Notes payable                                                              $ 156,000
                  Accrued expenses                                                             310,782
                  Common stock                                                                 (12,388)
                  Additional paid-in capital                                                  (454,394)

                  To record issuance of 1,238,800 shares of common stock used to reduce a related party note payable and various accrued expenses as part of the stock exchange agreement.


                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

         Notes to Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)




         (2)      Goodwill                                                                              $ 748,445
                  Common stock                                                                            383,557
                  Additional paid-in capital                                                            8,895,220
                  Redeemable preferred stock                                                                 (138)
                  Accumulated deficit                                                                 (10,027,084)

                  To record purchase accounting adjustments based upon terms of the transaction in accordance with Accounting Principles Board
                  Statement No. 16.

         The pro forma adjustment associated with the consolidated statement of operations is as follows:

                  Goodwill amortization                                                                  $149,689

                  To record amortization of goodwill based upon a 5-year life.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1998
                                   (UNAUDITED)


                  ASSETS                                                         JUNE 30, 1998
                                                                                 -------------

Current assets:
         Cash                                                                     $    13,367
         Accounts receivable                                                          736,804
         Inventories                                                                1,654,248
         Other current assets                                                         143,239
                                                                                  -----------
                  Total current assets                                              2,547,658
                                                                                  -----------
Property and equipment, net                                                         1,655,737
                                                                                  -----------
Other assets:
         Intangibles, net of amortization                                             837,504
         Other assets                                                                 118,172
                                                                                  -----------
                  Total other assets                                                  955,676
                                                                                  -----------
                                                                                  $ 5,159,071
                                                                                  ===========
         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
         Notes payable - current                                                  $ 1,380,339
         Accounts payable                                                           3,733,537
         Accrued expenses                                                           1,136,051
                                                                                  -----------
                  Total current liabilities                                         6,249,927

Notes payable, less current maturities                                                809,086
                                                                                  -----------
                  Total liabilities                                                 7,059,013
                                                                                  -----------
Commitments and contingencies

Redeemable preferred stock                                                             40,800
                                                                                  -----------
Stockholders' deficit:
         Preferred stock                                                                  168
         Common stock                                                                  71,698
         Additional paid-in capital                                                 3,087,301
         Accumulated deficit                                                       (5,099,909)
                                                                                  -----------
                  Total stockholders' deficit                                      (1,940,742)
                                                                                  -----------
                                                                                  $ 5,159,071
                                                                                  ===========


See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (UNAUDITED)



                                                                                  1998               1997
                                                                             ------------        ------------

Net sales                                                                    $  6,837,765        $ 11,909,260

Cost of goods sold                                                              3,053,965           5,710,139

Excise taxes on products                                                        2,954,950           4,333,709
                                                                             ------------        ------------

     Gross profit                                                                 828,850           1,865,412
                                                                             ------------        ------------

Operating expenses:

     Marketing and distribution expenses                                          569,058             564,427

     General and administrative expenses                                        1,364,953             780,399

     Research and development                                                     702,058             521,398
                                                                             ------------        ------------

         Total operating expenses                                               2,636,069           1,866,224
                                                                             ------------        ------------

         Operating income (loss)                                               (1,807,219)               (812)

Other income (expenses):

     Other                                                                       (298,536)             15,830

     Interest expense                                                            (157,111)           (119,128)
                                                                             ------------        ------------

         Income (loss) before extraordinary item                               (2,262,866)           (104,110)

Extraordinary gain from extinguishment of debt                                    293,606                --
   (no applicable income taxes)                                              ------------        ------------

     Net income (loss)                                                       $ (1,969,260)       $   (104,110)
                                                                             ============        ============

Basis and diluted earnings (loss) per common share:

     Income (loss) before extraordinary item                                 $       (.39)       $       (521)

     Extraordinary item                                                      $        .05        $       --

     Net income (loss)                                                       $       (.34)       $       (521)

Weighted average number of shares                                               5,850,000                 200
                                                                             ============        ============


See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (UNAUDITED)



                                                                                      1998               1997
                                                                                  -----------        -----------

Operating activities:
     Net loss                                                                     $(1,969,260)       $  (104,110)
     Adjustments to reconcile net loss to
       net cash provided (used) by operating activities:
         Depreciation and other non-cash charges                                      840,752            211,735
         Extraordinary gain from extinguishment of debt                              (293,606)              --
         (Increase) decrease in current assets                                       (116,305)         1,017,672
         (Decrease) increase in current liabilities                                 1,055,531           (540,110)
                                                                                  -----------        -----------
             Net cash provided (used) by operating activities                        (482,888)           585,187
                                                                                  -----------        -----------

Investing activities:
     Purchases of property and equipment                                              (98,500)              (432)
     Purchases of intangible assets                                                      (460)              --
     Proceeds from sale of property and equipment                                     175,000               --
                                                                                  -----------        -----------
             Net cash provided (used) by investing activities                          76,040               (432)
                                                                                  -----------        -----------

Financing activities:
     Proceeds from notes payable                                                       48,500            137,972
     Proceeds from capital contribution                                             1,488,679               --
     Payments on notes payable                                                     (1,127,893)          (644,996)
     Stockholder distributions                                                           --              (77,401)
             Net cash provided (used) by financing activities                         409,286           (584,425)
                                                                                  -----------        -----------

Increase in cash                                                                        2,438                330
Cash, beginning of period                                                              10,929             10,584
                                                                                  -----------        -----------
Cash, end of period                                                               $    13,367        $    10,914
                                                                                  ===========        ===========
Cash paid for:
     Interest                                                                     $   140,631        $   126,887



See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (UNAUDITED)



                                                                                        SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                  ------------------------------
                                                                                      1998               1997
                                                                                  -----------        -----------

Non-cash investing and financing activities:
     Repayment of related party note payable with
        related party note receivable                                             $      --          $   759,439
                                                                                                     ===========
     Conversion of related party note payable to equity                           $      --          $   923,499
                                                                                                     ===========
     Conversion of redeemable preferred stock to equity                           $   232,000        $      --
                                                                                  ===========
     Notes payable reduced by proceeds from equipment sale                        $   255,000        $      --
                                                                                  ===========
     Issuance of common stock as compensation                                     $    90,900        $      --
                                                                                  ===========

Acquisition:
     Fair value of assets acquired                                                $ 1,237,238        $      --
     Liabilities assumed                                                           (2,001,688)
                                                                                  -----------        -----------

             Excess assigned to goodwill                                          $   764,450        $      --
                                                                                  ===========        ===========



See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


    A.   Basis of presentation:

      The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

      The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

    B.   Description of acquisition:

      On February 6, 1998, the Company and its subsidiaries, entered into a stock exchange agreement with the stockholders of Star. Under the agreement, Star stockholders exchanged all of their common stock for 13,831 shares of Series B Preferred Stock, par value $.01 per share. When converted this stock would equal 45,365,680 shares of common stock, approximately 90% of the outstanding common stock of the Company and its subsidiaries as of the transaction date.

      APB No. 16, paragraph 70 states that presumptive evidence of the acquiring corporation in combinations effected by an exchange of stock is obtained by identifying the former common stockholder interest of a combining company which either retain or receive the larger portion of the voting rights in the combined corporation. That corporation should be treated as the acquirer unless other evidence clearly indicates that another corporation is the acquirer. As the former stockholders of Star hold the larger portion of the voting rights of the combined corporation, the transaction has been recorded as a reverse acquisition with Star as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the registrant's legal existence does not change. The accounting acquirer treats the merger as a purchase acquisition. As a result, the merger has been recorded using the historical cost basis for the assets and liabilities of Star, as adjusted, and the estimated fair value of the Company's and its subsidiaries assets and liabilities. The excess of the Company's and its subsidiaries' liabilities assumed over assets acquired amounts to $764,450 and was assigned to goodwill which is being amortized over five years on a straight-line basis.

      The results of operations of Eye Technology, Inc. and Subsidiaries are included in the accompanying condensed consolidated financial statements from the date of acquisition.

      The following summarized pro forma information assumes the acquisition had occurred as of January 1, 1997.


                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                                 --------
                                                          1998                1997
                                                     ------------        ------------

Net sales                                            $  6,896,658        $ 12,643,903
Operating loss                                       $ (1,837,338)       $   (178,203)
Net loss                                             $ (2,004,376)       $    (51,432)
Earnings (loss) per shares:
         Basic and diluted                           $       (.29)       $       (.01)

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                                   (UNAUDITED)


  C.  Income taxes:

      Effective February 6, 1998, Star is no longer treated as an S Corporation for tax purposes and will be subject to corporate income taxes. If the Company had been subject to corporate income taxes during 1997 and through February 6, 1998, it would not have any current income tax liability due to its operating losses. Star would have a deferred income tax asset resulting from the net operating losses and a deferred income tax liability resulting primarily from temporary differences in depreciation. A valuation allowance would have been established to fully reserve the excess of the deferred tax asset over the deferred tax liability due to the uncertainty of the utilization of the operating loss carryforward.

  D.  Extraordinary item:

      During the first quarter of 1998, the Company recognized an extraordinary gain of $293,606 as the result of negotiated settlements with various vendors for trade accounts payable. There was no income tax effect on the transactions.

  E.  Earnings (loss) per common share:

      Earnings (loss) per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes the dilutive effect of potential common shares outstanding. The Company's potential common shares outstanding are from preferred stock. Basic and diluted earnings (loss) per share were the same in 1998 because all potential common shares were antidilutive.

  F.  Related party transactions:

      During the first quarter of 1998, a total of $167,355 was advanced to Jonnie R. Williams. These advances were repaid during the second quarter of 1998.

  G.  Purchased technology:

      The Company maintained certain purchased technologies in connection with its Microlamellar Keratomileusis (MKM) product line. Additional development was needed to sustain marketability of the technology and during the second quarter of 1998 management elected not to make such improvements. Under guidance of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," management has determined that the value of such technology has been impaired and should be written-off. The carrying value of the technology amounted to $180,000 and was written-off as a charge to general and administrative expense.

  H.  Subsequent events:

      The Company maintained a $1.5 million revolving line of credit pursuant to which borrowings were available to the Company with advances limited by formula to specified levels of accounts receivable and inventory. This credit facility was to expire on March 31, 1998, but was extended to June 30, 1998. The Company was in default of certain covenants, a situation which had existed for over two years. Subsequently, in July 1998, the Company's bank loan arrangements were assigned to a different bank and the loan terms were modified. As a result, the term of the loan was extended to January 1, 1999, and existing defaults were waived.

      In July 1998, the Company sold to a single institutional investor 2,500,000 shares of Common Stock, 763 shares of Series B Preferred Stock convertible into 2,502,640 shares of Common Stock, and a one-year warrant to purchase 500,000 shares of Common Stock of the Company at a price of $2.00 per share for a total price of $2,500,000. Simultaneously with that transaction, certain controlling stockholders of the Company contributed to the Company 1,144 shares of Series B Preferred Stock convertible into 3,752,320 shares of common stock. Additional warrants to purchase 350,000 shares of common stock at a price of $2.00 per/share were issued to other parties in connection with this transaction.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         This Proxy Statement contains forward-looking statements that involve risks and uncertainties, including statements about the financial condition, results of operations, plans, objectives, future performance and business of the Company, ETI and Star. These forward-looking statements include: (1) statements relating to the impact on revenues of the Reverse Acquisition; (2) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions; (3) reimbursement and other governmental or private agency actions adversely affect the revenue of the Company, ETI and Star; (4) competition which may adversely affect the results of the Company, ETI and Star; (5) legislative or regulatory changes adversely affect the businesses in which the Company, ETI and Star will be engaged; and (6) changes in the securities markets affect the performance of the Company's shares.

OVERVIEW

         All revenues of the Company for the six-month period ended June 30, 1998 were generated from either the sale by Star of conventional tobacco products or the sale by ETI of ophthalmic products. As explained elsewhere in this Proxy Statement, the Company's current primary emphasis is upon the development and commercialization of its technology to reduce or eliminate tobacco-specific nitrosamines from tobacco and the development of products incorporating such technology. No revenues, however, have been generated to date as a result of these developments and commercialization activities.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

         The results of operations for the first six months of 1998 includes the results of operations of Star for the entire period, consolidated with those of ETI and its subsidiaries since the beginning of February, 1998, while results of operations for the first six months of 1997 include only those of Star.

         Net sales declined by 42.3%, or slightly more than $5 million, from the first six months of 1997 to the first six months of 1998, which includes sales of $390,000 of ETI. The decline in sales is attributed to: (i) the decision by the new owners of Swisher International, Inc. to bring in-house the manufacture of small cigars and, consequently, the loss of contract manufacturing sales to Swisher which declined from $2.67 million in the 1997 period to less than $20,000 in the 1998 period; (ii) lower sales of Star brand cigarettes due to price competition from premium brand cigarette manufacturers; and (iii) a decision by the Company's management to emphasize the development of its proprietary tobacco processing technology as well as to bring to market a less hazardous smoking product using its proprietary tobacco processing technology.

         Costs of goods sold ("COGS") declined as a percentage of sales from 47.9% in the first half of 1997 to 44.7% in the first half of 1998. The percentage decline reflects improvements in manufacturing efficiencies and product configurations, as well as an increase in average profit margins per sale due to higher average selling prices in the 1998 period compared to the 1997 period. These improvements were slightly offset by COGS of 76% in the Company's ETI operations.

         Excise taxes, as a percentage of sales, increased from 36.4% in the first half of 1997 to 43.2% in the first half of 1998. The increase is attributable primarily to the fact that no federal tobacco excise taxes were payable by Star on its sales of little cigars to Swisher International, Inc. The 1997 period also included a one-time export transaction on which no excise taxes were payable.

         As a result of the above-described factors, gross profit margins of the Company declined from 15.7% in the 1997 period to 12.1% in the 1998 period.

         Marketing and distribution expenses remained essentially the same in the two fiscal periods being compared, but, as a percentage of sales, this category of expense increased from 4.7% in 1997 to 8.3% in 1998. The percentage increase is attributable to three factors: (1) the effect of relatively fixed overhead costs, which become a larger percentage of sales as sales volume declines; (2) expenses incurred in the introduction in January 1998 of a new product; and (3) a revised method of compensating sales persons which resulted in higher selling expense, i.e., a shift from salary-based compensation to commission-based compensation in order to provide greater incentive to sales persons.

         General and administrative expenses increased significantly from the first half of 1997 to the first half of 1998 --from $780,399, or 6.6% of sales, in 1997 to $1,364,953, or 19.9% of sales in 1998. The 1998 figure includes $398,231 incurred at ETI, $180,000 of which represents a write-off in the second quarter of 1998 of the entire balance of the carrying value of ETI's investment in microlamellar keratomileusis ("MKM")/laser assisted in-situ keratomileusis ("LASIK") technology resulting from the Company's decision not to invest further in this asset. The increases are also due to the following factors: (1) substantially higher legal and accounting expenses due primarily to the Company's need to bring itself into compliance with Securities and Exchange Commission reporting requirements following the "reverse acquisition" of ETI by Star in February, 1998; (2) increased management compensation expense related to the hiring of a new Chief Executive Officer, and (3) goodwill expense in 1998 of $58,000 resulting from the "reverse acquisition" transaction. Moreover, the percentage increase may be attributed in part to the fact that relatively fixed expenses constitute a higher proportion of a lesser sales figure.

         Research and development expenses increased from $521,396 in the first half of 1997 to $702,058. All of these expenses, 100% of which were incurred by Star and not ETI, are related to the development of the Company's proprietary technology for the elimination of nitrosamines from tobacco, and were not related to the Company's revenue-producing operations in the two periods of 1997 and 1998 being compared.

         The expense of $298,536 included under "Other" in the six-month period of 1998 reflects primarily a non-recurring loss resulting from a sale of surplus cigarette manufacturing equipment in the second quarter of 1998.

         The extraordinary gain in 1998 of $293,606 reflects settlements with various creditors of ETI entered into at the time of the "reverse acquisition" transaction between Star and ETI in February, 1998.

         As a result of all of the above factors, the Company's net loss increased from $104,110 in the first half of 1997 to $1,969,260 in the first half of 1998.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's balance sheet at June 30, 1998, reflects an illiquid position with a current asset-to-liability ratio of 1 - 2.45. Operations at Star have been financed over the past several years primarily through borrowed funds from institutional and private lenders and increases in accounts payable and accrued expenses. In the first six months of 1998, borrowings were reduced (partially through an equipment sale described above) and the Company's dependence on trade debt and other short-term indebtedness increased. The Company's liquidity has significantly improved, however, by the receipt of 2.5 million dollars from an equity private placement in July, 1998, described below.

         Throughout 1998 until early July, the Company maintained with a bank a revolving line-of-credit pursuant to which borrowings of up to $1.5 million were available to the Company with advances limited by formula to specified levels of accounts receivable and inventory of the Company's tobacco products business. This credit facility was due to expire on June 30, 1998. The Company was in default of certain financial covenants but not in any of the loan's repayment terms. In early July, 1998, the bank loan was assigned to a different bank, the loan terms were modified with the term being extended to January 1, 1999, and existing defaults being waived.

         "Intangibles" reflects primarily the recording of $764,000 of goodwill incurred in the Company's February, 1998 "reverse acquisition" transaction. This item is being amortized over a five-year period at the rate of $153,000 per year, or $38,250 per quarter.

         In March 1998, 2,320 shares of Class A Preferred Stock (listed as "Redeemable preferred stock" on the balance sheet) were converted into 232,000 shares of Common Stock of the Company. Under the terms of the Class A Preferred Stock, outstanding shares of the stock are redeemable at the option of the holder in the event that more than $500,000 in cash in consideration for the issuance of capital stock had been received by Eye Technology, Inc. since the issuance date of the preferred stock. That condition was satisfied in March, 1998. Because the Company wished to conserve its cash resources, it offered to the holders of Class A Preferred Stock (five persons) that it could convert its shares into Common Shares at a ratio of 100-to-1 instead of the ratio of 80-to-1 as was set forth in the terms of the preferred stock. Holders of 2,320 out of 2,570 shares of Class A Preferred Stock accepted the Company's proposal. If such holders had exercised their right to redeem such shares, rather than to convert them, the Company would have been obligated to expend $378,624 in redemption distributions.

         As of February 9, 1998, the Company sold an additional 2,900,000 shares of Common Stock in a private placement for $1,450,000. The proceeds were used primarily to reduce indebtedness originally incurred for working capital purposes, including research and development. A portion of the funds received by the Company from this private placement, together with issuance of Common Stock in satisfaction of accrued indebtedness, resulted in a reduction of outstanding indebtedness of the Company of approximately $700,000.

         In July, 1998, the Company sold to a single institutional investor 2,500,000 shares of Common Stock, 763 shares of Series B Preferred Stock convertible into 2,502,640 shares of Common Stock, and a one-year warrant to purchase 500,000 shares of Common Stock of the Company at a price of $2.00 per share for a total price of $2,500,000. Simultaneously with that transaction, certain controlling stockholders of the Company contributed to the Company 1,144 shares of Series B Preferred Stock convertible into 3,752,320 shares. The net effect of these capital stock transactions was the receipt by the Company of $2,500,000 and the increase of outstanding capital stock of 1,250,330 shares of Common Stock on a fully-diluted basis. The Company will use the proceeds of this equity financing primarily for continued research and development of Star's technology for the removal from tobacco of tobacco-specific nitrosamines and for the acquisition of tobacco-processing equipment. See "Business of Star."

         With the extension of the Company's bank loan and receipt of equity funds described above, the Company believes that it has adequate working capital for the remainder of 1998. The process of developing and commercializing the Company's tobacco-processing technology and smoking cessation and reduced-risk smoking products will require additional funds in 1999 and beyond. Although the Company is unable at this time to precisely estimate its long-term funding requirements, the Company believes that a minimum of several million dollars is necessary, although the actual required amount of funds could be substantially higher. The Company intends to seek such additional funding through public or private financings, including additional bank financing arrangements, and/or through collaboration or other arrangements with corporate partners. There can be no assurances that such additional financing will be available from any sources or, if available, will be available on acceptable terms or that the Company will be able to establish corporate collaboration on acceptable terms, or at all. Any shortfall in funding could result in the Company having to curtail its operations including its development and commercialization activities which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company does not intend to allocate any substantial part of its foreseeable capital expenditures to either the conventional cigarette manufacturing operations of Star or the operations of ETI, the latter of which are currently cash flow negative and produce an operating loss. While the Company believes that the deployment of capital funds by ETI, estimated at a minimum of $250,000, may bring ETI's operations to a positive cash flow and operating income basis, the Company has concluded that the potential return on investment from an allocation of available funds to ETI's operations would be less than the return from an allocation of such funds to the Company's tobacco-processing technology. As a result of these decisions, the remaining balance of ETI's investment in MKM/LASIK technology, that is, $187,000 at March 31, 1998, was reduced to zero at June 30, 1998.

         The Company is exploring alternative strategies for the disposition or liquidation of product lines and assets, including those of ETI, which do not comport with and do not sufficiently contribute to the Company's emphasis on the development and commercialization of its tobacco-processing technology, as described above under "Overview."


RECENT FINANCIAL DEVELOPMENTS

         Based on preliminary results, in the third fiscal quarter ended September 30, 1998, sales for the Company were approximately $4,450,000, a decline of approximately 15% from the corresponding period in 1997, but an increase of approximately 18% from the second quarter ended June 30, 1998. The Company expects to show a net loss of approximately $1,200,000 for the quarter ended September 30, 1998, for an aggregate net loss of approximately $3,200,000 for the nine months ended September 30, 1998. These results reflect, as did the results for the first six months of 1998, continued emphasis by the Company upon development of the Company's proprietary process for curing tobacco and expenses related to such development.

YEAR 2000 ISSUES

         The Company has made an assessment of its information technology systems relating to year 2000 issues at Star's Virginia facilities. The assessment resulted in the development of a preliminary plan to prepare Star for year 2000 readiness. The plan includes replacement of certain hardware systems and the upgrading or replacement of software applications. The Company estimates that the costs for implementation of Star's plan will be in the $40,000-$60,000 range; all such costs will be expensed as incurred. The Company expects that implementation will be completed prior to the year 2000 and that the domestic operations of Star will not be materially disrupted by the implementation process.

         Star has begun the process of contacting key vendors to obtain assurances that the operations of a key vendor, as they affect Star, will not be interrupted because of year 2000 issues. Star has received assurances from some but not all of the vendors and therefore has not completed this process. Star does not rely upon vendors for products or services that are data-dependent and believes that its customers are not data-dependent with respect to the purchasing and reselling of products such as those sold by Star. Therefore, Star believes that the failure of its vendors to be compliant with Year 2000 issues will not cause a material interruption in Star's business operations. Any such interruption, however, would likely have a material adverse effect upon the operations of Star. ETI does not rely upon vendors for products or services that are data-dependent and believes that its customers are not data-dependent with respect to the purchasing and reselling of products such as those sold by ETI. Therefore, ETI believes that the failure of its vendors to be compliant with Year 2000 issues will not cause a material interruption in ETI's business operations. Any such interruption, however, would likely have a material adverse effect upon the operations of ETI.

         The Company has made only a preliminary assessment of its information technology systems relating to year 2000 issues with respect to the ETI operations in Minnesota and Mexico, and is unable at this time to assess either the cost of year 2000 readiness or the extent to which operations would be interrupted by the failure to adequately and timely address these issues. In addition, the Company has not yet begun the process of determining whether key vendors expect to be in compliance with year 2000 issues.

         The Company does not have a contingency plan in the event that its systems or those of any third parties are not year 2000 compliant by the end of the century. The failure of the Company to address adequately all year 2000 issues may have a material adverse impact upon its financial condition and/or business operations.


                  STAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of operating results of Star and of the liquidity and capital resources of Star at December 31, 1997, should be read in conjunction with the Financial Statements of Star and its subsidiaries appearing on pages F-2 through F-15 of this Proxy Statement.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net sales, representing the sale of conventional cigarettes and little cigars, declined 39% from $34,260,000 in fiscal/calendar year 1996 to $20,764,000 in the same period 1997. In 1996, sales from contract manufacturing, i.e., the manufacturing of products under brand names owned and marketed by others, was $9,197,100, $7,629,700 of which were sales of little cigars to Swisher International, Inc. ("Swisher"). The balance of sales of 1996 were sales of Star's own brands of cigarettes. In late 1996, Swisher began its own manufacturing operations for little cigars, which are manufactured on cigarette-making machines, and thus to phase out its dependence on Star. In 1997, Star's sales to Swisher were $3,872,250, a 49% decline from 1996, with each quarter of the year showing a declining sales volume.

         In 1996, sales of Star-brand cigarettes were $25,063,200, compared to $16,163,100 in 1997, a decline of 36%. In 1996, it was Star's practice to make certain large volume sales with low or no profit margins in order to attempt to establish a brand name presence in a particular region or to establish a relationship with a particular distributor/customer.
This practice was de-emphasized in 1997.

         Export sales in both 1996 and 1997 were not material.

         Cost of goods sold, as a percentage of net sales volume, was essentially the same in 1996 and 1997, 47.14% versus 48.32%, respectively. Profit margins on contract manufacturing are slightly higher than the margins on Star-brand cigarettes. In 1997, profit margins declined slightly because improved profit margins on Star-brand cigarettes, due to the deemphasis on high volume, low-margin sales described above, only partially offset the loss of profit margins resulting from the decline in sales volume from contract manufacturing.

         Marketing and distribution expenses declined 44% from 1996 to 1997. Star does not incur any significant expense in this category with respect to contract manufacturing customers; almost all of such expense is incurred with respect to Star-brand cigarettes. In 1996, these expenses were 4.5% of the sales volume of Star-brand cigarettes, versus 3.7% in 1997. The decrease is attributable to a more widespread use of point-of-purchase and other marketing materials in 1996 and costs associated with the recruitment of a greater number of new distributors in 1996.

         General and administrative expenses declined 13% from 1996 to 1997, but increased as a percentage of sales from 4.78% to 6.86%. Many of these expenses are relatively fixed and therefore increase as a percentage of sales as sales volume declines. In addition, the contract manufacturing business requires a lower level of general and administrative support; consequently the higher percentage of this category of expense in 1997 may be attributed to the fact that contract manufacturing represented a smaller portion of total sales volume.

         Research and development expense represents primarily expenditures related to the development of Star's proprietary technology for the processing of tobacco so as to prevent the formation of tobacco-specific nitrosamines, but also expenses for the development of a tobacco-flavored, non-nicotine chewing gum which Star is no longer developing. Star does not maintain its own research laboratories or other physical assets for research and development; it is dependent upon the services of third parties for these services. Similarly, it does not employ a scientific staff and instead relies upon scientific and medical consultants and third-party service providers. Expenditures in this category include payments for such consultants, contract research organizations, laboratory testing, research grants, raw materials, equipment, legal and regulatory fees, including expenses for the filing and prosecution of patents, and allocations of management personnel and general and administrative expenses. This category includes payments of $751,057 and $489,413 in 1997 and 1996 respectively, to Jonnie R. Williams, the inventor of Star's proprietary technology for the processing of tobacco. See "Management" and "Security Ownership of Certain Beneficial Owners and Management" elsewhere in this Proxy Statement.

         Interest expense was $477,000 in 1996 and $256,000 in 1997. The 1996 amount includes $171,000 of interest accrued to a related party for debt incurred primarily in connection with the acquisition of manufacturing equipment in 1994. This debt was eliminated at the beginning of 1997. In addition, in both 1996 and 1997, interest expense was incurred in connection with a bank revolving line of credit, the borrowing levels of which were determined by levels of accounts receivable and inventory. Since these levels were lower in 1997 than in 1996, due to lower sales volume, average line of credit borrowing levels were lower, resulting in lower interest expense.

         The net losses in 1996 and 1997 were a result of the factors discussed above. Most significant, the increase in net loss from 1996 to 1997, that is, an increase of $1,234,000, may be attributed to an increase of $803,000 in research and development expenses, which were not related to sales volume in either year, and to a lower volume of operating profits resulting from a declining sales volume.

FINANCIAL CONDITION AND LIQUIDITY

         Star's 1997 year-end balance sheet reflects an illiquid position and a stockholders' deficit of $1,742,000. Cash flow to maintain operations has been provided primarily through increases in accounts payable and, to a lesser extent, through equipment loans. With respect to stockholders' deficit, substantial net losses in both 1996 and 1997 were partially offset by a contribution to capital of $923,000 by stockholders by means of a forgiveness of secured long-term notes.

         Throughout 1997, Star maintained, and was dependent upon, a bank revolving line of credit with the level of borrowings being determined by levels of accounts receivable and inventory, with a limit of 1.5 million dollars. The loan was and is secured by a first security interest on accounts receivable and inventory. Star was in default of certain financial and other covenants under its loan agreement, but not in payments. This bank loan, which was due to mature on March 31, 1998, was extended to June 30, 1998. In early July, 1998, the loan and security position were assigned to another bank, the term was extended to January 1, 1999, and the existing defaults were waived. The bank loan is guaranteed by certain major stockholders.

         On February 6, 1998, Star entered into a "reverse acquisition" transaction with Eye Technology, Inc. ("ETI") and became its wholly-owned subsidiary. The purpose of the transaction for Star was to gain access, through ETI, the common stock of which is publicly traded, to equity financing markets. In February and March, 1998, ETI sold in a private placement 2.9 million shares of common stock for 1.45 million dollars, most of which was contributed to the capital of Star. In July, 1998, ETI sold in a private placement the equivalent of five million shares of common stock for 2.5 million dollars, most of which was contributed to the capital of Star. To partially offset the dilutive effect of this latter sale of stock, certain controlling stockholders of ETI contributed to ETI the equivalent of 3.75 million shares of common stock of ETI.

         Star may require additional capital financing in order to continue its activities beyond 1998 with respect to the research, development and commercialization of its proprietary methods to prevent the formation of tobacco-specific nitrosamines in tobacco and of Star's products which utilize tobacco which has been processed with such methods. ETI and Star will seek additional equity funds for these purposes.

         There can be no assurances that ETI and Star will be successful in obtaining additional capital financing, as described above.


                   ETI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of operating results of ETI and of the liquidity and capital resources of ETI at December 31, 1997, should be read in conjunction with the Consolidated Financial Statements of ETI appearing on pages F-16 through F-25 of this Proxy Statement.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net sales for the year ended December 31, 1997 were $1,333,431, a decrease of $959,880 (42%) from sales of $2,293,311 for the year ended December 31, 1996. In 1997, 69% of ETI's sales were in the domestic market and 31% were in the international market. This compares to a market mix of 75% domestic sales and 25% international sales in 1996.

         Sales of IOLs comprised 94% of net sales in 1997, with the balance of sales being primarily MKM and LASIK equipment. This compares to 88% IOL sales in 1996.

         In 1997, industry-wide pricing pressures were reflected in a decrease in the average unit price per domestic sale of 9% from 1996. Unit sales in the United States also decreased from 1996 by 38%, reflecting continuing industry trend of greater sales of soft/foldable lenses, which ETI does not offer, as well as ETI's lack of working capital to provide marketing and sales support for its independent sales force. ETI's unit sales in the United States were also adversely affected by a reduction in the number of sales representatives soliciting sales of ETI's products.

         Sales of MKM and LASIK equipment declined 74% in 1997 from 1996, or from $275,000 to $70,000. The decline is principally attributable to the inability of ETI to conduct sales promotion activities, such as skills transfer courses, and to provide product design improvements in both cases due to a lack of working capital funds. More than 95% of sales revenue of this equipment in 1997 reflects export sales, as was the case in 1996. Because of declining sales of this equipment, ETI reduced the remaining useful life of its investment in this asset to three years, beginning in the 1996 fiscal/calendar year and resulting in an annual amortization expense of $193,000 for each of 1996 and 1997.

         Gross profit, as a percentage of net sales, decreased significantly to 44% in 1997 from 65% in 1996. The decrease is attributable primarily to three factors: a higher percentage of IOL sales were export sales (27% in 1997 versus 15% in 1996) for which the gross profit margin is substantially less than for domestic sales; manufacturing overhead, primarily rent, which is relatively fixed in cost, becomes a greater percentage of sales as sales volume declines; and both domestic and international prices continued to decline.

         Selling and marketing expenses decreased $415,552 to 15% of net sales from 27% in 1996. The significant decline in IOL domestic sales (from $2.018 million in 1996 to $.915 million in 1997), on which sales commissions are payable, and the decline in in-house personnel, a portion of which is allocated to selling and marketing expense, account for more than 90% of the decline, with the balance attributable to reduced marketing and promotional expenses due to a lack of working capital.

         General and administrative expenses were 67% of net sales in 1997 compared to 46% in 1996, despite the reduction of $155,543 of such expenses. ETI was unable to reduce costs, such as rent, insurance, professional fees, and management compensation, at the same rate as sales declined.

         Research and development expense decreased from $24,530 in 1996 to zero in 1997. Because of a severe lack of working capital, ETI abandoned, in late 1995 and early 1996, research and development projects related to potential new products in the fields of corneal topography and glaucoma. A project to develop a soft/foldable IOL was significantly cut back and only relatively immaterial expense was incurred on this project in 1997, which expense was accounted for as manufacturing labor.

         Interest expense increased from $144,627 in 1996 to $160,576 in 1997. In both years, the amount of borrowed debt of ETI was related principally to accounts receivable which were lower throughout 1997 compared to 1996 because of lower sales, resulting in lower interest accruals. The decrease in interest on borrowed debt was more than offset by a higher amount of interest incurred with respect to certain past due obligations to creditors who charged interest on past due amounts.

         Net loss in 1997 was $330,191 compared to net loss of $213,816 in 1996. The increase was due to the factors noted above. 1997 results were significantly and favorably impacted by the receipt of a one-time $325,000 license fee for the grant of a license by ETI to a manufacturer of IOLs to manufacture and sell IOLs under ETI's PMA approvals. Also, 1996 results were favorably impacted by a judgment of $161,053 received by ETI in a lawsuit against a competitor for wrongful product disparagement, netting approximately $56,000 to ETI after offsetting legal fees.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1997, and continuing in 1998 until the date of the Reverse Acquisition, ETI had a significant working capital deficit. Its ability to maintain operations was dependent upon the forbearance of a sufficient number of creditors from enforcing ETI's obligations to them and upon the willingness of employees, primarily the Chief Executive Officer, to defer compensation owed to them. ETI's ability to remain in business was in substantial doubt.

         On January 31, 1997, ETI received a one-time license payment of $325,000 pursuant to the License Agreement with OII. See "Business of ETI--Transaction with Ophthalmic Innovations International, Inc." The cash received allowed ETI to retire secured indebtedness to an institutional lender to whom it had been in a material default of its loan agreement. ETI thereupon entered into a new financing arrangement by which its eligible receivables are factored to a third party. Notwithstanding the cash infusion received pursuant to the License agreement with OII, and the factoring arrangement described in the preceding sentence, ETI continued throughout 1997 to have significant liquidity shortages and to be in default of a number of contractual obligations by reason of its inability to make timely payments.

         ETI had been unable to obtain adequate capital financing, either debt or equity, for at least several years to alleviate its severe cash flow deficits. In addition, ETI was not in compliance with its reporting requirements under the Securities Act of 1934, and therefore access to the public securities markets was closed to it.

         As a condition to the Reverse Acquisition, and contemporaneously with it, ETI was able to settle a number of pending claims against it, including obligations of ETI to current and former employees, including the Chief Executive Officer. See "Business of ETI--Legal Proceedings."

                                   MANAGEMENT

EXECUTIVE OFFICERS

         Set forth below is information regarding the executive officers of the Company, and their respective ages and positions as of the Record Date:

               Name                              Age                          Position
               ----                              ---                          --------

Robert J. DeLorenzo, M.D., Ph.D.                  50      Chairman of the Board and Chief Executive Officer

Malcolm L. Bailey                                 55      President and Director

Jonnie R. Williams                                43      Chief Operating Officer, Executive Vice President and
                                                          Director; Director of Product Development of Star,
                                                          Director of Marketing of Star

James A. McNulty                                  48      Chief Financial Officer

         For information regarding Dr. DeLorenzo and Messrs. Bailey, Williams and McNulty, see "Proposal No. 1--Election of Directors."

         Officers of the Company serve at the discretion of the Board. There are no family relationships among the Company's directors and executive officers.

COMPENSATION SUMMARY

         The following table sets forth certain information concerning compensation paid and accrued to the Chairman, Chief Executive Officer and President of the Company for the three fiscal years ended December 31, 1997. Mr. Fitzsimmons resigned as Chief Executive Officer and Chairman of the Board on February 6, 1998 and resigned as President on May 18, 1998. Mr. Fitzsimmons was the only executive officer or significant employee whose total annual salary and bonus exceeded $100,000 in any of such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL              LONG-TERM
                                               COMPENSATION          COMPENSATION
                                               ------------          ------------
                                                                      SECURITIES
                                                                      UNDERLYING        ALL OTHER
             NAME                            SALARY       BONUS        OPTIONS        COMPENSATION
             ----                            ------       -----      ------------     ------------

Robert J. Fitzsimmons
     Chairman of the Board,   1995       $192,000(1)       --            (2)           $24,887(3)
     President and Chief      1996       $192,000(1)       --            (2)           $15,706(4)
     Executive Officer        1997       $192,000(1)       --            (2)           $15,706(4)

-----------------------

(1) Includes salary accrued but not paid in the amounts of $58,831 and $147,619 for the years ended December 31, 1996 and 1997, respectively. See "Proposal No. 4--Interests of Certain Persons in the Reverse Acquisition" regarding the issue to Mr. Fitzsimmons of shares of Common Stock of the Company in partial consideration for the cancellation of indebtedness of the Company to Mr. Fitzsimmons, including indebtedness for accrued compensation in the amount of $179,156, $103,177 and $15,456 for the years ended December 31, 1995, 1996 and 1997, respectively.

(2) No options were granted to Mr. Fitzsimmons during the years ended December 31, 1995, 1996 and 1997.

(3) Represents payment of life and disability insurance premiums and reimbursement for automobile expenses.

(4)      Represents payments of life and disability insurance premiums.

OPTION EXERCISES AND YEAR-END VALUES

         The following table sets forth certain information with respect to Mr. Fitzsimmons concerning unexercised options held as of December 31, 1997. No options were exercised by Mr. Fitzsimmons during such year, and no stock appreciation rights were outstanding on December 31, 1997.

         AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997
                           AND YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES                       VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED                      IN-THE-MONEY OPTIONS
                                             OPTIONS AT FISCAL YEAR-END                   AT FISCAL YEAR-END (1)
                                             --------------------------                   ----------------------
                NAME                     EXERCISABLE          UNEXERCISABLE          EXERCISABLE        UNEXERCISABLE
                ----                     -----------          -------------          -----------        -------------

Robert J. Fitzsimmons (2)                  50,000                100,000                 --                  --

--------------------

(1) The closing bid and asked prices on December 31, 1997 were $.01 and $.03, respectively.

(2) In 1994, Mr. Fitzsimmons was granted an option to acquire 150,000 shares of Common Stock at an exercise price of $0.50 per share and expiring on February 28, 1999. The option was canceled as of February 6, 1998 upon termination of Mr. Fitzsimmons' employment agreement. No options were granted to Mr. Fitzsimmons in 1997.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

         The Company entered into a five-year employment agreement with Robert
J. Fitzsimmons on November 1, 1989, which provided that Mr. Fitzsimmons would serve as Chief Executive Officer of the Company at an annual salary of $120,000 subject to increase by the Board of Directors. Such agreement was renewed for an additional five-year term beginning November 1, 1994. Mr. Fitzsimmons' annual salary was increased twice by the Board, once in 1990 and again in 1991, to a level of $192,000. (Subsequent to 1991, Mr. Fitzsimmons accrued a portion of his annual compensation.) Mr. Fitzsimmons' employment agreement provided that, in the event of a hostile change in control of the Company, and in the event Mr. Fitzsimmons' employment was terminated as a result thereof, the Company was obligated to make a cash payment to Mr. Fitzsimmons totaling 299.99% of his average annual base salary during the five-year period prior to termination. This employment agreement was canceled on February 6, 1998, with Mr. Fitzsimmons releasing the Company from any liability under the agreement in consideration for the issue of shares of Common Stock of the Company to Mr. Fitzsimmons.

         The Company intends to enter into an executive employment agreement with Mr. Bailey, the Company's President, to provide for, among other things,
(a) that Mr. Bailey will devote such amount of his time and attention to the business of the Company as both Mr. Bailey and the Board of Directors of the Company shall agree is necessary and appropriate, (b) the payment to Mr. Bailey of an annual salary of $130,000, (c) the issuance to Mr. Bailey of five shares of Series B Preferred Stock as a signing bonus, and (d) the grant to Mr. Bailey of an option to purchase up to 200,000 shares of Common Stock at an exercise price of $2.00 per share exercisable in two equal annual installments commencing June 1999.

         The Company also intends to enter into an executive employment agreement with each of Mr. Williams, the Company's Chief Operating Officer and Executive Vice President, and Mr. McNulty, its Chief Financial Officer, to provide for, among other things, their full time employment with the Company and the payment of an annual salary of $120,000 and $150,000, respectively.

         The Company does not intend to enter into any employment agreement with Dr. DeLorenzo or provide for the payment of any compensation to him (other than the reimbursement of out-of-pocket expenses) for the performance of his duties as Chief Executive Officer of the Company. The Company has been advised by Dr. DeLorenzo that he will devote such amount of his time and attention to the business of the Company that is compatible with his on-going duties as Neurologist-in-Chief at the Medical College of Virginia.

OTHER INFORMATION

         For information regarding compensation paid to the management of Star for periods prior to the date of the Reverse Acquisition, see "Business of Star--Compensation Summary."

                              CERTAIN TRANSACTIONS

         During the first quarter of 1998, the Company advanced a total of $167,355 in interest-free demand loans to Mr. Williams. All the loans were repaid in full in the second quarter of 1998.

         In October 1997, Star paid approximately $32,000 to Golden Leaf Tobacco Company, a company owned by Mr. Bailey, for the purchase of tobacco leaf.

         In September and October 1998 in connection with its pilot program to test its tobacco curing process, Star paid (a) approximately $128,000 to Golden Leaf Tobacco Company for the purchase of tobacco leaf and tobacco curing equipment used by Star in the pilot program, and (b) approximately $60,000 to Mr. Bailey for consulting services rendered in connection with the pilot program.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company's Common Stock, Class A Preferred Stock and Series B Preferred Stock by each beneficial owner of more than 5% of each class of the Company's voting securities, each Director of the Company, the Named Executive Officer (as defined below) and all Directors and Officers and significant personnel of the Company as a group. Shares of Class A Preferred Stock are convertible into shares of Common Stock at a rate of 80 shares of Common Stock for each share of Class A Preferred Stock. Shares of Series B Preferred Stock are convertible into shares of Common Stock at a rate of 3,280 shares of Common Stock for each share of Series B Preferred Stock. Consequently, shares of Common Stock shown in the table include shares of Common Stock into which the shares of Class A Preferred Stock and Series B Preferred Stock are convertible. Shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock all vote as one class, except as otherwise provided by applicable law. Holders of Common Stock are entitled to one vote for each share held, holders of Class A Preferred Stock are entitled to 80 votes for each share held, and holders of Series B Preferred Stock are entitled to 500 votes for each share held.

                                                      PERCENTAGE OF       AMOUNT AND
                                                     VOTING POWER OF    PERCENTAGE OF
      NAME AND ADDRESS OF          AMOUNT OF          COMMON STOCK         CLASS A
    INDIVIDUAL OR IDENTITY          COMMON            VOTING AS A         PREFERRED
          OF GROUP                  STOCK            SEPARATE CLASS         STOCK
          --------                  -----            --------------         -----

Jonnie R. Williams             38,747,125(1)(2)              0%              0
16 S. Market Street                                                          0%
Petersburg, VA 23803

Francis E. O'Donnell,          38,747,125(1)(3)              0%              0
     Jr., M.D                                                                0%
709 The Hamptons Lane
Chesterfield, MO 63017

Robert J. DeLorenzo,              500,000(4)               3.1%              0
     M.D., Ph.D., M.P.H                                                      0%
Medical College of
     Virginia
MCV Box 980599
Richmond, VA 23298

Malcolm L. "Mac" Bailey            82,000(5)                 0%              0
16 S. Market Street                                                          0%
Petersburg, VA 23803

James A. McNulty                        0                    0%              0
16 S. Market Street                                                          0%
Petersburg, VA 23803

Leo S. Tonkin                           0                    0%              0
c/o Washington Workshops                                                     0%
  Foundation
3222 N St., N.W., Suite 340
Washington, D.C. 20007

Edward L. Tucker                  200,000                   2.0%            250
55 Union Avenue                                                             100%
Sudbury, MA 01776

Robert J. Fitzsimmons           1,152,281                  11.9%              0
1997 Sloan Place                                                              0%
St. Paul, MN 55117

Prometheus Pacific Growth       5,502,640(6)               25.8%              0
Fund, LDC                                                                     0%
P.O. Box 1062
George Town, Grand Cayman,
B.W.I

All Directors and Officers     39,329,125(1)(2)(4)(5)       3.1%              0
and Significant Personnel                                                     0%
(5 Persons)


                                                                               PERCENTAGE OF
                                                                              VOTING POWER OF
                                                         PERCENTAGE OF        SECURITIES OWNED
                                                        VOTING POWER OF       IF ALL SHARES OF
                                      AMOUNT AND        ALL SECURITIES            SERIES B
    NAME AND ADDRESS OF             PERCENTAGE OF       OWNED AS OF THE       PREFERRED STOCK
   INDIVIDUAL OR IDENTITY             SERIES B              RECORD                  ARE
          OF GROUP                 PREFERRED STOCK           DATE                CONVERTED
          --------                 ---------------           ----                ---------

Jonnie R. Williams                  11,813(1)(2)             35.2%                69.3%
16 S. Market Street                   83.8%
Petersburg, VA 23803

Francis E. O'Donnell,               11,813(1)(3)             35.2%                69.3%
     Jr., M.D                         83.8%
709 The Hamptons Lane
Chesterfield, MO 63017

Robert J. DeLorenzo,               60.9756                    1.9%                  .8%
     M.D., Ph.D., M.P.H                 .4%
Medical College of
     Virginia
MCV Box 980599
Richmond, VA 23298

Malcolm L. "Mac" Bailey                 25                      0%                  .1%
16 S. Market Street                     .1%
Petersburg, VA 23803

James A. McNulty                         0                      0%                   0%
16 S. Market Street                      0%
Petersburg, VA 23803

Leo S. Tonkin                            0                      0%                   0%
c/o Washington Workshops                 0%
  Foundation
3222 N St., N.W., Suite 340
Washington, D.C. 20007

Edward L. Tucker                         0                    1.1%                  .3%
55 Union Avenue                          0%
Sudbury, MA 01776

Robert J. Fitzsimmons                    0                    6.8%                 2.0%
1997 Sloan Place                         0%
St. Paul, MN 55117

Prometheus Pacific Growth              763                   17.2%                 9.7%
Fund, LDC                              5.4%
P.O. Box 1062
George Town, Grand Cayman,
B.W.I

All Directors and Officers          11,899                   37.3%                70.3%
and Significant Personnel             84.4%
(5 Persons)

----------

(1) Includes no shares of Common Stock and 10,430 shares of Series B Preferred Stock convertible into 34,210,400 shares of Common Stock and owned of record by Regent Court Technologies, a general partnership of which Jonnie R. Williams and Francis E. O'Donnell, Jr. are the sole partners.

(2) Includes 691.5740 shares of Series B Preferred Stock convertible into 2,268,362 shares of Common Stock and owned by a trust for the benefit of the children of Jonnie R. Williams. Mr. Williams disclaims beneficial ownership of these shares.

(3) Includes 691.5740 shares of Series B Preferred Stock convertible into 2,268,362 shares of Common Stock and owned by a trust for the benefit of the descendants of Francis E. O'Donnell, Jr. Also includes 691.5740 shares of Series B Preferred Stock convertible into 2,268,362 shares of Common Stock and owned by trusts of which Dr. O'Donnell is trustee but in which neither he nor any member of his family has a beneficial interest. Dr. O'Donnell disclaims any beneficial interest in such shares.

(4) Includes 300,000 shares of Common Stock and 60.9756 shares of Series B Preferred Stock convertible into 200,000 shares of Common Stock.

(5) Includes no shares of Common Stock and 25 shares of Series B Preferred Stock convertible into 82,000 shares of Common Stock.

(6) Includes 2,500,000 shares of Common Stock, 763 shares of Series B Preferred Stock convertible into 2,502,640 shares of Common Stock, and 500,000 shares of Common Stock issuable upon exercise of a stock purchase warrant after the effective date of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

                                BUSINESS OF STAR

HISTORY AND INTRODUCTION

       From 1990 until 1994, Star was a contract manufacturer of little cigars and cigarettes under brand names owned by others. During most of this period, a majority of its sales volume were to a single customer, Swisher International, Inc. ("Swisher"), for which Star manufactured little cigars under the brand names "SWISHER SWEETS(R)" and "PRINCE EDWARD(R)." The contract manufacturing relationship with Swisher was mostly phased out beginning in 1996 and continuing throughout 1997.

       In late 1994, Star developed and began marketing its own branded cigarettes under the trade names "GUNSMOKE(R)," "VEGAS(R)" and "VALENTINE(R)," the last of which was abandoned in 1995. In 1995, Star added the brands "SPORT(R)" and "MAIN STREET(R)."

       In late 1994, Star commenced research and development activities based upon newly-conceived technology, which it had licensed from the technology's inventor, Jonnie R. Williams, for the processing of tobacco so as to eliminate or reduce to insignificant levels tobacco-specific nitrosamines in tobacco ("TSNAs"). TSNAs are generally recognized by tobacco chemists to be among the most powerful and abundant carcinogens in tobacco and tobacco smoke. Star's research and development activities have focused on (1) perfecting and testing its proprietary methods for processing tobacco, (2) developing products which incorporate Star's specially-processed tobacco, including products for the smoking cessation and reduced-risk smoking markets, (3) establishing a patent position, (4) initiating the FDA-approval process for its smoking cessation products, and (5) developing relationships within the tobacco industry with a view to the commercialization of Star's processes.

       Star is not aware of any other entity which utilizes a process to reduce significantly tobacco-specific nitrosamines that are found in cured tobacco leaf. At least one Swedish company, Swedish Match Co., has worked with various varieties of smokeless tobacco under crop management environments in an effort to reduce the amount of the nitrosamine content in tobacco. The Company understands that Swedish Match Co. has been successful in those efforts, but not to the extent of reducing nitrosamines below the level which the Company understands would be considered inconsequential.

       Currently, Star manufactures and sells throughout the United States four brands of cigarettes--GUNSMOKE(R), VEGAS(R), SPORT(R) and MAIN STREET(R)--with contract manufacturing being an insubstantial portion of its business. Star's primary focus, however, is on the continued development of it proprietary technology for the processing of tobacco and on products incorporating such technology.

PROPRIETARY TECHNOLOGY

       Process. The process of curing, or drying, tobacco so that it is suitable for production into tobacco products begins immediately upon harvesting of the tobacco leaf. The tobacco leaves are brought to enclosed barns or sheds to be hung or placed on racks. The two principal varieties of tobacco leaf in the United States are Virginia flue-cured tobacco and burley tobacco, both of which are typically used in American-made cigarettes to produce what is referred to as an American blend. Under conventional curing methods with Virginia flue-cured tobacco, the leaves that are hung to cure are exposed to gas-fired heat, while with burley tobacco the leaves dry naturally. The curing process for Virginia flue-cured tobacco takes approximately five days and for burley tobacco a month or more.

       Star's proprietary curing technology is applicable to Virginia flue-cured tobacco as well as burley tobacco, and most likely to other varieties widely used throughout the world. Star's curing process essentially arrests or eliminates microbial activity that normally occurs during curing, thereby preventing the production of TSNAs. Star's curing technology does not, however, alter or affect taste, color or the nicotine content of tobacco. The Company makes no claim or representation that its proprietary curing process reduces any harmful chemical constituents in tobacco and/or tobacco smoke other than tobacco-specific nitrosamines.

       Star's proprietary curing technology was conceived by Jonnie R. Williams (see "Management" and "Security Ownership of Certain Beneficial Owners and Management") and has been licensed to Star in an agreement which grants to Star certain exclusive worldwide rights with a right of sublicense. See "License Agreement" below.

       It is Star's objective to achieve widespread acceptance of its tobacco curing technology as a standard for the manufacture of less harmful tobacco products and as a basis for the use of tobacco in the production of smoking cessation products.

       Current Status. Star conducted at its own expense a pilot program during the 1998 United States tobacco harvest season (July through October). The purposes of this program were: (1) to continue to test and perfect Star's curing processes in quantities and under conditions which will serve as a model for future operations; (2) to test custom designed equipment; (3) to provide processed tobacco to major manufacturers in quantities for testing and test market purposes; and (4) to demonstrate the commercial feasibility of adoption of Star's processes for widespread use in the production of tobacco products. The program was operated from a leased facility in Chase City, Virginia, which is located in the tobacco growing regions of Virginia and North Carolina. The Company has completed the pilot program and has achieved the objectives described above.

       Star has had extensive discussions with several major tobacco product manufacturers. It has provided to them samples of its processed tobacco and has been advised by them that tests conducted by or for the major manufacturers confirm Star's claim that its processed tobacco is free of TSNAs. The Company is in the process of finalizing orders for the 1999 growing season for tobacco to be processed by Star using its proprietary tobacco processing technology.

PRODUCTS UTILIZING TSNA-FREE TOBACCO

       Star has developed several products containing TSNA-free tobacco. Those products and the development status of each are as follows:

       Smoking Cessation Products

       GUMSMOKE-Rx(TM). Star has developed GUMSMOKE-Rx, a chewing gum which contains TSNA-free tobacco that has been ground to a powder-like consistency and added to traditional chewing gum ingredients. The finished product resembles in all respects a typical chewing gum product except that, depending upon the level of nicotine in the finished product, the consumer will detect a distinct tobacco flavor and nicotine effect upon the taste buds and senses within a relatively short time after initiation of chewing. To enable a physician prescribing the gum to patients to regulate the amount of nicotine delivery, Star can establish uniform nicotine levels in the tobacco and adjust the amount of tobacco in the gum product. Star filed an IND application covering its GUMSMOKE-Rx chewing gum in July 1997 for smoking cessation therapies, for cessation of selected smoking-cessation aids and for cessation of smokeless tobacco product use. Star intends to complete human clinical trials for this product, subject to the availability of funds and further clarification of the regulatory environment. Star currently believes that the FDA, given the current status of its regulatory powers with respect to tobacco products, will be particularly reluctant to approve for therapeutic purposes any product containing tobacco. See "Government Regulation."

       GoldSmoke(TM) Lozenges. Star has developed GoldSmoke, a lozenge which contains TSNA-free tobacco that is added in either a finely-ground powder or liquid extract form to typical lozenge ingredients. The taste, nicotine-sensation characteristics and nicotine levels of the tobacco lozenge are comparable to that of GUMSMOKE-Rx chewing gum. Star has not yet filed an IND application with the FDA covering its GoldSmoke lozenges. Further plans to develop this product will be dependent on the availability of funds and further clarification of the regulatory environment.

       Product Attributes. Star believes that its prescription gum and lozenge products would have a number of advantages over other smoking cessation products now on the market for the following reasons:

                  Taste. Both the gum and lozenge products have an agreeable taste, especially to a smoker or smokeless tobacco product consumer. Star's gum and lozenge products taste like a typical confectionary product with a detectable and familiar tobacco flavor.

                  Nicotine Delivery. Star's smoking cessation gum and lozenge products begin to deliver detectable amounts of nicotine within two minutes. This is an important consideration to the nicotine-addicted individual who has been accustomed to almost instant nicotine gratification from his tobacco product.

                  Price. The cost of manufacture of Star's gum and lozenge products in believed to be significantly lower than any of the other smoking cessation products on the market, thus allowing for lower retail prices. Star believes that the pricing of smoking cessation products is an important factor in consumer acceptance of and compliance with a smoking cessation regimen.

       Reduced-Risk Smoking Products

       CigRx(TM). Star has developed CigRx, a cigarette which contains TSNA-free tobacco and is manufactured in the same manner as conventional cigarettes. Star voluntarily elected to submit CigRx to the FDA as a therapeutic pharmaceutical product with health-related claims to help prevent a relapse of a patient undergoing a smoking cessation program. Star is not aware of any other company submitting a tobacco product for FDA clearance. Star filed an IND application with the FDA covering its CigRx cigarettes for smoking cessation therapies in 1997. Star's strategy has since changed and it will not seek FDA approval for CigRx. The Company, however, intends to submit data from clinical studies of CigRx to the FDA for its review.

       In October, 1998, a Phase I study of CigRx under a FDA-reviewed protocol was completed at the Medical College of Virginia. The study, involving male and female subjects, was a 19-day cross-over study designed to test the in vivo elimination or reduction of nitrosamines following the smoking of CigRx cigarettes compared to leading-brand conventional cigarettes. The CigRx cigarettes used in the study delivered substantially less carbon monoxide (4.8 milligrams versus 12.2 milligrams) and about half as much tar (7.0 milligrams versus 14.0 milligrams) compared to an average of the best selling full-flavored cigarettes, as measured by the widely recognized Federal Trade Commission methods. Analytical data from the study will be compiled and completed in the beginning months of 1999.

       While the Company intends to continue to test CigRx in clinical studies and to submit data therefrom to the FDA, it intends in the meantime to proceed with plans to produce and test market CigRx. Beginning in the first half of 1999, the Company expects to conduct a limited test market of CigRx using tobacco processed in the Company's pilot program described above. Any marketing of CigRx beyond the planned test market could not be undertaken until the last several months of 1999 since the Company cannot process enough tobacco for these purposes and using its proprietary methods until the 1999 tobacco harvest season allows the Company to do so.

       CigRx will be sold without any therapeutic claims. The Company intends, however, to disclose on the cigarette package and elsewhere carbon monoxide and tobacco-specific nitrosamine levels.

       Marketing and Distribution

       Subject to regulatory approval, Star intends to target consumers of tobacco products who seek either to cease or reduce cigarette smoking and/or the consumption of smokeless tobacco products. Star is exploring entering into a collaborative relationship with a corporate partner for the manufacturing and/or distribution of these smoking cessation and reduced-risk smoking products, in which it will retain for itself the right to supply the TSNA-free tobacco. Star is also exploring entering into a collaborative relationship regarding marketing and distribution of its products in foreign countries in which the regulatory regimen is more favorable to such products. There can be no assurance, however, that Star will be able to enter into any collaborative relationship on terms satisfactory to Star, or at all.

       Manufacturing

       Chicles Canel's, S.A. de C.V., of San Luis Potosi, Mexico ("Canel's"), a large gum manufacturing company in Mexico, has produced all sample and clinical trial quantities of gum and lozenge products for Star. Star believes that Canel's has sufficient capacity to produce Star's requirements for the prescription-only market. Star, which does not have an on-going agreement with Canel's, is currently dependent upon Canel's as a sole supplier of its gum and lozenge products. Star may need to identify alternative manufacturers for the production of these products to reduce its dependence on Canel's and to ensure that in the event that market demand increases beyond Canel's capacity, Star would be able to meet such demand. Star has sufficient manufacturing capacity to produce CigRx cigarettes for clinical trial purposes and for subsequent initial market distribution.


       Amana Company, L.P. ("Amana") is manufacturing the specialized equipment that incorporates the Company's proprietary technology for processing tobacco under a 15-year exclusive supply agreement. The Company believes that Amana has sufficient manufacturing capacity to supply all of the Company's foreseeable requirements for the specialized equipment.

       Market and Competition

       It is commonly believed that many tobacco product consumers are addicted to tobacco because of the presence of nicotine in tobacco. The addictive qualities of nicotine have been well publicized. It has been estimated that approximately 70% of American adult smokers (approximately 32 million persons) desire to quit smoking, but of that number approximately 75% believe that they are unable to do so. It is further estimated that 15 million Americans attempt, unsuccessfully, at least once a year to quit smoking, and only 1.2 million Americans are successful in quitting. In the United States the percentage of adults who regularly smoke cigarettes has decreased over the past 25 years, although in recent years the number of adult smokers has not materially changed.

       Tobacco users who attempt to quit typically experience craving, headaches, irritability and nausea when the body stops receiving nicotine. Smoking cessation products that are approved for sale in the United States are primarily synthetically-produced nicotine delivery products designed to wean the patient from nicotine addiction over a period of time ranging from 30 days to six weeks. Three products, Nicorette(R), a nicotine chewing gum, and Nicotrol(R) and NicoDerm(R), both transdermal nicotine patches, constituted 99% of the U.S. market of $398 million in sales in 1996. All of these products are sold over-the-counter. Recently, Zyban(R), a prescription drug which, when taken in pill form, chemically acts upon the brain to simulate the "reward" attributes of nicotine while at the same time decreasing the craving for nicotine, was introduced to the market in 1997 following FDA approval. Star understands that sales of Zyban to date have been substantial and that Zyban is often prescribed by physicians to be used in conjunction with nicotine delivery products. Sales of nicotine delivery, smoking cessation products outside of the United States are estimated by Star at over $700 million in 1996. None of the smoking cessation products currently on the market have FDA approval as smokeless tobacco cessation products, and the FDA has not granted any approval for a product with such indications.

       The smoking cessation and reduction market is highly competitive. Star's competitors would include SmithKline Beecham, the McNeil Consumer Division of Johnson & Johnson, Glaxo-Wellcome and Pharmacia-Upjohn, all of which have capital resources, research and development staffs, facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in manufacturing and marketing their products which are significantly greater than those of Star. In addition, there are several companies developing new technologies aimed at smoking cessation therapies. There are also a number of consumer products which do not require FDA approval as therapeutic drug products but which nevertheless are advertised as alternatives to smoking or to help in the reduction of smoking. For example, at least one of the leading United States confectionary chewing gum manufacturers has advertised its gum products as an alternative to cigarettes. There are also several non-tobacco cigarettes produced with fillers such as lettuce and herbs. In addition to the use of consumable products for smoking cessation or reduction purposes, medical practitioners and others have developed a variety of programs intended to assist a person in withdrawing from nicotine dependence. Treatments used include psychological counseling, hypnosis, group therapy and behavior modification techniques. There can be no assurance that Star's competitors will not succeed in developing technologies and products that are more effective than Star's product candidates, that are safer than Star's products or that would render Star's products obsolete or non-competitive. Star's inability to compete successfully may have a material adverse effect on Star's business, financial condition and results of operations.

       Star expects its products, if approved for sale, would compete primarily on the basis of product efficacy, patient convenience and compliance, price, and patent position. There can be no assurance that Star will be able to compete successfully with respect to any of these factors.

TOBACCO-FLAVORED CHEWING GUM

       In January 1998, Star test marketed on a national basis a confectionary gum product which contained an FDA-approved tobacco flavoring but not tobacco itself nor any nicotine. The product had been developed for adult smokers who also chewed gum. In light of poor market receptivity, the Company has no present plans to further promote the product.

CONVENTIONAL CIGARETTE BUSINESS

       Star is engaged in the business of manufacturing and selling cigarettes, primarily within the United States. Until 1994 Star was exclusively a contract manufacturer of little cigars and cigarettes under brand names owned by Star's customers. One customer, Swisher International, Inc., for which Star manufactured "Swisher Sweets" and "Prince Edward" little cigars, accounted for more than half of Star's business during that time. In late 1994, Star commenced selling its own brands of cigarettes. Currently Star manufactures and sells GUNSMOKE(R), VEGAS(R), SPORT(R) and MAIN STREET(R) cigarettes, and sales of these brands have accounted for most of Star's revenues over the past 24 months. Star's brands are sold in the "deep discount" category of the cigarette industry.

       Products. Star's four brands of cigarettes are each sold in a variety of sizes and styles, i.e., king size and 100s, soft pack and hinged box, regular flavor and menthol, and full flavor, lights and ultra lights. Star utilizes its own specified blend of tobaccos in each brand. The blend consists of Virginia flue-cured, burley and oriental varieties of tobacco, which is typical of American-style cigarettes. Star does not utilize "reconstituted" tobacco, which is tobacco leaf which has been cut, combined with various chemicals and formed into paper-like sheets which are in turn cut and utilized as filler in the production of cigarettes.

       Star uses stylized packaging designs for its four brands of cigarettes. As is typical in the cigarette industry, Star utilizes different colors, e.g., green for menthol, but similar designs, on its packaging to denote different product styles.

       Manufacturing. Star manufactures cigarettes at its facility in Petersburg, Virginia. Tobacco is purchased from a recognized leaf dealer in "cut rag" form, meaning that the tobacco has been cut, processed and flavored to Star's specifications, and is ready when delivered to Star for the manufacturing process. The tobacco is then combined with filters, and paper in a "maker" which produces finished cigarettes, which in turn are placed in a "packer" which provides packaging into standard 20-cigarette packs and ten-pack cartons.

       Distribution. Star's own-branded cigarettes are sold primarily to tobacco product distributors, typically referred to in the industry as "tobacco and candy distributors." In 1997 Star sold its cigarettes to a total of 285 distributors located in the United States. The distributors maintain state and, where applicable, municipal government tobacco product licenses, apply to cigarette packs state and/or local tax stamps when needed, and resell the cigarettes to retailers. Star delivers its products directly to distributors mainly by common carrier trucks. No one distributor accounted for more than 10% of Star's revenues in 1997. Star's distributor customers primarily serve convenience stores and gas stations, but not grocery stores and large discount or department stores.

       Marketing and Selling. Star does not conduct any consumer advertising and only an insubstantial amount of trade journal and direct mail advertising. Star does provide to its distributor customers for redistribution to retailers, point-of-sale materials such as posters, banners and display racks. Also, Star produces marketing materials for use by distributors to promote Star cigarettes to their retail customers.

       Star's brands of cigarettes are sold by two full-time in-house employee-salesmen, augmented by three part-time independent contractor representatives, all of whom are compensated principally on a commission basis.

       Because of Star's limited sales force and advertising and marketing resources, it is Star's strategy to rely to a large degree upon distributors to promote and sell Star brands to retail customers. Distributors are generally able to obtain substantially higher profit margins, albeit lower volume, on Star's products than on products sold by the four major United States manufacturers of cigarettes, and therefore they have an incentive to promote Star's brands. Furthermore, in many markets, Star will grant to a distributor exclusivity within a defined region for one or more brands, thus giving to the distributor an incentive to promote to retailers Star's brand without being undercut on a price basis by a competitor.

       Competition. Star's primary competition for conventional cigarettes is from the four "majors," that is, Philip Morris, the brands of which account for slightly more than 50% of the cigarette sales in the United States, R.J. Reynolds, Brown & Williamson, and Lorillard, each of which has substantially greater financial and operating resources than Star. Star also encounters significant competition from several other United States manufacturers of cigarettes as well as importers of cigarettes manufactured in foreign countries. Some of these manufacturers and importers have substantially greater financial and operating resources than Star.

       Star's products compete principally on the basis of price. Generally speaking, there are three price categories of cigarettes in the United States, "premium," which includes such brands as Marlboro(R) and Camel(R), "discount" or "generic," which includes such brands as Doral(R) and GPC(R), and "deep discount," which as a group account for only a small percentage (less than 3%) of the United States cigarette market. Each of Star's brands is priced in the deep discount category. Other competitive factors include package design, taste, and the amount of marketing support provided to distributors and retailers. At the consumer level, brand "loyalty" is also a significant factor.

       Contract Manufacturing. Star also manufactures cigarettes under brand names owned by unaffiliated parties. In these instances, packaging is provided by the customer who has also selected its own tobacco blend, and Star manufactures against a specific purchase order. The final product is invariably delivered to a single location and Star has no responsibility for marketing or selling. Currently, contract manufacturing is an insignificant portion of Star's cigarette operations.

LICENSE AGREEMENT

        Star is the licensee under a license agreement (the "License Agreement") with the licensor, Regent Court Technologies, a partnership of which Jonnie R. Williams and Francis E. O'Donnell, Jr., M.D. are partners (see "Management" and "Security Ownership of Certain Beneficial Owners and Management"). The License Agreement provides, among other things, for the grant of an exclusive, worldwide, irrevocable license to Star, with the right to grant sublicenses, to make, use and sell tobacco and products containing tobacco under the licensor's patent rights and know-how relating to the processes for curing tobacco so as to eliminate or reduce to insignificant levels tobacco-specific nitrosamines and to products containing such tobacco of the licensor and its affiliates, whether such patent rights and know-how are now in existence or hereinafter developed. This license includes inventions of the licensor and its affiliates during the term of this Agreement relating to the production, treatment or curing of tobacco, or a method of manufacturing a product containing tobacco, or of extracting one or more substances from tobacco for the purpose of incorporating such substance or substances in a product or products. The only right retained by the licensor is to conduct research.

       The License Agreement may be terminated by Star upon 30 days' written notice. The License Agreement may also be terminated by the licensor (a) upon a default in the payment of royalties or a failure to submit a correct accounting continuing for at least 30 days after written notice, or (b) upon a material breach of any other obligation of Star under the License Agreement continuing for at least 60 days after written notice. A material breach may include a sublicense of the Patent Rights without obtaining a written agreement of the sublicensee to be obligated to the licensor under the License Agreement. The licensee is also obligated to provide the licensor with copies of all patent applications by it relating to the Patent Rights. For purposes of determining materiality and provided the nature of the breach may be determined in material terms, a breach shall be deemed material, if such breach results in a loss of royalties exceeding $100,000.

       Star is obligated to pay to the licensor a royalty of 2% on all net sales of products by it and any affiliated sublicensees and 6% on all fees and royalties received by it from unaffiliated sublicensees. The License Agreement expires on the last to expire of any applicable patents. One United States patent has been issued and additional patent applications are pending in the United States and in approximately 80 foreign jurisdictions. See "Business of Star--Patents and Proprietary Rights."

       The License Agreement obligates Star to prosecute and pay for United States and foreign patent rights. The agreement contains other provisions typically found in a patent license agreement, such as provisions governing patent enforcement and the defense of any infringement claims against Star and its sublicensees. The License Agreement further provides that any obligation or liability related to patent infringement matters brought against Star will be borne by Star. Star has agreed to indemnify and defend the licensor and its affiliates against losses incurred in connection with Star's use, sale or other disposition of any licensed product or the exercise of any rights under the License Agreement. The licensor has made no representations to Star in any documents regarding the efficacy of the licensed technology.

PATENTS AND PROPRIETARY RIGHTS

       Star's success in commercially exploiting its licensed tobacco curing technology depends in large part on the ability of Star to defend issued patents, to obtain further patent protection for the technology in the United States and other jurisdictions, to maintain trade secrets, to operate without infringing upon the patents and proprietary rights of others, and to obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur, both in the United States and in foreign countries. The Company has exclusive rights to one issued patent covering the technology for reducing the level of TSNAs in tobacco leaf. Additionally, the Company is an exclusive licensee to a patent application pending in the United States for additional methods covering the tobacco curing technology and for products containing TSNA-free tobacco. Corresponding patent filings have been initiated in numerous foreign countries. There can be no assurance that patents will issue from any of the pending applications, that claims allowed will be sufficient to protect the intellectual property owned or licensed by Star, or that Star or its licensor has or will develop or obtain the rights to any additional products or processes that are patentable. In addition, no assurance can be given that any patents issued to or licensed by Star will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to Star.

       The patent positions of pharmaceutical companies, including those of Star, are uncertain and involve complex legal and factual questions for which important legal principles are unresolved. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents or patent applications licensed to Star and limit the ability of Star or its licensors to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, Star may be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that Star will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, Star could be delayed in or prevented from pursuing the development or commercialization of its products.

       Litigation which could result in substantial cost to Star may also be necessary to enforce any patents to which Star has rights, or to determine the scope, validity and unenforceability of other parties' proprietary rights which may affect Star's rights. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. Star's licensors may also have to participate in interference proceedings declared by the United States Patent and Trademark Office (the "PTO") to determine the priority of an invention, which could result in substantial cost to Star. There can be no assurance that Star's licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. The mere uncertainty resulting from the institution and continuation of any technology-related litigation or interference proceeding could have a material adverse effect on Star's business and prospects.

       Star may also rely on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, suppliers and others. There can be no assurance that these agreements will not be breached or terminated, that Star will have adequate remedies for any breach, or that Star's trade secrets will not otherwise become known or be independently discovered by competitors.

GOVERNMENT REGULATION

       The manufacture and sale of cigarettes and other tobacco products and of pharmaceutical products are subject to extensive federal and state government regulations in the United States and by comparable authorities in many foreign countries. These national agencies and other federal, state and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of Star's products.

       There are multiple bills pending in the United States Congress and in several state legislatures which, if enacted, would significantly change the United States tobacco industry. Some of these federal bills contain provisions which would provide substantial federal government funds for smoking cessation programs and products, as well as incentives to tobacco companies and others to produce less harmful or reduced-risk tobacco products. Star is unable to predict what effect, if any, these provisions, if enacted, would have on Star's technology or the sale of Star's smoking cessation products (if approved by the FDA) and/or reduced-risk products. The Company believes, however, that any bill that requires manufacturers to reduce or eliminate or disclose additional known toxic ingredients (other than nicotine or tar levels) in tobacco could have a beneficial effect on the Company.

       The FDA has adopted extensive regulations governing the sale and advertising of tobacco products designed primarily to discourage the sale to, and consumption by, adolescents and children. The "major" manufacturers of tobacco products challenged the authority of the FDA to promulgate such regulations in the federal courts. A federal District Court upheld the FDA's authority to promulgate such regulations, but ruled that certain of the regulations restricting advertising were invalid as violative of the constitutional right of free speech. Recently, the United States Court of Appeals ruled that the executive branch of the United States government, in particular the FDA, does not have the authority to regulate tobacco products, such authority being reserved to Congress. The federal government has appealed the Appeals Court's ruling and the matter is now pending before the United States Supreme Court. To the knowledge of Star, the FDA has not attempted to enforce these regulations, and the tobacco industry, including Star, have generally operated as if the regulations were not in effect.

       It is difficult for Star to predict what effect full implementation of the FDA regulations referred to in the preceding paragraph would have upon its conventional cigarette business. Those regulations significantly limit the manner in which cigarettes may be sold and displayed in retail stores, requiring, among other restrictions, that cigarettes be kept "behind the counter" and out of reach of customers. These point-of-purchase restrictions would tend to favor the more well-known brand names and disfavor "deep discount" products which rely more upon the price of the product than to brand loyalty or brand recognition to generate sales. Consequently, implementation of the existing FDA regulations would have an adverse affect upon Star's sales of conventional cigarettes.

       The Company's decision to share its product data with the FDA was made with long-term objectives in mind and in light of the uncertainties in the regulatory environment. As a small company without its own laboratory or other research facilities, the Company believed that the commercial value of its tobacco curing process would depend upon validation by the scientific and health care communities. The Company believes that tests and clinical trials conducted under FDA reviewed protocols would further its objective of attaining scientific validation for its technology. It is uncertain, however, whether any competitive advantage would be achieved by submission of products to the FDA, especially if such submission is not required. Moreover, by submitting products to the FDA when the same may not be required, the Company may be subjecting itself to additional costs of research and unnecessary governmental regulation.

       U.S. Food and Drug Administration. Star has submitted its GUMSMOKE gum to the FDA as therapeutic drug products for smoking cessation purposes. As a result, the marketing, manufacture, and distribution of such smoking cessation products are and will be subject to rigorous preclinical testing and clinical trials and other approval procedures mandated by the FDA. The purpose of the FDA's testing procedures is to determine the safety and efficacy of drug candidates, and compliance of manufacturing facilities with the FDA's QSRs (good manufacturing practices).

       The steps typically required to be taken before a new prescription drug may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an Investigational New Drug ("IND") application, which must be evaluated and found acceptable by the FDA before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of a New Drug Application ("NDA") to the FDA and (v) FDA approval of the NDA. Prior to obtaining FDA approval of an NDA, the facilities that will be used to manufacture the drug must undergo a pre-approval inspection to ensure compliance with the FDA's QSRs.

       Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into healthy human subjects is performed to test for safety. Phase II involves studies in a limited patient population to determine the efficacy of the product for specific, targeted uses, to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks. When Phase II evaluations demonstrate that a product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. The results of product development, preclinical studies and clinical studies are submitted to the FDA as an NDA for approval of the marketing and commercial shipment of the product.

       In addition, domestic drug product manufacturing establishments must be registered with, and approved by, the FDA. Drug product manufacturing establishments located in certain states also must be licensed by such states. Establishments handling controlled substances must be licensed by the United States Drug Enforcement Administration. Domestic manufacturing establishments are also subject to biennial inspections by the FDA for compliance with QSRs after an NDA is filed.

       There can be no assurance that approvals from the FDA will be obtained on a timely basis or at all. The process of obtaining these approvals and the subsequent compliance with appropriate United States statutes and regulations are time-consuming and require the expenditure of substantial resources. Among the uncertainties and risks of the FDA approval process are the following: the possibility that studies and clinical trials shall fail to prove that Star's products are "safer" than conventional tobacco products; the possibility that the costs of obtaining such approvals could far exceed any current estimates of Star and may render commercialization of the products marginally profitable or altogether unprofitable; and the possibility that the amount of time required for FDA approval of a product may extend for years beyond that which is originally estimated. The FDA may also require additional clinical trials, which could result in increased costs and significant development delays. Furthermore, there can be no assurance that even after substantial time and expenditures, any of Star's products will be approved for marketing as proposed by Star in the United States on a timely basis or at all. The effect of governmental regulation may be to delay the marketing of Star's smoking cessation products and to impose costly requirements on Star's activities or to provide a competitive advantage to the companies that compete with Star. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The failure to obtain FDA approval of its products, or any material delays in obtaining such approval, may have a material adverse effect upon Star's business, financial condition and results of operations.

       Bureau of Alcohol, Tobacco and Firearms. Manufacturers and importers of tobacco products are taxed pursuant to regulations promulgated by the federal Bureau of Alcohol, Tobacco and Firearms ("BATF") under authority of the Internal Revenue Code of 1986, as amended. The Company's tobacco products will continue to be subject to tax under such regulations.

       State and Municipal Laws. The sale of tobacco products is subject to taxation in all fifty states. In addition, some states permit municipalities to impose an additional sales tax, and many municipalities do so. The state and municipal taxes are imposed upon wholesalers and/or retailers but not manufacturers, and therefore Star has no liability for such taxes. Star is required, however, by many states to report its shipments of cigarettes to distributors/retailers located within their jurisdiction. Star is aware of at least two states, Massachusetts and Minnesota, which have recently adopted laws and regulations regarding the disclosure by manufacturers of certain chemical constituents in their products. Star intends to fully comply with such laws and believes it will benefit from such disclosure requests.

LITIGATION/PRODUCT LIABILITY

       Star is not a party to any material litigation.

       In the United States, there have been numerous and well-publicized lawsuits against the largest manufacturers of cigarettes and other tobacco products initiated by state and municipal governmental units, health care providers and insurers, individuals (for themselves and on a class-action basis) and by others. The legal theories underlying such lawsuits are varied, but are generally based upon one or more of the following: manufacturer defendants have deceived consumers about the health risks imposed by tobacco product consumption; such defendants knew or should have known about various harmful ingredients of their products and failed to adequately warn consumers about the potential harmful effects of those ingredients; and such defendants knew of the addictive attributes of nicotine and have purposefully manipulated their product ingredients so as to enhance the delivery of nicotine.

       Star believes that its risk of liability in any lawsuit of the type described above, and therefore the risk of being named a defendant in such a lawsuit, is relatively low for the following reasons: Star has not at any time advertised its tobacco products to consumers except for point-of-purchase materials; it has never conducted research on the chemical or other constituents of its products and does not have, and has never had, laboratory or other research facilities; and Star has not "manipulated' the nicotine content or delivery of its tobacco products. Moreover, Star brands have been sold for only a relatively short period of time, i.e., since late 1994, and the volume of sales has not been substantial in relation to the volume generated by the larger manufacturers.

       Star maintains product liability insurance which is limited to any claims that tobacco products manufactured by or for Star contain any foreign object. Such insurance does not cover health-related claims such as those that have been made against the major manufacturers of tobacco products. Star does not believe that such insurance can currently be obtained. A lawsuit against the Company based upon claims not covered by its product liability insurance may have a materially adverse effect upon the financial condition of the Company.

FACILITIES

       Star's executive offices and manufacturing facilities are located in Petersburg, Virginia. Star owns such facilities which consist of a 50,000 square foot, four-story manufacturing building and 3,000 square foot, single-story office and storage building. Star leases a 10,000 square foot warehouse in Petersburg, Virginia, about one mile from its manufacturing facilities, pursuant to a month-to-month lease. The warehouse is used for storing and shipping conventional cigarette products. Star also leases a single office at the Biotechnology Office Park of the Medical College of Virginia in Richmond, Virginia, on a tenancy-at-will basis.

       Star has leased seven acres of land and an approximately 50,000 square foot building thereon in Chase City, Virginia, for the processing of tobacco utilizing Star's proprietary methods to prevent the formation of tobacco-specific nitrosamines. The lease is for a term of ten years, expiring in 2008. Star has an option to purchase the property at any time during the term of the lease.

       Star considers its facilities adequate for the purposes for which they are used.

EMPLOYEES

       As of June 30, 1998, Star has 47 full-time employees. From time to time, Star engages temporary personnel to augment its regular employee staff. Star utilizes from time to time the services of consultants and independent contractors to provide key functions that might otherwise be provided by Company-employed personnel. Star's success depends in large part on its ability to attract and retain highly qualified scientific, technical, management and marketing personnel. Competition for such personnel is intense and there can be no assurance that Star will be able to attract and retain the personnel necessary for the development and operation of its business. The loss of the services of key personnel could have a material adverse effect on Star's business.

COMPENSATION SUMMARY

       The following table sets forth, for the years 1996 and 1997, the compensation paid to the Chief Executive Officer of Star and to each other officer of Star who received at least $100,000 in such years. The table does not include payments to Jonnie R. Williams, who did not hold any office in Star during the periods covered. For information regarding such payments, see "Business of Star--Certain Transactions" elsewhere in this Proxy Statement.

                                               SUMMARY COMPENSATION TABLE

                                                          ANNUAL                LONG-TERM
                                                       COMPENSATION           COMPENSATION
                                                       ------------           ------------
                                                                               SECURITIES
                                                                               UNDERLYING       All Other
                NAME                                SALARY         BONUS         OPTIONS       Compensation
                ----                                ------         -----        ---------      ------------

Samuel P. Sears, Jr.
     Chairman of the Board and      1996           $186,265         --             (1)          12,809 (2)
     Chief Executive Officer        1997           $249,231         --             (1)           9,743 (2)

John M. Gallahan.
     President and Chief            1996           $120,384         --             (1)          12,035 (2)
     Executive Officer              1997           $178,192         --             (1)          12,580 (2)

-----------------------

(1) No options were granted to Mr. Sears or Mr. Gallahan during the years ended December 31, 1996 and 1997.

(2)      Represents reimbursement for automobile expenses.

CERTAIN TRANSACTIONS

         Until February 6, 1998, the date of the Reverse Acquisition, the capital stock of Star was owned and controlled by Francis E. O'Donnell, Jr., M.D. and Jonnie R. Williams and their families. See "Management" and "Security Ownership of Certain Beneficial Owners and Management." Many of the practices and expenditures described in the remainder of this section were undertaken in the context of a privately-owned corporation and were phased out following the Reverse Acquisition.

         Jonnie R. Williams and entities owned or controlled by him or his family have from time to time borrowed from, and made loans to, Star. At December 31, 1997, total borrowings of the Company from related parties amounted to $392,012. All such loans were on a demand basis and provided for interest at the minimum levels specified by the Internal Revenue Service for the avoidance of imputed interest.

         Mr. Williams or entities controlled by or affiliated with him were paid $565,000 and $387,500 in 1997 and 1996, respectively, for services rendered. The services primarily consisted of work performed on the research and development of Star's licensed technology for the prevention of the formation of nitrosamines in tobacco and of products which include tobacco processed under Star's technology.

         Mr. Williams owns an unoccupied house in Richmond, Virginia, which is used by Star from time to time to lodge visitors to Star and to provide temporary housing to employees, independent sales persons and others working on behalf of Star. In each of 1996 and 1997, Star made payments for the maintenance of such house in an amount of less than $10,000.

         Mr. Williams and Dr. O'Donnell have jointly owned airplanes from time to time. Star has utilized the airplanes for travel throughout the United States and to Mexico for meetings at Canel's. Payments made by Star with respect to those airplanes were $238,750 in 1997. There were no payments in 1996.

         For the interest of Samuel P. Sears, Jr., an executive officer and director of Star on the date of the Reverse Acquisition, in ETI and the Reverse Acquisition transaction, see "Proposal No. 4--Interests of Certain Persons in the Reverse Acquisition" elsewhere in this Proxy Statement.

         The Board of Directors has adopted a policy that any future transactions with affiliates of the Company will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and shall have been approved by a majority of the Company's directors who do not have a material interest in the transaction.


                                 BUSINESS OF ETI

GENERAL

         ETI develops, manufactures, sells and distributes intraocular lenses and other ophthalmic products. Intraocular lenses ("IOLs") are medical devices implanted in the human eye by ophthalmic surgeons to correct vision loss resulting from the removal of the natural crystalline lens during cataract surgery. Beginning in 1992, ETI sought to broaden its product line in the ophthalmic field. Consequently, ETI began to market and distribute in the United States and for export titanium diamond knives, hand-held instruments, pachymeters and diamond knife calibration units; however, marketing efforts were largely unsuccessful and sales of such products in 1997 were immaterial. As part of its efforts to diversify its product line, in 1994 ETI acquired proprietary rights to a microlamellar keratomileusis ("MKM") system and developed a modified version of its MKM system for a surgical procedure known as laser assisted in-situ keratomileusis ("LASIK").

         Throughout 1997 and continuing into 1998, ETI had severe financial difficulties characterized by declining revenue and a lack of working capital. As a result, operations were contracted, an operating loss was incurred and research and development efforts to bring on new products or to improve existing products were curtailed.

         The IOL industry specifically, as well as the medical device industry in general, is subject to significant governmental regulations, particularly by the United States Food and Drug Administration ("FDA"). The IOL industry's pricing policies are directly impacted by the maximum allowable charges of an IOL implant procedure as established by the United States Health Care Financing Administration ("HCFA"). ETI's business is not seasonal in nature.

PRODUCTS OF ETI

         IOLs. ETI manufactures and markets eleven different series of lens styles. These series of lenses, which incorporate over 63 lens configurations, include both single-piece and multi-piece lens designs, blue polymethylmethacrylate ("PMMA") loops, optics in 5.0mm, 5.5mm, 6.0mm, 6.5mm, and 7.0mm sizes, and optics of biconvex and convex-plano designs. ETI also offers its UltraThin series, notch, double eyelet and left-handed IOLs to address certain segments of the small incision and capsulorhexis market. Sales of IOLs accounted for more than approximately 94% of net sales in 1997.

         Microlamellar Keratomileusis (MKM). The 1990s has seen an increasing use in the United States, and throughout the world, of a number of surgical procedures and devices to correct human vision impairment, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism. Such procedures include radial keratotomy ("RK"), in which incisions are made in the cornea to flatten the anterior surface and photorefractive keratotomy ("PRK") in which excimer or solid-state lasers are employed to alter the surface and shape of the cornea. MKM procedure employs a microkeratome device to remove the patient's corneal cap after which a second resection is made in the stroma. The cap is then replaced, adhering to the eye without the aid of sutures. LASIK is a combined procedure, utilizing a microkeratome to make a "flap" on the cornea, folding the flap back and employing a laser to alter the stroma, and then replacing the corneal flap to its original position. Sales of MKM and LASIK equipment by ETI during 1997, almost all of which were export sales, accounted for approximately 6% of all net sales of ETI.

         The marketability of ETI's MKM/LASIK equipment suffers from ETI's failure to improve the equipment by making certain design enhancements estimated to cost between $50,000 and $100,000. Prior to the Reverse Acquisition, ETI did not have available to it sufficient funds to undertake such design enhancements. After the Reverse Acquisition, the Company has elected not to make a further investment in this equipment, and the carrying asset value resulting from ETI's original investment in this equipment was reduced to zero in the second quarter of 1998. Currently the Company is attempting to sell its rights in this equipment.

SALES AND MARKETING

         ETI markets its products in the United States through field sales representatives to ophthalmologists, hospitals, health-care buyer groups, outpatient clinics, health maintenance organizations and surgicenters. At December 31, 1997, ETI had six field sales representatives, several of which are corporate entities employing more than one representative, compared to eight representatives at December 31, 1996. All such representatives are independent contractors of ETI and are not employees. Declining sales volume over the last several years, coupled with ETI's lack of a soft lens product (see "IOLs", below), has resulted in a number of representatives who have ceased to represent ETI's IOL product line, a situation which has added to ETI's sales decline. ETI has lacked sufficient working capital and a positive business outlook so as to attract experienced independent sales representatives to replace the ones who have terminated their relationship with ETI.

         ETI's domestic customers generally obtain lenses on a consignment basis with actual title passing and invoicing occurring when the lens is implanted. As of December 31, 1997, ETI had approximately 5,000 lenses on consignment. No single customer accounted for ten percent or more of ETI's net sales for any of the last three fiscal years.

         For international sales, ETI generally grants nonexclusive distribution rights for specified countries or territories to independent distributors. Exclusive distribution rights, which are rarely granted, are awarded based upon superior performance and distribution capabilities. ETI presently distributes its products through 15 international distributors whose agreements are subject to renewal based on performance. Export sales in 1997 and 1996 were $408,227 and $578,812, respectively.

COMPETITION

         The markets for ETI's products are characterized by rapidly evolving technology and intense competition. ETI competes with major pharmaceutical and medical device companies. Most of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than ETI.

         IOLs. ETI's competitors with respect to IOLs include Iolab, Chiron Ophthalmics, Storz (by the end of 1997, Iolab, Chiron Ophthalmics, and Storz were all owned by Bausch & Lomb), Staar, Alcon, Allergan, and Mentor Ophthalmics, all of which sell IOLs domestically and internationally. ETI also competes in the United States with several small manufacturers, as well as in the international market with several United States manufacturers who sell exclusively in that market.

         Throughout the 1990s, the use of "soft" or "foldable" IOLs have grown in popularity among surgeons. ETI does not offer soft lenses, which ETI estimates comprised approximately 60% of the United States IOL market in 1997.

         In the "hard" lens segment of the United States market, ETI relies upon a varied product selection, aggressive pricing and individualized customer service. ETI estimates that its sales of IOLs accounted for less than one percent of the United States IOL market in 1997.

         In the international market, the primary competitive factors are price and product offerings. The fact that ETI's products are approved by the FDA for sale in the United States is an important factor in ETI's ability to make export sales. In 1997, export sales accounted for 25% of the total Company IOL sales volume on a revenue basis and approximately 55% on a units-sold basis.

         MKM and LASIK Equipment. Domestic sales of ETI's MKM and LASIK equipment in 1997, and to date in 1998, have been insignificant, as lack of working capital to market and promote ETI's products and to make desired product improvements have hampered ETI's sales efforts for this product line.

         The United States domestic market is dominated by Chiron Ophthalmics, which has far greater financial, technical and market resources than ETI.

         Export sales of MKM and LASIK equipment in 1997 were $70,227, but ETI does not maintain an established sales, distribution and service network in the international market for its MKM and LASIK equipment.

TRANSACTION WITH OPHTHALMIC INNOVATIONS INTERNATIONAL, INC.

         On January 31, 1997, ETI entered into a license agreement (the "License Agreement") with Ophthalmic Innovations International, Inc. ("OII"), of Claremont, California. Pursuant to the terms of the License Agreement, ETI granted to OII a non-exclusive license under ETI's pre-market approvals (PMAs) granted to ETI by the FDA to manufacture and market IOLs designed and manufactured in compliance with the PMAs. ETI received a one-time license fee of $325,000.

         In connection with the License Agreement, ETI and OII entered into a Supply Agreement on January 31, 1997, by which OII agreed to manufacture and sell to ETI certain IOLs at predetermined fixed prices. During 1997, and to date in 1998, ETI has not purchased any IOLs from OII pursuant to the Supply Agreement or otherwise, and ETI has no current plans to purchase IOLs in the future from OII.

FDA REGULATION

         The manufacture and sale of IOLs requires prior approval by the FDA of an application for an Investigational Device Exemption ("IDE") on a parent lens. The "Parent Lens" is the original lens involved in a patient study undertaken to approve the safety and effectiveness of the materials used in forming the lens and the lens design. This application contains, among other things, a description of the lens design, the materials to be used, and the proposed manufacturing process. Upon FDA acceptance of an IDE, a company may commence sales to a group of ophthalmologists who serve as clinical investigators for the lens (the "Core Group"). The Core Group performs a defined number of implant procedures for each intraocular lens style. The results of the implant procedures are then submitted to the FDA. If the results are favorable, the FDA will permit ETI on whose behalf the IDE is filed to sell the lens on a less restricted basis. The final stage of review involves filing an application for pre-market approval ("PMA") with the FDA. PMA is granted based on results of clinical investigations and, if approved, allows the lens to be sold for general domestic implant purposes. Each new lens design must comply with these procedures. (See "Products of ETI").

         FDA regulations require ETI to comply with "Good Manufacturing Practices" ("GMPs") regarding the manufacture of IOLs and to maintain complete traceability of each lens implanted, including pertinent information about each patient. Any adverse reactions to an implant must be reported to the FDA.

         In June 1990, ETI received pre-market approval ("PMA") on its Parent Lens and three supplements, which included several three-piece lens designs with PMMA loops. In September 1990, ETI received approvals for supplements on both single-piece and biconvex lens designs introduced by ETI to address the fastest growing segment of the IOL market, small incision products. In September 1991, ETI's 5.0mm lens received PMA status from the FDA. As a result of the above approvals, 90% of ETI's IOL product line has received FDA approval.

         In March 1994, ETI acquired certain assets of a company manufacturing a microkeratome unit under the name of MicroPrecision(TM). The assets included patent rights and FDA 510(k) approval of the keratome system. These products are manufactured under the name MicroPrecision(TM).

RESEARCH AND DEVELOPMENT

         In 1991, ETI entered into an agreement with Ronald P. Jensen, M.D., to consult with ETI with respect to the development of viscoelastic material whereby he granted to ETI a right of first refusal for the development of any such viscoelastic material that may be developed by Dr. Jensen for a five-year period beginning December 1993. ETI was required to pay to Dr. Jensen $200,000 over such five-year period.

         In 1997, ETI was not working with any viscoelastic material developed by Dr. Jensen and was in default of its payments to Dr. Jensen. In February 1998, ETI renegotiated its contract with Dr. Jensen, which now extends to the year 2000 and requires further payments totaling $100,000. ETI still does not work on any viscoelastic material developed by Dr. Jensen.

         In 1995, ETI conducted research and development primarily for research in the fields of corneal topography, glaucoma and soft/foldable lens technology. In 1996, due to a lack of working capital, ETI ceased research and development activities on corneal topography and glaucoma technologies and reduced work on soft/foldable lens technology to in-house research. Costs for such research were not material. This situation continued throughout 1997 and into 1998 to date.

PRODUCT LIABILITY

         The testing, marketing, and sale of human health care products entail an inherent risk of allegations of product liability. Although ETI has not incurred any material product liability to date, whether insured or uninsured, there can be no assurance that substantial product liability claims will not be asserted against ETI.

         In 1996, ETI allowed its product liability insurance to lapse so that there is no insurance coverage in the event ETI is confronted with any product liability claims. Accordingly, a significant amount of claims against ETI for product liability, if resolved against ETI, would have a material adverse effect on ETI's business, results of operations and financial condition.

RAW MATERIALS

         The raw materials used by ETI in the manufacture of IOLs are cast PMMA and extruded PMMA (See "Products of ETI"). Although these raw materials are only available through a limited number of suppliers, they are generally available. ETI has an adequate supply of the PMMA materials on hand to meet short-term production requirements and does not anticipate that the availability of PMMA will restrict its ability to meet production demands.

PATENTS, TRADEMARKS, AND LICENSES

         ETI is not reliant upon patent protection for the marketing of its IOLs and believes that its ability to effectively compete in the IOL marketplace is dependent upon other factors. (See "Competition"). There are no patents, trademarks, or licenses which are material to the business and operations of ETI, except its approvals from the FDA to market IOLs in the United States. (See "FDA Regulation").

EMPLOYEES

         As of June 30, 1998, ETI had six full-time employees in the United States, in addition to the 47 full-time employees of Star. ETI also employs approximately 25 full-time employees in its Mexicali, Mexico facility.

PROPERTIES

         ETI's executive, manufacturing, and administrative offices are located in approximately 19,500 square feet of leased space in St. Paul, Minnesota. ETI also leases 7,400 square feet in a building located in Mexicali, Mexico for use as a manufacturing plant pursuant to the Maquiladora program administered by the United States and Mexican governments. In general, all of ETI's premises are nearly fully utilized and considered to be in good condition and adequate for the purposes for which they are being used.

LEGAL PROCEEDINGS

         ETI was a defendant in 1997 and early 1998 in several lawsuits brought by creditors of ETI to collect monies due and payable by ETI, including the following five lawsuits:

              Dr. Ronald P. Jensen brought suit in 1996 in the United States District Court for the Central District of California for breach of a consulting contract, claiming damages of $111,000 plus interest and costs. The suit was settled in February 1998 in the amount of $25,000 plus a renegotiated consulting arrangement providing for the payment by ETI of $100,000 over a two-year period beginning June 1, 1998.

              Dr. Richard Lindstrom brought suit in 1996 in the District Court, Second Judicial District, County of Ramsey, Minnesota, against ETI alleging breach of agreement of ETI arising out of payments due to Dr. Lindstrom and a leasing company for the lease of equipment by ETI. Plaintiff sought damages in excess of $50,000. The matter was settled in June 1997 through the provision of IOLs to Dr. Lindstrom in lieu of cash payments.

              The law firm of Christie, Parker & Hale brought suit in 1996 against ETI to collect legal fees owing to it in connection with that law firm's representation of ETI in a patent infringement suit against ETI that was settled in 1995. The suit was entered in the Superior Court of California, County of Los Angeles. Default judgment in the amount of approximately $43,000 was entered against ETI in 1996. Christie, Parker & Hale has agreed to forego action against ETI on its judgment as long as ETI remains current on a schedule of payments totaling $43,000, agreed upon by the parties. As of April 1998, ETI was current in its payment schedule.

              In early 1997, Tracy Hoffman, a former employee of ETI, brought suit in the District Court, Second Judicial District, County of Ramsey, Minnesota, against ETI, alleging monies due for compensation and damages for sexual harassment. This suit was settled in February 1998 by ETI's agreement to pay to Ms. Hoffman and to her attorneys a total of $30,000.

              In September 1996, Dr. Samuel Yankelove brought suit against ETI in the 164th Judicial District Court of Harris County, Texas, claiming damages for an alleged defective item of equipment sold by ETI to Dr. Yankelove. In March 1998, ETI entered into an Agreed Judgment with the plaintiff providing for the payment by ETI of $30,000 over more than a three-year period.

         There are several other lawsuits pending against ETI which individually or in the aggregate are not material to the business or financial condition of the Company, either because the amounts are not material or the liability is covered by applicable insurance.

CERTAIN TRANSACTIONS

         For information regarding certain relationships and related transactions involving ETI, see "Proposal No. 4--Interests of Certain Persons in the Reverse Acquisition" and "Management--Employment Contracts and Change of Control Arrangements."

         The Board of Directors has adopted a policy that any future transactions with affiliates of the Company will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and shall have been approved by a majority of the Company's directors who do not have a material interest in the transaction.

PRINCIPAL EXECUTIVE OFFICE

         ETI's principal executive office is located at 16 South Market Street, Petersburg, Virginia 23803, and its telephone number is (804) 861-0681.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Fitzsimmons acquired 6,481 shares of Common Stock in December 1997 for which a Form 4 was filed in March 1998.


                              INDEPENDENT AUDITORS

         For accounting purposes, the transaction was recorded as a Reverse Acquisition, with Star as the accounting acquirer. Keiter, Stephens, Hurst, Gary & Shreaves, P.C. served as independent auditors for Star for the year ended December 31, 1997 and has been selected as the independent auditors of Star for the year ending December 31, 1998. Representatives of Keiter, Stephens, Hurst, Gary & Shreaves, P.C. are expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

         On March 5, 1998, the Company engaged Olsen, Thielen & Co., Ltd. ("Olsen, Thielen") as its independent auditors to audit its financial statements for the years ended December 31, 1996 and December 31, 1997. There have been no disagreements between the Company and Olsen, Thielen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused such firm to make reference in connection with its opinions to the subject matter of the disagreement. Representatives of Olsen, Thielen are not expected to attend the Annual Meeting.


                              STOCKHOLDER PROPOSALS


         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company, addressed to the President, Eye Technology, Inc., 16 South Market Street, Petersburg, Virginia 23803, no later than January 15, 1999, for inclusion in the proxy statement relating to that meeting.



                                  SOLICITATION

         This solicitation of proxies is being made on behalf of the Board of Directors and may be made by mail, personal interview, telephone and delivery services by officers, directors and employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Class A Preferred Stock, Series B Preferred Stock and Common Stock that those companies or persons hold of record. The Company will pay all costs of the solicitation and will reimburse forwarding expenses.


                                 OTHER BUSINESS

         The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting, other than the matters set forth in this Proxy Statement.


                                  ANNUAL REPORT

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 will be sent to any stockholder, without charge, upon written request addressed to the President, Eye Technology, Inc., 16 South Market Street, Petersburg, Virginia 23803.


         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.


                                           By Order of the Board of Directors


                                           Malcolm L. Bailey
                                           President


Petersburg, Virginia
November 12, 1998

                          INDEX TO FINANCIAL STATEMENTS




                                                                               Page
                                                                               ----
STAR TOBACCO AND PHARMACEUTICALS, INC.

Independent Auditors' Report                                                    F-2

Balance Sheet as of December 31, 1997                                           F-3

Statements of Operations
         for the Years Ended December 31, 1997 and 1996                         F-5

Statements of Stockholders' Deficit
         for the Years Ended December 31, 1997 and 1996                         F-6

Statements of Cash Flows
         for the Years Ended December 31, 1997 and 1996                         F-7

Notes to Financial Statements                                                   F-9



EYE TECHNOLOGY, INC.
Independent Auditors' Report                                                   F-16
Consolidated Balance Sheet as of December 31, 1997                             F-17
Consolidated Statements of Operations                                          F-18
         for the Years Ended December 31, 1997 and 1996
Consolidated Statements of Stockholders' Deficit                               F-19
         for the Years Ended December 31, 1997 and 1996
Consolidated Statements of Cash Flows                                          F-20
         for the Years Ended December 31, 1997 and 1996
Notes to Consolidated Financial Statements                                     F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of
 Star Tobacco and Pharmaceuticals, Inc.
Petersburg, Virginia:


         We have audited the accompanying balance sheet of Star Tobacco and Pharmaceuticals, Inc. as of December 31, 1997 and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Star Tobacco and Pharmaceuticals, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.



                                  KEITER, STEPHENS, HURST, GARY & SHREAVES, P.C.



Richmond, Virginia
March 24, 1998

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                                  BALANCE SHEET
                                December 31, 1997



================================================================================
                  Assets

Current assets:
     Cash                                                        $   10,929
     Accounts receivable:
         Trade, net                                                 760,941
         Other                                                       14,227
     Inventories                                                    605,392
     Prepaid expenses                                                33,264
     Notes receivable, current                                       56,725
                                                                 ----------

                  Total current assets                            1,481,478
                                                                 ----------

Property and equipment:
     Land                                                           172,572
     Buildings and improvements                                     269,484
     Machinery and equipment                                      2,360,784
     Sales equipment                                                441,932
     Office equipment                                               116,074
                                                                 ----------
                                                                  3,360,846
     Less accumulated depreciation                                  945,214
                                                                 ----------

                  Property and equipment, net                     2,415,632
                                                                 ----------

Other assets:
     Intangibles, net of amortization of
                                                                 $  157,557
     Notes receivable, long-term                                     64,969
                                                                 ----------

                  Total other assets                                222,526
                                                                 ----------


                                                                 $4,119,636
                                                                 ==========



See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                                December 31, 1997



================================================================================

     Liabilities and Stockholders' Deficit

Current liabilities:
     Cash overdraft                                              $   198,337
     Line of credit                                                1,095,801
     Current maturities of notes payable                             647,947
     Accounts payable                                              2,375,903
     Federal excise taxes payable                                    359,783
     Accrued expenses:
         Salaries and wages                                           39,038
         Interest                                                     39,263
         Other                                                         6,807
                                                                 -----------

                  Total current liabilities                        4,762,879

Notes payable, less current maturities                             1,099,242
                                                                 -----------

                  Total liabilities                                5,862,121
                                                                 -----------

Commitments and contingencies

Stockholders' deficit:
     Common stock, no par value per share:
      1,000 shares authorized, 200 shares
      issued and outstanding                                         383,557
     Additional paid-in capital                                    1,004,607
     Accumulated deficit                                          (3,130,649)
                                                                 -----------

                  Total stockholders' deficit                     (1,742,485)
                                                                 -----------


                                                                 $ 4,119,636
                                                                 ===========


See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 1997 and 1996



===============================================================================================

                                                                      1997              1996
                                                                 ------------      ------------


Net sales                                                        $ 20,763,856      $ 34,260,279

Cost of goods sold                                                 10,033,330        16,150,442

Excise taxes on products                                            7,810,720        13,471,282
                                                                 ------------      ------------

                  Gross profit                                      2,919,806         4,638,555
                                                                 ------------      ------------

Operating expenses:
     Marketing and distribution expenses                            1,111,420         1,991,130
     General and administrative expenses                            1,425,299         1,637,417
     Research and development                                       2,134,656         1,331,218
                                                                 ------------      ------------

                  Total operating expenses                          4,671,375         4,959,765
                                                                 ------------      ------------

                  Operating loss                                   (1,751,569)         (321,210)
                                                                 ------------      ------------

Other income (expenses):
     Other                                                             21,073            44,795
     Interest expense                                                (256,001)         (476,542)
                                                                 ------------      ------------

                  Net other expense                                  (234,928)         (431,747)
                                                                 ------------      ------------

                  Net loss                                       $ (1,986,497)     $   (752,957)
                                                                 ============      ============


Pro forma presentation applicable to
 conversion from S corporation to
 C corporation:
     Net income before pro forma income
      tax expense                                                $ (1,986,497)
     Pro forma income tax expense                                          --
                                                                 ------------

                  Pro forma net loss                             $ (1,986,497)
                                                                 ============

Pro forma basic loss per common share                            $     (9,932)
                                                                 ============


See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                 For the Years Ended December 31, 1997 and 1996

================================================================================




                                   Common Stock              Additional                           Notes
                           -----------------------------       Paid-In         Accumulated      Receivable
                              Shares           Amount          Capital          Deficit         Stockholders          Total
                           ------------     ------------     ------------     ------------      ------------      ------------

December 31, 1995                   200     $    383,557     $     16,320     $    (93,210)     $   (250,000)     $     56,667

Net loss                             --               --               --         (752,957)               --          (752,957)

Distributions                        --               --               --         (141,837)               --          (141,837)
                           ------------     ------------     ------------     ------------      ------------      ------------

December 31, 1996                   200          383,557           16,320         (988,004)         (250,000)         (838,127)

Collection of note
 receivable                          --               --               --               --           250,000           250,000

Conversion of note
 payable to equity                   --               --          923,499               --                --           923,499

Capital contribution                 --               --           64,788               --                --            64,788

Net loss                             --               --               --       (1,986,497)               --        (1,986,497)

Distributions                        --               --               --         (156,148)               --          (156,148)
                           ------------     ------------     ------------     ------------      ------------      ------------

December 31, 1997                   200     $    383,557     $  1,004,607     $ (3,130,649)     $         --      $ (1,742,485)
                           ============     ============     ============     ============      ============      ============




See accompanying notes to financial statements.

                    STAR TOBACCO AND PHARMACEUTICALS, INC.

                           STATEMENTS OF CASH FLOWS
                For the Years Ended December 31, 1997 and 1996

================================================================================



                                                                                1997               1996
                                                                           -------------      -------------

Operating activities:
     Net loss                                                              $  (1,986,497)     $    (752,957)
     Adjustments to reconcile net loss to
      net cash provided (used) by operating activities:
         Depreciation                                                            355,292            362,555
         Amortization                                                             68,385             62,468
         Gain on fixed asset disposal                                                 --            (21,376)
         (Increase) decrease in:
              Accounts receivables                                               540,248            672,427
              Inventories                                                      1,011,439            400,932
              Prepaid expenses                                                    24,324            (22,998)
         (Decrease) increase in:
              Accounts payable                                                   458,300           (416,548)
              Federal excise taxes payable                                      (178,086)           (66,912)
              Accrued expenses                                                   (52,093)          (231,119)
                                                                           -------------      -------------

                  Net cash provided (used) by operating activities               241,312            (13,528)
                                                                           -------------      -------------

Investing activities:
     Collections of notes receivable                                              19,045             98,522
     Purchases of property and equipment                                          (3,530)          (170,725)
     Proceeds from disposal of property and equipment                                 --             76,443
     Purchases of intangible assets                                                   --            (47,452)
                                                                           -------------      -------------

                  Net cash provided (used) by investing activities                15,515            (43,212)
                                                                           -------------      -------------

Financing activities:
     Lease deposits collected                                                         --              2,600
     Payments on line of credit, net                                            (274,118)          (257,711)
     Proceeds from notes payable                                                 300,000          1,580,000
     Payments on notes payable                                                  (198,788)        (1,251,035)
     Increase in cash overdraft                                                    7,784            131,594
     Proceeds from capital contribution                                           64,788                 --
     Stockholder distributions                                                  (156,148)          (141,837)
                                                                           -------------      -------------

                  Net cash provided (used) by financing activities              (256,482)            63,611
                                                                           -------------      -------------



See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                 For the Years Ended December 31, 1997 and 1996

================================================================================




                                                                     1997             1996
                                                                 ------------     ------------

Increase in cash                                                 $        345     $      6,871

Cash, January 1                                                        10,584            3,713
                                                                 ------------     ------------

Cash, December 31                                                $     10,929     $     10,584
                                                                 ============     ============

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
         Interest                                                $    230,370     $    496,806
                                                                 ============     ============

Supplemental schedule of noncash investing
  and financing activities:
     Issuance of note receivable for sale of building            $         --     $     68,800

     Repayment of related party note payable with
      related party note receivable                              $    759,489     $         --

     Conversion of related party note payable to equity          $    923,499     $         --




See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         a.       Nature of business:

                  Star Tobacco and Pharmaceuticals, Inc., formerly named Star Tobacco Corporation, was incorporated under the laws of the Commonwealth of Virginia on November 14, 1990.

                  The Company has been engaged since 1991 in the manufacture and sale of tobacco products. Since 1994, the Company has also engaged in extensive research and development activities relating to the production of less harmful tobacco and to the development of tobacco products and smoking cessation products which contains less harmful tobacco. Through the year ended December 31, 1997, the Company had not yet marketed or received any revenues from products developed from its research and development activities.

                  In January, 1998, the Company introduced to the consumer market a chewing gum containing an FDA-approved tobacco flavoring.

                  During both 1997 and 1996, the Company had sales to one customer which represented approximately 19% and 22%, respectively, of net sales. No one geographical area was significant.

         b.       Use of estimates:

                  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

         c.       Fair value of financial instruments:

                  The Company's financial instruments consist of cash, short-term trade receivables and payables for which the current carrying amounts approximate fair market value. Additionally, the borrowing rates currently available to the Company approximate the rates for debt agreements with similar terms and average maturities.

         d.       Cash:

                  The Company's definition of cash includes items such as short-term, highly liquid investments with maturities of three months or less at date of purchase.

         e.       Accounts receivable:

                  The Company uses the reserve method of accounting for bad debts for financial reporting. At both December 31, 1997 and 1996, all accounts are considered collectible. The Company also records an allowance for returns and discounts. These allowances amounted to $167,091 and $122,940 at December 31, 1997 and 1996, respectively.

         f.       Inventories:

                  Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         g.       Property and equipment:

                  Property and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of three to seven years for sales equipment, office equipment and machinery and equipment and thirty-nine years for buildings and improvements. Expenditures for maintenance, repairs and minor renewals to property and equipment are expensed in the year in which incurred.

         h.       Intangibles:

                  Intangibles consist primarily of trademarks and packaging design costs. Intangibles are amortized by the straight-line method over a period of 15 years for trademarks and 5 years for packaging design costs.

         I.       Income taxes:

                  The Company has been an S Corporation since August 1, 1991 for federal income tax purposes. Accordingly, the taxable income or loss of the Company has been "passed-through" to its stockholders, and they have been subject to the tax on any income earned by the Company.

                  As more fully described in Note 12, the Company had a change in ownership and merged with a public company, which caused the income tax status of the Company to change. Management believes that the Company is no longer eligible for S corporation status effective February 6, 1998. As a C corporation, the Company will be responsible for income taxes payable resulting from earnings subsequent to February 6, 1998. Additionally, under the provisions of Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are computed based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

         j.       Credit risk:

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and receivables.

                  The Company maintains its cash balances in two financial institutions. Each of the balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

                  Trade accounts receivable result from sales of tobacco products to its various customers throughout the United States. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

         k.       Research and development costs:

                  Research and development costs are charged to expense when incurred.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         l.       Net loss per common share:

                  In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares and potential common shares outstanding during the period. Potential common shares are excluded from the computation if their effect is antidilutive.

                  Pro forma basic loss per common share was computed using 200 shares, the weighted-average number of common shares outstanding. The Company had no potential common shares outstanding.

2.       INVENTORIES:

         The following summarizes inventories at December 31, 1997:



                  Raw materials                                                 $       282,594
                  Packaging materials                                                   203,102
                  Finished goods                                                        119,696
                                                                                ---------------

                                                                                $       605,392
                                                                                ===============


3.       NOTES RECEIVABLE:

         Notes receivable consists of the following at December 31, 1997:


                      Note receivable from an unrelated entity for
                      the sale of the Factory Cigarette Outlets.
                      Interest at 9.25%, due upon demand.                       $        54,807

                      Note receivable from an unrelated entity for
                      the sale of a building.  Interest at 8.00%,
                      due in monthly installments of $600 through
                      November, 2001.                                                    66,887
                                                                                ---------------
                          Total notes receivable                                        121,694
                          Less current portion                                  $        56,725
                                                                                ---------------

                                                                                $        64,969
                                                                                ===============

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

4.       LINE OF CREDIT:

         The Company has a revolving line of credit agreement with NationsBanc Commercial Corporation that provides up to $2,000,000 for working capital requirements with interest charged monthly on outstanding amounts at 1.25% above the prime interest rate. Amounts borrowed are collateralized by the inventory, receivables and equipment and are guaranteed by the stockholders. At December 31, 1997, borrowings under the line of credit agreement amounted to $1,095,801.

         At December 31, 1997, the Company was not in compliance with various covenants required by the line of credit and the bank considers the loan to be in default. The bank has agreed to extend the termination date of the loan to April 30, 1998.


5.       NOTES PAYABLE:

         Notes payable consists of the following at December 31, 1997:

                  Related parties (note 6):

                       Term note payable to a related entity in
                       three annual installments of $100,000
                       commencing in January, 1996.  Interest at
                       9.5% is payable monthly.  Subordinated to the
                       NationsBanc Commercial Corporation note.                     $     295,000

                       Term note payable to a related entity in sixteen quarterly installments of $50,000 commencing in August, 1996 and
                       one final payment of $700,000 in June, 2000. Interest at
                       9.5% is payable monthly. Subordinated to the NationsBanc
                       Commercial Corporation note.                                        97,012
                                                                                    -------------

                           Total notes payable to related parties                         392,012


                  Other:

                       Term note payable to Regency Bank in 59 monthly
                       installments of $3,111 of principal and interest
                       commencing January, 1997 and a final principal payment of
                       $244,762 due December, 2001. Interest is at prime plus 1%
                       and the note is secured by a first deed of trust on
                       certain real property and personal
                       guaranty of stockholders.                                          289,995

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

5.       NOTES PAYABLE, CONTINUED:

                  Other, continued:


                       Term note payable to G.E. Capital Corporation in
                       61 monthly installments of $21,047 of principal
                       and interest through September, 2001. Interest
                       is at a rate of 10.15% and the note is secured by
                       various manufacturing equipment.                             $     785,149

                       Term note payable to G.E. Capital Corporation in
                       50 monthly installments of $7,262 of principal
                       and interest through October, 2001. Interest
                       is at a rate of 9.31% and the note is secured by
                       various manufacturing equipment.                                   280,033
                                                                                    -------------
                           Total notes payable                                          1,747,189
                           Less current portion                                           647,947
                                                                                    -------------

                                                                                    $   1,099,242
                                                                                    =============


         The annual maturities of notes payable are as follows:

                                   Year Ended
                                  December 31,
                                  -----------
                                      1998                                          $     647,947
                                      1999                                                282,444
                                      2000                                                311,702
                                      2001                                                505,096
                                                                                    -------------
                                                                                    $   1,747,189
                                                                                    =============


6.       RELATED PARTY TRANSACTIONS:

         The Company has entered into certain transactions with companies and trusts that are owned by members of management and stockholders. The following is a summary of related party balances as of December 31, 1997 and transactions for the years ended December 31, 1997 and 1996.



                                                                                        1997              1996
                                                                                    -------------     -------------
                  Related party transactions:
                      Interest income                                               $          --     $      20,402
                      Interest expense                                                     28,975           171,000
                      Management fees                                                     565,000           387,500
                      Aircraft expenses                                                   238,750                --

                  Related party balances:
                      Notes payable (note 5)                                              392,012
                      Accrued interest expense                                             21,330

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

6.       RELATED PARTY TRANSACTIONS, CONTINUED:

         On January 1, 1997, the Company consolidated the majority of the related party notes payable and all of the related party notes receivable and repaid $759,489 of the related party note payable by offsetting the related party note receivable. The remaining related party note payable of $923,499 was then converted to equity.

         The Company paid a related entity $565,000 in 1997 and $387,500 in 1996 for management fees. The Company is also leasing an aircraft from a related entity on a short-term basis with all expenses associated with the use of the aircraft amounting to $238,750 in 1997 and $-0- in 1996.

7.       EMPLOYEE BENEFIT PLAN:

         In 1995, the Company adopted Internal Revenue Code Section 401(k) and became the sponsor of a defined contribution retirement plan covering all employees who meet certain eligibility and participation requirements. Participants may contribute up to 15% of their compensation. The Company may make an annual discretionary contribution. The Company made no contribution for 1997 or 1996.

8.       LEASES:

         The following is a schedule by years of future minimum rental payments required under operating leases (primarily for vehicles) that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997:



                             Year                          Amount
                             ----                          ------
                             1998                     $        99,508
                             1999                              56,707
                             2000                               3,304
                                                      ---------------

                                                      $       159,519
                                                      ===============


         Lease expense for all leases, including leases with terms of less than one year, amounted to $169,988 and $204,845 for the years ended December 31, 1997 and 1996, respectively.

9.       LITIGATION:

         The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion of management, there are no legal proceedings pending against or involving the Company whose outcome is likely to have a material adverse effect upon the financial position or results of operations of the Company.

10.      RISKS AND UNCERTAINTIES:

         The Company has incurred losses from operations, has a net working capital and equity deficit and is in default on its line of credit. These factors are substantially due to the Company's significant investment in research and development activities. Management is in the process of raising additional capital which it believes will be sufficient for the Company to continue its research and development activities and normal operations. In addition, the stockholders of the Company have agreed to financially support the operations of the entity and have the ability to do so.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


11.      ADVERTISING COSTS:

         Advertising costs are expensed as incurred and are included in marketing and distribution expenses. For the years ended December 31, 1997 and 1996, the costs were $59,930 and $254,306, respectively.

12.      SUBSEQUENT EVENTS:

         Merger:

         On February 6, 1998, the holders of all of the outstanding Common Stock of Star Tobacco and Pharmaceuticals, Inc. ("Star") entered into a stock exchange agreement with Eye Technology, Inc., a publicly-owned company. Under the agreement, the Company exchanged all of its common stock for shares of series B convertible preferred stock, which when converted would equal approximately 90% of the outstanding common stock of Eye Technology, Inc. For accounting purposes, the acquisition has been treated as a reverse acquisition with Star as the accounting acquirer. The accounting acquirer expects to treat the merger as a purchase acquisition.

         Income taxes:

         As discussed in Note 1, effective February 6, 1998, the Company will no longer be treated as an S Corporation for tax purposes and will be subject to corporate income taxes. If the Company had been subject to corporate income taxes during 1997, it would not have any current income tax liability due to its operating losses. The Company would have a deferred income tax asset resulting from the net operating losses and a deferred income tax liability resulting primarily from temporary differences in depreciation. A valuation allowance would have been established to fully reserve the excess of the deferred tax asset over the deferred tax liability due to the uncertainty of the utilization of the operating loss carryforward.

         At the date of the change in tax status, the Company had approximately $100,000 in deferred income tax liabilities that will be realized in future tax periods.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Eye Technology, Inc.
St. Paul, Minnesota

We have audited the accompanying consolidated balance sheet of Eye Technology, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eye Technology, Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.



St. Paul, Minnesota                          OLSEN THIELEN & CO., LTD.
April 13, 1998

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                December 31, 1997

================================================================================


                           ASSETS

CURRENT ASSETS:
     Cash                                                             $      3,244
     Accounts Receivable, Net of Allowance for Doubtful
         Accounts of $202,000                                               52,214
     Inventories                                                           894,077
     Prepaid Expenses and Other                                              7,177
                                                                      ------------
         Total Current Assets                                              956,712
                                                                      ------------
PROPERTY AND EQUIPMENT:
     Machinery and Equipment                                               498,516
     Furniture and Fixtures                                                272,040
     Leasehold Improvements                                                  1,750
                                                                      ------------
         Total                                                             772,306
     Less Accumulated Depreciation                                         723,793
                                                                      ------------
         Net Property and Equipment                                         48,513
                                                                      ------------

OTHER ASSETS
     Purchased Technology                                                  193,793
     Other                                                                  54,225
                                                                      ------------
         Total Other Assets                                                248,018
                                                                      ------------
TOTAL ASSETS                                                          $  1,253,243
                                                                      ============

                LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Notes Payable                                                    $    269,639
     Notes Payable to Related Party                                        183,000
     Accounts Payable                                                      478,347
     Accrued Professional Fees                                             548,154
     Accrued Compensation                                                  450,580
     Accrued Commissions                                                   107,240
     Other Accrued Liabilities                                             174,510
                                                                      ------------
         Total Current Liabilities                                       2,211,470
                                                                      ------------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK, Class A, Convertible,
     2,570 shares issued and outstanding at liquidation value              257,000
                                                                      ------------

STOCKHOLDERS' DEFICIT:
     Common Stock, $.01 par value, 10,000,000 shares authorized
         3,435,190 shares issued and outstanding                            34,352
     Additional Paid-In Capital                                          8,777,505
     Accumulated Deficit                                               (10,027,084)
                                                                      ------------
         Total Stockholders' Deficit                                    (1,215,227)
                                                                      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                           $  1,253,243
                                                                      ============


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1997 and 1996

================================================================================




                                                       1997               1996
                                                  -------------      -------------

SALES                                             $   1,333,431      $   2,293,311

COST OF GOODS SOLD                                      748,018            810,373
                                                  -------------      -------------

GROSS PROFIT                                            585,413          1,482,938
                                                  -------------      -------------

OPERATING EXPENSES:
    Selling and Marketing                               197,422            612,974
    General and Administrative                          888,746          1,044,289
    Research and Development                                 --             24,530
                                                  -------------      -------------
        Total Operating Expenses                      1,086,168          1,681,793
                                                  -------------      -------------

LOSS FROM OPERATIONS                                   (500,755)          (198,855)
                                                  -------------      -------------

OTHER INCOME (EXPENSES):
    Sale of License                                     325,000                 --
    Litigation Settlement                                    --            161,053
    Interest Expense                                   (160,576)          (144,627)
    Other                                                 6,140            (31,387)
                                                  -------------      -------------
        Total Other Income (Expenses)                   170,564            (14,961)
                                                  -------------      -------------

NET LOSS                                          $    (330,191)     $    (213,816)
                                                  =============      =============

BASIC AND DILUTED NET LOSS PER SHARE              $        (.10)     $        (.06)
                                                  =============      =============

WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING                            $   3,435,190      $   3,436,923
                                                  =============      =============



                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     Years Ended December 31, 1997 and 1996

================================================================================




                                                 Common Stock                Additional
                                        ------------------------------         Paid-In       Accumulated
                                           Shares            Amount           Capital          Deficit
                                        ------------      ------------      ------------     ------------

BALANCE on December 31, 1995               3,438,656      $     34,387      $  8,777,505     $ (9,483,077)

    Stock Canceled                            (3,466)              (35)                          (213,816)
                                        ------------      ------------      ------------     ------------
    Net Loss

BALANCE on December 31, 1996               3,435,190            34,352         8,777,505       (9,696,893)
                                                                                                 (330,191)
                                        ------------      ------------      ------------     ------------
    Net Loss

BALANCE on December 31, 1997               3,435,190      $     34,352      $  8,777,505     $(10,027,084)
                                        ============      ============      ============     ============



                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1997 and 1996

================================================================================




                                                                     1997             1996
                                                                 -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Loss                                                     $  (330,191)     $  (213,816)
    Adjustments to Reconcile Net Loss
        to Net Cash Provided By Operating Activities:
            Depreciation and Amortization                            249,133          236,884
            Gain on Disposal of Property and Equipment                    --           (8,847)
            (Increase) Decrease In:
                Accounts Receivable                                   50,409          376,802
                Inventories                                           52,750           36,610
                Prepaid Expenses and Other                           (33,764)          30,422
            Increase (Decrease) In:
                Accounts Payable and Accrued Liabilities             384,592         (255,023)
                                                                 -----------      -----------
                    Net Cash Provided By
                      Operating Activities                           372,929          203,032
                                                                 -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds Received on Sale of Equipment                                --           10,000
                                                                 -----------      -----------
        Net Cash Provided By Investing Activities                         --           10,000
                                                                 -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from Issuance of Notes Payable                          437,610          516,832
    Principal Payments on Notes Payable                             (871,561)        (671,212)
    Common Stock Cancelled                                                --              (35)
                                                                 -----------      -----------
        Net Cash Used In Financing Activities                       (433,951)        (154,415)
                                                                 -----------      -----------

NET INCREASE (DECREASE) IN CASH                                      (61,022)          58,617

CASH at Beginning of Year                                             64,266            5,649
                                                                 -----------      -----------

CASH AT End of Year                                              $     3,244      $    64,266
                                                                 ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest Paid                                                $   189,974      $    87,399
    Non Cash Transactions:
        Debt Issued for Accrued Liabilities                           20,000               --
        Inventory Exchanged for Payment of Debt                      102,430               --

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Nature of Business - Eye Technology, Inc. (the Company) researches, designs, develops, manufactures and sells intraocular lenses and other ophthalmic products. Export sales in 1997 and 1996 were approximately $408,000 and $579,000. No one geographical area was significant. No customer accounted for 10% or more of the Company's net sales during any of the periods presented.

B. Operations and Cash Flow - As reflected in the accompanying consolidated financial statements, the Company has incurred losses from operations and has a net capital deficiency. In addition, the limited availability of additional working capital indicates uncertainty as to whether current financing arrangements will be sufficient to fund current operations and financial commitments. The Company has significant current debt obligations and is in default under these debt obligations which gives the lenders the right to call the obligations at their discretion. No waivers of default have been requested or received. The Company also is in technical default on its obligations in conjunction with the purchase of technology (See Note 6).

Management continues to pursue various financing alternatives, and is in the process of raising additional capital which it believes will be sufficient for the Company to continue normal operations.

C. Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions have been eliminated in consolidation.

D. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

E. Fair Value of Financial Instruments - The Company's financial instruments consist of cash, short-term trade receivables and payables for which the current carrying amounts approximate fair market value. Additionally, the borrowing rates currently available to the Company approximate the rates for debt agreements with similar terms and average maturities.

F. Inventories - Inventories are recorded at the lower of first-in, first-out cost or market. Inventories consist of the following:



                                  1997
                               ----------

Raw Materials                  $    8,108
Work in Process                   440,672
Finished Goods                    445,297
                               ----------
                               $  894,077
                               ==========


G. Property and Equipment - Property and equipment are recorded at cost. Additions, improvements or major renewals are capitalized. Any gains or losses on property and equipment retirements are reflected in the current years operations. Depreciation is computed using the straight-line method over estimated useful lives as follows:


    Machinery and equipment                            10 years
    Furniture and fixtures                             3 to 5 years
    Leasehold improvements                             Term of lease


H. Research and Development Costs - Research and development costs are expensed.

I. Purchased Technology - As of January 1, 1996, the unamortized cost of technology acquired in 1994 (See Note 6) is being amortized over its estimated remaining life of three years. Amortization expense included on the statement of operations was $220,641 in 1997 and $221,075 in 1996. Accumulated amortization was $512,617 as of December 31, 1997.

J. Revenue Recognition - For domestic intraocular lens sales, which are regulated by the Food and Drug Administration, the Company generally recognizes revenue after the intraocular lenses have been surgically implanted and notification has been received from the physician or institution. For international sales, which are not regulated by the FDA, the Company recognizes revenue when the lenses are shipped. The Company generally recognizes revenue on equipment sales upon shipment of the product. A one-time license fee of $325,000 received by the Company was recognized upon receipt.

K. Loss Per Common Share - Net loss per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share includes the dilutive effect of potential common shares outstanding. The Company's potential common shares outstanding include stock options and preferred stock. Basic and diluted earnings per share were the same in 1997 and in 1996 because all potential common shares were antidilutive.

NOTE 2 - ACCOUNTS RECEIVABLE

During 1997, the Company entered into an agreement with a financial institution to sell the institution substantially all domestic trade receivables with full recourse. The financial institution purchases the receivables subject to a variable discount based on a daily aging of amounts receivable. At December 31, 1997, $47,631 of receivables sold remained uncollected and are subject to repayment.

NOTE 3 - NOTES PAYABLE AND CREDIT FACILITY

Notes payable and credit facility obligations consisted of the following:




                                                                                             1997
                                                                                          ---------
Obligation in conjunction with technology purchase, payable in monthly installments through May 1996, with 12% interest. Secured by purchased technology (See Note 6). This obligation is callable by the holder and subject to surrender of purchased technology due to the Company's default on scheduled
installments                                                                              $  84,804

Unsecured note payable to a partnership with 8% interest in monthly installments of $2,350, through June 1996. This obligation is callable by the holder due to
the Company's default on scheduled installments                                              72,164

Unsecured notes payable to four individuals in various weekly installments through May 1999 and May 2000, with 14% interest. These obligations are callable
by the holders due to the Company's default on scheduled installments                        53,819

Obligations in conjunction with settlement of a lawsuit payable in various monthly and quarterly installments through May 1997, with 10% to 13% interest
This obligation is callable by the holder due to the Company's default on
schedules installments                                                                       36,715

Contracts payable in various monthly installments with 8% to 8.5% interest
Collateralized by equipment                                                                  22,137

Line of credit facility with a finance company, which provides for borrowings determined periodically based on contractual percentages of accounts receivable and inventories, as defined in the loan agreement Borrowings under the credit facility are payable on demand and bear interest at the bank's reference rate
plus six percent. The agreement was terminated in February 1997                                  --




                                                                                            1997
                                                                                        -----------
Obligation to a finance company payable in monthly payments of $2,499 and $1,169
through December 1996 with 9% and 13% interest                                                   --

Term note payable to bank                                                                        --
                                                                                        -----------
Total                                                                                   $   269,639
                                                                                        ===========



NOTE 4 - NOTES PAYABLE TO RELATED PARTY

The Company has various unsecured notes payable to an officer/stockholder. The notes are payable on demand with interest at 2% in excess of the prime rate (8.5% at December 31, 1997).


NOTE 5 - PREFERRED STOCK AND STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company has 100,000 shares of $.01 par value preferred stock authorized which includes 4,000 shares of Class A Convertible Redeemable preferred stock. During May 1993, the Company sold 2,000 shares of Class A Convertible Redeemable Preferred Stock for $100 per share and issued 570 shares to retire debt. Each share of the Preferred Stock is convertible into 80 shares of common stock of the Company at the option of the holder and has voting rights equal to the number of common shares issuable if converted. The Preferred Stock has the right to share in dividends declared on the Company's common stock and has certain liquidation preferences.

The Preferred Stock must be redeemed by the Company on June 30, 2000 at $100 per share. In addition, redemption of the Preferred Stock may be accelerated, at the option of the holder or the Company, subject to the Company receiving cumulative proceeds from the sale of shares of qualifying capital stock, as defined, of not less than $500,000. In the event of acceleration, the Preferred Stock would be redeemable at a price of $120 per share through July 1, 1994, and increasing at a rate of 8% each July 1 thereafter. The carrying value of the Preferred Stock does not include the potential additional acceleration premium as the Company has not sold this level of qualifying capital stock. Had accelerated redemption been required, the carrying value of the Preferred Stock would be $419,424 at December 31, 1997.

COMMON STOCK

The Company has reserved up to 40,000 shares of common stock for issuance to certain sales representatives under an incentive stock performance plan. Under this plan, the Company may award shares of common stock as an incentive to the sales representatives who achieve designated sales performance criteria. Through December 31, 1997, the Company has awarded a total of 30,000 shares of common stock to four sales representatives. No awards were given in 1997 or 1996.

STOCK OPTIONS AND WARRANTS

The Company has reserved 200,000 shares of its common stock for issuance to officers and key employees under an incentive stock option plan. Generally, options become exercisable over a three year period and expire five years after the date of grant. Options are granted at an excess of the fair market value of the common stock on the date of grant. The following is a summary of Plan activity:




                                        Number of      Exercise
                                          Shares         Price
                                        ----------     ----------
Balance, December 31, 1995                  58,000     $      .38
Canceled                                     2,000            .38
                                        ----------
Balance, December 31, 1996                  56,000            .38
Canceled                                    29,500            .38
                                        ----------

Balance, December 31, 1997                  26,500            .38
                                        ==========

At December 31, 1997, options granted under the Plan to acquire 26,500 shares of common stock were exercisable and 139,250 were available for grant.

In November 1993, the Company issued a stock option, outside of the Plan, to a director of the Company to purchase 50,000 shares of common stock at an exercise price of $.50 per share. The option expires on January 31, 2001.

In February 1994, the Company issued a stock option, outside of the Plan, to the president/director of the Company to purchase 150,000 shares of common stock at an exercise price of $.50 per share. The option expires on February 28, 1999. Options to acquire 50,000 shares are presently exercisable. Options to purchase 100,000 shares are exercisable contingent upon the satisfaction of certain conditions which have not yet occurred.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases certain of its facilities under noncancelable operating leases which expire in 2001. Rent expense and future minimum rental commitments for these leases are as follows:



Expense:
    1997                            $   101,568
    1996                                256,424

Commitments:

    1998                            $    78,948
    1999                                 78,948
    2000                                 78,948
    2001                                 59,211
                                    -----------

Total Commitments                   $   296,055
                                    ===========


TECHNOLOGY PURCHASE AGREEMENT

In March 1994, the Company entered into an agreement with a developer of a microkeratome unit to acquire certain of the company's technology including an FDA 510K certification for consideration of $769,500. Upon signing the agreement, the Company made a nonrefundable deposit of $200,000. Under the terms of the agreement, the Company is required to pay the balance of the purchase price in varying installments through May 1996. Should the Company be unable to comply with the payment terms of this agreement, the $200,000 deposit along with 50% of any payments made in excess of this amount will be forfeited and the Company will be required to surrender any and all rights to the assets referred to above. The Company is currently in default on its payments, however, the Company has not received notice from the note holder of mandatory surrender of the acquired technology and is attempting to become current on this past due amount.

CONSULTING AGREEMENTS

In connection with a negotiated settlement in August 1991, the Company entered into an agreement with a medical professional for consulting services to be rendered during the five-year period 1994 through 1998. Consulting fees under the agreement are $50,000 per year. In February 1998, the Company agreed to settle this agreement including amounts in arrears for a fee of $25,000 and further agreed to consulting services for quarterly fees of $12,500 from June 1998 through March 2000.

LITIGATION

The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion of management, there is no legal proceeding pending against or involving the Company whose outcome is likely to have a material adverse effect upon the consolidated financial position or results of operations of the Company.

NOTE 7 - INCOME TAXES

At December 31, 1997 and 1996, the Company had net operating loss carryforwards of approximately $8.1 million and $7.8 million expiring from 2003 to 2012. No provision for income taxes has been reflected in the accompanying consolidated statements of operations. A valuation allowance has been established for the entire 1997 and 1996 net deferred tax benefit of $3.2 million and $3.1 million because its realization is not likely.

The provision for income taxes varied from the federal statutory tax rate as follows:




                                                            1997       1996
Statutory Federal Income Tax Rate                           (35)%      (35)%
State Tax, Net of Federal Benefit                            --         --
Increase in Net Operating Loss Carryforwards                 35         35
                                                       --------    -------

        Effective Rate                                       --%        --%
                                                       --------    --------


NOTE 8 - SUBSEQUENT EVENTS

On February 6, 1998, the Company entered into a stock exchange agreement with the stockholders of Star Tobacco and Pharmaceuticals, Inc. (Star) to exchange shares of Series B Convertible Voting Preferred Stock of Eye Technology, Inc. for 100% of the issued common stock of Star.

In conjunction with this agreement, the Company entered into a number of subscription and stock acquisition agreements with employees, ex-employees, vendors, and board members to settle stock options and claims for back wages or services. As a result of these agreements, 1,402,550 shares of common stock were issued. In addition, judgements or claims for products or services were settled for payments of $178,000 less than face value. In February and March 1998, an additional 2,900,000 shares of common stock was sold for $1.45 million.

                              EYE TECHNOLOGY, INC.

                             1998 STOCK OPTION PLAN


         1. PURPOSE. The purposes of the Eye Technology, Inc. 1998 Stock Option Plan (the "Plan") are to provide additional incentives to those officers, key employees, nonemployee Directors and Consultants of the Eye Technology, Inc. and its Subsidiaries (as hereinafter defined) whose substantial contributions are essential to the continued growth and success of the Company's business, to strengthen their commitment to the Company and its Subsidiaries, to motivate those officers, key employees, nonemployee Directors and Consultants to perform their assigned responsibilities faithfully and diligently, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Stock Options and Nonqualified Stock Options (as each term is hereinafter defined).

         2.       DEFINITIONS.  For purposes of the Plan:

                  a. "ADJUSTED FAIR MARKET VALUE" means, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

                  b. "AGREEMENT" means the written agreement between the Company and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

                  c. "APPLICABLE LAWS" mean the legal requirements relating to the administration of stock option plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein.

                  d. "BOARD" means the Board of Directors of the Company.

                  e. "CHANGE IN CAPITALIZATION" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split, or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, public offering, private placement, change in corporate structure or otherwise, which in the judgment of the Compensation Committee is material or significant.

                  f. "CHANGE IN CONTROL" means any of the following events:

                           (i) The acquisition (other than from the Company) by
                  any "Person" (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; or

                           (ii) The individuals who, immediately after the 1998
                  annual meeting of stockholders of the Company, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new Director was approved by a vote of at least two-thirds of the Incumbent Board, such new Director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

                           (iii) Approval by the shareholders of the Company of
                  (a) a merger or consolidation involving the Company if the Company's shareholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (i) above solely because twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any Subsidiary or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                  g. "CODE" means the Internal Revenue Code of 1986, as amended.

                  h. "COMPANY" means Eye Technology, Inc., a Delaware corporation.

                  i. "COMPENSATION COMMITTEE" means a committee consisting of at least two (2) Disinterested Persons appointed by the Board to administer the Plan and to perform the functions set forth herein and which committee shall otherwise be constituted in such a manner as to satisfy the Applicable Laws and to permit grants of options and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3.

                  j. "CONSULTANT" means any person performing consulting or advisory services for the Company or any Subsidiary, with or without compensation, to whom the Company chooses to grant Nonqualified Stock Options in accordance with the Plan, provided that bona fide services must be rendered by such person and such services shall not be rendered in connection with the offer or sale of securities in a capital-raising transaction.

                  k. "DIRECTOR" means a member of the Board.

                  l. "DISINTERESTED PERSON" means a disinterested administrator with respect to the Company or any Subsidiary as described in Rule 16b-3(b)(2) under the Exchange Act.

                  m. "DIVISION" means any of the operating units or Divisions of the Company designated as a Division by the Compensation Committee.

                  n. "ELIGIBLE EMPLOYEE" means any officer or other designated employees of the Company or a Subsidiary designated by the Compensation Committee as eligible to receive Options subject to the conditions set forth herein.

                  o. "EMPLOYEE" means an employee of the Company or any Subsidiary of the Company that adopts the Plan, as defined under
         Section 3401(C) of the Code and regulations thereunder.

                  p. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  q. "FAIR MARKET VALUE" means, as of any date, the value of the Shares.

                           (i) Where there exists a public market for the
                  Shares, the Fair Market Value shall be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the stock exchange determined by the Compensation Committee to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq SmallCap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or



                      (ii) In the absence of an established market of the type
                  described in (i), above, for the Shares, the Fair Market Value thereof shall be determined by the Compensation Committee in good faith.

                  r. "NONQUALIFIED STOCK OPTION" means an Option which is not a Stock Option.

                  s. "OPTION" means a Stock Option, a Nonqualified Stock Option, or either or both of them.

                  t. "OPTIONEE" means a person to whom an Option has been granted under the Plan.

                  u. "SHARES" means the Common Stock, one cent ($.01) par value per share, of the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization).

                  v. "STOCK OPTION" means an Option within the meaning of
         Section 422 of the Code.

                  w. "SUBSIDIARY" means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  x. "TEN PERCENT SHAREHOLDER" means an Eligible Employee, who, at the time a Stock Option is to be granted to such Eligible Employee, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a parent or a Subsidiary within the meaning of Section 422(b)(6) of the Code.

         3.       ADMINISTRATION

                  a. The Plan shall be administered by the Compensation Committee. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, Agreements or Options, and all members of the Compensation Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

                  b. Subject to the express terms and conditions set forth herein, the Compensation Committee shall have the power from time to time to determine those Eligible Employees, nonemployee Directors or Consultants to whom Options shall be granted under the Plan, the number of Stock Options and/or Nonqualified Stock Options to be granted to each Eligible Employee, the number of Nonqualified Stock Options to be granted to each nonemployee Director or Consultant, and to prescribe the terms and conditions (which need not be identical) of each Option, including the purchase price per Share subject to each Option, and make any amendment or modification to any Agreement consistent with the terms of the Plan.

                  c. Subject to the express terms and conditions set forth herein, the Compensation Committee shall have the power from time to time:

                      (i) to construe and interpret the Plan and the Options
                  granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Compensation Committee in the exercise of this power shall be final, binding and conclusive upon the Company, a Subsidiary, and the Optionees;

                      (ii) to determine the duration and purposes for leave of
                  absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

                      (iii) to exercise its discretion with respect to the
                  powers and rights granted to it as set forth in the Plan; and

                      (iv) generally, to exercise such powers and to perform
                  such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

         4.       STOCK SUBJECT TO PLAN.

                  a. The maximum number of Shares that may be issued or transferred pursuant to Options under the Plan is 4,000,000 Shares (or the number and kind of shares of stock or other securities to which such Shares are adjusted upon a Change in Capitalization pursuant to
         Section 7) and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

                  b. Whenever any outstanding Option or portion thereof expires, is canceled or is otherwise terminated for any reason (other than by exercise of the Option), the Shares allocable to the canceled or otherwise terminated portion of such Option may again be the subject of Options hereunder.

                  c. Whenever any Shares subject to an Option are forfeited for any reason pursuant to the terms of the Plan, such Shares may again be the subject of Options hereunder.

         5. ELIGIBILITY. Subject to the provisions of the Plan, the Compensation Committee shall have full and final authority to select those Eligible Employees who will receive Options and those nonemployee Directors and Consultants who will receive Nonqualified Stock Options; provided, however, that no Eligible Employee shall receive any Stock Options, unless such Eligible Employee is an employee of the Company or a Subsidiary (within the meaning of Section 422 of the

Code) at the time the Stock Option is granted. Stock Options may be granted only to persons who are Eligible Employees.

         6. OPTIONS. The Compensation Committee may grant Options in accordance with the Plan, and the terms and conditions of the Option shall be set forth in an Agreement; provided, however, no Eligible Employee shall receive in any fiscal year of the Company options to purchase in excess of 1,000,000 Shares. Each Option and Agreement shall be subject to the following conditions:

                  a. DESIGNATION OF OPTIONS. Each Option shall be designated as either a Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Stock Options which become exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or Subsidiary) exceeds one hundred thousand dollars ($100,000), such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonqualified Stock Options. For this purpose, Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

                  b. PURCHASE PRICE. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be set forth in the Agreement, provided that the purchase price per Share under each Stock Option shall not be less than (i) one hundred percent (100%) of the Fair Market Value of a Share at the time the Stock Option is granted, and (ii) one hundred ten percent (110%) in the case of a Stock Option granted to a Ten Percent Shareholder.

                  c. DURATION. Options granted hereunder shall be for such term as the Compensation Committee shall determine, provided that no Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of a Stock Option granted to a Ten Percent Shareholder). The Compensation Committee may, subsequent to the granting of any Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

                  d. NON-TRANSFERABILITY. No Option hereunder shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or such Optionee's guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

                  e. VESTING. Subject to Section 6(j) hereof, each Option shall be exercisable in such installments (which need not be equal) and at such times as may be designated by the Compensation Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Compensation Committee may accelerate the exercisability of any Option or portion thereof at any time.

                  f. METHOD OF EXERCISE. The exercise of any Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise, as determined by the Compensation Committee. In addition to any other types of consideration the Compensation Committee may determine, the Compensation Committee is authorized to accept as consideration for Shares issued under the Plan the following:
         (i) cash; (ii) check; (iii) delivery of Optionee's promissory note with such recourse, interest, security, and redemption provisions as the Compensation Committee determines as appropriate; (iv) surrender of Shares (including, withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; or (v) any combinations of the foregoing. The written notice pursuant to this Section 6(f) may also provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee's broker or dealer, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer. If requested by the Compensation Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company, who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares shall be issued upon exercise of an Option, and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

                  g. RIGHTS OF OPTIONEES. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

                  h.  TERMINATION OF EMPLOYMENT OR SERVICE.

                      (i) Termination of Employment or Service Other Than Upon
                  Retirement In Good Standing, Disability or Death of Optionee. Upon termination of an Optionee's status as an Employee, Director or Consultant, other than upon the Optionee's retirement in good standing for reason of age, death or disability, the Option shall terminate immediately as of the date of termination and the Optionee may exercise his or her Option at any time prior to the date of termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

                      (ii) Retirement in Good Standing of Optionee. Upon
                  termination of an Optionee's status as an Employee, Director or Consultant, as a result of retirement in good standing for reason of age but not due to disability, the Optionee may exercise his or her Option at any time within three (3) months following the Optionee's termination, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in Option Agreement). If on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                      (iii) Disability of Optionee. If an Optionee's status as
                  an Employee, Director or Consultant terminates as a result of the Optionee's disability, the Optionee may exercise the Option to the extent the Option is vested on the date of termination, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement). If such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, in the case of a Stock Option, such Stock Option shall automatically convert to a Nonqualified Stock Option on the day three (3) months and one (1) day following such termination. If, on the date of termination, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Option is not exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                      (iv) Death of Optionee. In the event of the death of an
                  Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Agreement) to the extent vested on the date of death. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                  i. MODIFICATION OR SUBSTITUTION. Subject to the terms of the Plan, the Compensation Committee may, in its discretion, modify outstanding Options or accept the surrender of outstanding Options (to the extent not exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, no modification of an Option shall adversely alter or impair any rights or obligations under any Agreement without the Optionee's consent.

                  j. EFFECT OF CHANGE IN CONTROL. Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control, (i) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable and
         (ii) an Optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any Option or portion of an Option to the extent not yet exercised, and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x)(A) in the case of Nonqualified Stock Options, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (B) in the case of a Stock Option, the Fair Market Value, at the time of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option; provided, however, that in the case of an Option granted within six (6) months prior to the Change in Control to any Optionee who may be subject to liability under Section 16(b) of the Exchange Act, such Optionee shall be entitled to surrender for cancellation such Optionee's Option during the sixty (60) day period commencing upon the expiration of six (6) months from the date of grant of any such Option.

                  k. BUYOUT PROVISIONS. The Compensation Committee may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Compensation Committee shall establish and communicate to the Optionee at the time that such offer is made.

         7.       ADJUSTMENT UPON CHANGE IN CAPITALIZATION.

                  a. In the event of a Change in Capitalization, the Compensation Committee shall conclusively determine the appropriate adjustments, if any, to the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan, and the purchase price therefor, if applicable.

                  b. Any such adjustment in the Shares or other stock or securities subject to outstanding Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

                  c. If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities (other than rights or warrants to purchase securities), such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

         8. EFFECT OF CERTAIN TRANSACTIONS. Subject to Section 6(j), in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), all Options issued hereunder shall continue in effect in accordance with their respective terms and each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, as the case may be, upon exercise of any Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was otherwise entitled to receive in the Transaction in respect of a Share.

         9. RELEASE OF FINANCIAL INFORMATION. A copy of the Company's annual report to shareholders shall be delivered to each Optionee at the time such report is distributed to the Company's shareholders.

         10.      TERMINATION AND AMENDMENT OF THE PLAN.

                  a. The Plan shall terminate on September 1, 2008, and no Option may be granted thereafter. The Board may sooner terminate or amend the Plan (other than to reduce the rights of Optionees under Section 6(j), at any time and from time to time; provided, however, that to the extent necessary under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, no amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve (12) months before or after the date of adoption of such amendment.

                  b. Except as provided in Sections 7 and 8 hereof, rights and obligations under any Option granted before any amendment of the Plan shall not be adversely altered or impaired by such amendment, except with the consent of the Optionee.

         11. NON-EXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

         12. LIMITATION OF LIABILITY. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

                  a. give any person any right to be granted an Option other than at the sole discretion of the Compensation Committee;

                  b. give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

                  c. limit in any way the right of the Company to terminate the employment of any person at any time; or

                  d. be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person in any particular position at any particular rate of compensation or for any particular period of time.

         13.      REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

                  a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, except to the extent that such law is preempted by federal law.

                  b. The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Compensation Committee.

                  c. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act, and the Compensation Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

                  d. The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Employees granted Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

                  e. Each Option is subject to the requirement that, if at any time the Compensation Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Compensation Committee.

                  f. Notwithstanding anything contained in the Plan to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Act and Rule 144 or other regulations thereunder. The Compensation Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares (including upon exercise on an Option), to represent and warrant to the Company in writing, in addition to other applicable representations, that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Act or pursuant to an exemption applicable under the Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

         14.      MISCELLANEOUS.

                  a. MULTIPLE AGREEMENTS. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Compensation Committee may also grant more than one Option to a given Eligible Employee, nonemployee Director or Consultant during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Employee, nonemployee Director or Consultant. The grant of multiple Options may be evidenced by a single Agreement or multiple Agreements, as determined by the Compensation Committee.

                  b.  WITHHOLDING OF TAXES.

                      (i) The Company shall have the right to deduct from any
                  distribution of cash to any Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to any Option. If an Optionee is entitled to receive Shares upon exercise of an Option, the Optionee shall pay the Withholding Taxes to the Company prior to the issuance or release from escrow of such Shares. In satisfaction of the Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"),which may be accepted or rejected in the discretion of the Compensation Committee, to have withheld a portion of the Shares issuable to such Optionee upon exercise of the Option having an aggregate Fair Market Value equal to the Withholding Taxes, provided that:
                  (i) in respect of an Optionee who may be subject to liability under Section 16(b) of the Exchange Act (unless such Optionee's employment was terminated due to disability or death), the Tax Election is made either at least six (6) months prior to the date that the amount of the Withholding Taxes are determined (the "Tax Date") or during the ten (10) day period beginning on the third (3rd) business day and ending on the twelfth (12th) business day following the release for publication of the Company's quarterly or annual statements of earnings, (ii) the Tax Election is made prior to the Tax Date, and (iii) the Tax Election is irrevocable; provided, however, in the event that the Tax Date occurs subsequent to the exercise of the Option or issuance of Shares, the Optionee shall tender back to the Company on the Tax Date that number of Shares having a Fair Market Value on the date preceding the Tax Date at least equal to the Withholding Taxes.

                      (ii) If an Optionee makes a disposition, within the
                  meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to Optionee pursuant to Optionee's exercise of an Option within the two (2) year period commencing in the day after the date of the grant or within the one (1) year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office, and immediately deliver to the Company the amount of Withholding Taxes.

                         c. DESIGNATION OF BENEFICIARY. Each Optionee may
                 designate a person or persons to receive, in the event of such Optionee's death, any Option or any amount payable pursuant thereto, to which such Optionee would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If an Optionee fails effectively to designate a beneficiary, then such Optionee's estate will be deemed to be the beneficiary.

         15. EFFECTIVE DATE. The effective date of the Plan shall be June 29, 1998.

                              EYE TECHNOLOGY, INC.
                 16 S. MARKET STREET, PETERSBURG, VIRGINIA 23803
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS--DECEMBER 15, 1998

     The undersigned hereby constitutes and appoints Malcolm L. Bailey and _________________, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Eye Technology, Inc. to be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on Tuesday, December 15, 1998 at 11:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.


     1. Election of Directors.

        Nominees: [ ] FOR all   [ ] WITHHOLD vote for  [ ] FOR all nominees
                      nominees      all nominees           except vote withheld
                                                           for those named below

                       Malcolm L. "Mac" Bailey - Class One
                          James A. McNulty - Class One
                         Jonnie R. Williams - Class Two
                 Robert J. DeLorenzo, M.D., Ph.D. - Class Three
                           Leo S. Tonkin - Class Three

 (To withhold vote for any individual nominee, write the nominee's name below.)

--------------------------------------------------------------------------------

     2. Approval of amendment to the Company's Certificate of Incorporation to change the name of the Company to "Star Scientific, Inc."

             [ ] For               [ ] Against           [ ] Withheld

     3. Approval of the Company's 1998 Stock Option Plan.

             [ ] For               [ ] Against           [ ] Withheld

     4. Approval of amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000, for the purposes stated in the accompanying proxy statement.

             [ ] For               [ ] Against           [ ] Withheld

     5. In their discretion, upon such other business as may properly come before the Annual Meeting.

                (Continued and to be signed on the other side.)

                          (Continued from other side.)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" the election of the directors named in this proxy card and "for" Proposals 2, 3 and 4.



                                        ----------------------------------------

                                        ----------------------------------------
                                        Signature of Stockholder(s)

                                        Please sign your name exactly as it
                                        appears hereon. Joint owners must each
                                        sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give your full title as it appears thereon.

                                        Date:                            , 1998.
                                             ----------------------------


         PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.